As filed with the Securities and Exchange Commission on January 31, 2011
Registration Statement No. 333-171163

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
T3 MOTION, INC.
(Name of Registrant in Its Charter)

Delaware	3690	20-4987549
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
(714) 619-3600
(Address and telephone number of principal executive offices and principal place of business)
Ki Nam,
Chief Executive Officer
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
(714) 619-3600
(Name, address and telephone number of Agent for Service)
Copy to:

Kevin K. Leung, Esq.	Joseph Smith
Ryan S. Hong, Esq.	Robert Charron
LKP Global Law, LLP	Weinstein Smith LLP
1901 Avenue of the Stars, Suite 480	420 Lexington Avenue, Suite 2620
Los Angeles, California 90067	New York, NY 10170
Tel (424) 239-1890	Tel: (212) 616-3007
Fax (424) 239-1882	Fax: (212) 401-4741

     Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share	Offering Price(1)(2)	Fee
Units, each consisting of one share of Common Stock, $0.001 par value, and one Class H Warrant and one Class I Warrant (2)		$0.00	$9,200,000	$798.52(3)
Shares of Common Stock included as part of the Units (4)		$0.00	—	—(4)
Class H Warrants included as part of the Units (4)		$0.00	—	—(4)
Class I Warrants included as part of the Units (4)		$0.00	—	—(4)
Shares of Common Stock underlying the Class H Warrants included in the Units (5)		$0.00	$	$
Shares of Common Stock underlying the Class I Warrants included in the Units (5)		$0.00	$	$
Representative’s Unit Purchase Option		$0.00	$	$
Units underlying the Representative’s Unit Purchase Option (“Underwriters’ Units”)(5)		$0.00	$	$
Shares of Common Stock included as part of the Underwriters’ Units (5)		$0.00	—	—(4)
Class H Warrants included as part of the Underwriters’ Units (5)		$0.00	—	—(4)
Shares of Common Stock underlying the Class H Warrants included in the Underwriters’ Units (5)		$0.00	$	$
Class I Warrants included as part of the Underwriters’ Units (5)			—	—
Shares of Common Stock underlying the Class I Warrants included in the Underwriters’ Units (5)
Total				$$798.52

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes [__________] units which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.

(3)	The Registrant previously paid $427 of this fee for the first $6.0 million of units in connection with the initial filing of this Registration Statement in December 2010. The fee of $371.52 is being submitted with this filing.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Class H warrants and Class I warrants (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED January 31, 2011
PRELIMINARY PROSPECTUS
T3 Motion, Inc.
_________ Units
     We are offering [          ] units of our securities, each unit consisting of one share of our common stock, one Class H warrant and one Class I warrant. Each Class H warrant entitles the holder to purchase one share of our common stock at an exercise price of $ , and will expire on _______ [NINE MONTH ANNIVERSARY OF THE PROSPECTUS]. The Class H warrants cannot be exercised until three months after issuance. Each Class I warrant entitles the holder to purchase one share of our common stock at an exercise price of $ _____, and will expire on [FIVE-YEAR ANNIVERSARY OF THE PROSPECTUS]. The Class I warrants cannot be exercised until three months after issuance.
     The initial public offering price for the units offered hereby is estimated to be between $___ and $____ per unit. Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a [_]-for-1 reverse stock split. The assumed public offering price per unit, assuming a mid point price, is $_____.
     The shares of common stock and warrants will trade only as a part of a unit for three months following the closing of this offering unless earlier separate trading is authorized by the representative of the underwriters. If the representative authorizes earlier trading, we will issue a press release announcing the date that separate trading will begin. we will issue a press release announcing that separate trading will begin. We may redeem the Class H warrants at our sole election, in whole and not in part, if, and only if, the reported last sale price of the common stock equals or exceeds $____ per share for any __ consecutive trading days within a ___ trading day period ending on the third business day prior to the _-day notice of redemption to warrant holders at a price of $0.01 per warrant, but only after the Class H Warrants have been separated from the units. The Class I warrants are not redeemable.
     Our common stock is quoted on the OTC Bulletin Board under the symbol “TMMM.” The last sale price of our common stock on January ____, 2011 was $___ per share. We have applied to have the common stock, units, Class H warrants and Class I warrants listed on the NYSE Amex under the symbols “TMT”,“____”,“____” and “______” on or promptly after the date of this prospectus.
     Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”
     There is presently no public market for our units, the Class H warrants or the Class I warrants, and we do not expect there to be any active market for any of such securities.
     Certain of our existing stockholders, including each of our directors and officers and each holder of more than 5% of the outstanding shares of our common stock, have entered into customary lock-up agreements in favor of the representative of the underwriters pursuant to which such parties have agreed not to sell any shares of our common stock for [6][12] months after the primary offering is completed.
     We will bear the expenses of registration and all selling and other expenses, including all underwriting discounts or commissions, incurred in connection with this offering.
     THESE ARE SPECULATIVE SECURITIES. INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING AT PAGE 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Underwriting Discounts	Proceeds to
	Price to Public	and Commissions (1)	T3 Motion, Inc.

Per Unit
Total

(1)	This amount does not include (a) a non-accountable expense allowance in the amount of 2.5% of the gross proceeds of this offering, or $ ($ per unit) payable to the underwriters or (b) accountable expenses of up to $150,000 to reimburse the underwriters for their legal fees and road show expenses.
     Delivery of the units will be made on or about      , 2011. We have granted the underwriters a 45-day option to purchase up to         additional units at the public offering price per unit solely to cover over-allotments, if any.
          In connection with this offering, we have also agreed to sell to the underwriters a unit purchase option to purchase up to an additional         units, equal to 5.0% of the units sold in this offering, for $       . If the underwriters exercise this option, each unit may be purchased for $        per unit (110.0% of the public offering price of the units sold in the offering).
CHARDAN CAPITAL MARKETS, LLC
The date of this prospectus is      , 2011

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.
     You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. The information contained in this document is accurate only as of the date of this document.
     Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY
     The following is only a summary. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes before investing in any of our securities. In this prospectus, unless the context otherwise indicates, the use of the terms “T3 Motion,” the “Company,” “we,” “us” and “our” collectively refers to T3 Motion, Inc. and its wholly-owned subsidiary, T3 Motion, Ltd. In addition, “T3®,” and “T3 Motion®” are U.S. registered trademarks of T3 Motion. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.
Our Company
     T3 Motion designs, manufactures and markets personal mobility vehicles powered by electric motors. Our initial product is the T3 Series, which is a three wheel, electric stand-up vehicle (“ESV”) powered by a quiet, zero-gas emission electric motor that is designed specifically for public and private security personnel. Substantially all of our revenues to date have been derived from sales of the T3 Series ESVs and related accessories.
     The T3 Series has received recognition for its iconic design, including the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (“IACP”) Convention and the Spark Award in the Vehicle Mobility category at the 2007 International Spark Design Awards. The T3 Series has been featured on television and print media being deployed by professionals in law enforcement and the private security industry due to its innovative design and convenient access. The elevated nine inch raised platform provides the officer with a command presence, allowing the public to be aware of the officer’s presence, while providing the officer with a better vantage point to evaluate any situation. By using a T3 Series ESV, an officer can effectively patrol a larger area than on foot or riding a bicycle, and enables the officer to safely and quickly maneuver in crowded pedestrian areas or other areas where cars and other standard modes of transportation cannot access easily, if at all. The T3 Series also improves the officer’s approachability with the public as a result of its design and open platform that allow the officer to interact with pedestrians more easily than by patrolling by automobile, motorcycle, or horseback.
     We were incorporated in Delaware in 2006 and introduced our first T3 Series vehicles in early 2007. We currently sell our products in the U.S. directly and through distributors, and also market our T3i Series ESV (the international version of our T3 Series) in the Middle East, Mexico, Canada, Asia, South Africa, South America and Europe. Our net revenues for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 were approximately $3.6 million, $4.6 million, $7.6 million and $1.8 million, respectively, and our net losses for the same periods were approximately $(4.4 million), $(6.7 million), $(12.3 million) and $(8.6 million), respectively. Our accumulated deficit as of September 30, 2010 and December 31, 2009 and 2008 was approximately $(40.4 million), $(33.1 million) and $(24.4 million), respectively. At September 30, 2010, the Company had a working capital deficit of $(14.3 million) and a cash and cash equivalents balance of $40,966. The report of the Company’s independent registered public accounting firm that accompanies the Company’s audited financial statements for the years ended December 31, 2009, 2008 and 2007 contains a going concern qualification in which the independent registered public accounting firm expressed substantial doubt about the Company’s ability to continue as a going concern. Management believes that its cash from operations, together with the net proceeds of this offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011; however, the Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. We cannot assure you that such financing will be available on a timely basis, on acceptable terms or at all.
Our Products and Services
T3 Series ESV
     The T3 Series is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 Series has hydraulic disk brakes on both rear wheels that are matched with 17-inch low profile motorcycle tires for long tread wear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series enables the operator to respond rapidly to calls with low physical exertion. The nine-inch elevated riding platform allows 360 degrees visibility, while the ergonomic riding position reduces fatigue. The T3 Series zero degree turning radius makes it highly maneuverable. The T3 Series comes standard with a lockable storage compartment for equipment and supplies.
     The T3 Series has replaceable power modules that allow continuous vehicle operation without downtime required for recharging. The T3 Series also offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle to serve as replacement parts.
T3i Series ESV
     We leveraged the modularity of the T3 Series vehicle to enter the international market with the T3i Series, which is a version of the professional T3 Series designed to comply with various international compliance standards. The T3i Series features integrated LED headlights, brake lights, running lights, and emergency lights.
CT Series Micro Car
     The CT Series Micro Car is a low speed four-wheel electric car. The CT Series offers a variety of battery technology options with varying range options. The CT Series has lighting, siren and PA system options and is manufactured by CT&T Co., Ltd., a Korean electric vehicle manufacturer (“CT&T”). The CT Series is considered both a low speed vehicle and a neighborhood electric vehicle. Pursuant to our distribution agreement with CT&T, dated November 24, 2008, we have the exclusive license to market and sell the CT Series Micro Car in North America for all law enforcement, government and military markets and in all of the United States for. government, law enforcement and security markets. The initial term of the distribution agreement expires in November 2011, but this agreement automatically renews for additional one-year periods unless it is terminated by either party by providing written notice to the other party at least 90 days prior to the end of any term.

     We plan to leverage the branding of the T3 Series to market the CT Series Micro Car using our existing sales channels in the law enforcement and private security sectors.
Commuter Vehicle
     The Commuter Vehicle is our newest product that is currently in development. The Commuter Vehicle is a plug-in hybrid vehicle that is expected to be introduced in late 2011. The proprietary rear-wheel design features a patent-pending, single wide stance wheel with two high performance rear tires sharing the one rear wheel. Due to its three-wheel design, the Commuter Vehicle is classified as a motorcycle.
Growth Strategies
     Our mission is to become the leader in clean energy, personal, professional mobility electric stand-up vehicles, and to provide products that are economical, functional, safe, dependable and meet the needs of the professional end user. We plan to pursue the following growth strategies in pursuit of our mission:

•	Capitalize on broader private security opportunities. Our initial focus on the law enforcement market has increased the demand for the T3 Series and T3i Series ESV from other security markets, which may hold equal, if not greater, potential for our products. We plan to focus our marketing efforts to pursue the sale of our products into private security markets, which could include corporate campuses, manufacturing facilities, government facilities, military bases, shopping malls, airports and events/promotions.

•	Increase our branding in law enforcement. We intend to continue to build on our reputation within the law enforcement community and plan to pursue additional branding activities in this regard. We believe that maintaining a strong brand within the law enforcement community will facilitate our expansion into other private security markets.

•	Pursue international expansion. We believe the international markets represent a significant opportunity to expand our current sales. We plan to continue to expand our presence in our existing international markets, and to pursue adding new distributors to increase our sales in Asia and Europe.

•	Expand the T3 Series product line to address broader markets. We believe the modularity of our sub-systems may be used to configure additional vehicles that address the personal transportation and personal mobility requirements in existing and new markets. We plan to evaluate the expansion of our product line to leverage our technologies for additional commercial markets such as for delivery services, property management, utility and maintenance providers, in addition to any other private venue requiring security.

•	Leverage our brand into the consumer market. As we gain additional brand name recognition, we plan to leverage our brand to enter the consumer market for personal transportation. We are currently working on the development of the Commuter Vehicle to address the consumer markets. We plan to evaluate the expansion of our product line for other consumer applications.
Risks Related to Our Company
     The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on Page__ and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase any of our securities.
Corporate Information
     Our corporate offices are located at 2990 Airway Avenue, Building A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on, or accessible through, our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

THE OFFERING

Securities offered	____ units at the assumed public offering price of $___ per unit (plus an additional ____ units if the underwriters exercise their over-allotment option). Each unit consists of the following:

• one share of our common stock;

• one Class H warrant; and

• one Class I warrant.

Common stock	The shares of common stock, the Class H warrants and the Class I warrants will trade only as a part of a unit for three months following the date of this prospectus unless earlier separate trading is authorized by the representative of the underwriters. If the representative authorizes earlier trading, we will issue a press release announcing the date that separate trading will begin.

Number of shares outstanding before this offering(1)	__________ shares

Number of shares outstanding after this offering(1)(2)	__________ shares

Warrants

Number of new warrants outstanding after this offering	__________ Class H warrants _________ Class I warrants

Exercisability	Each Class H warrant and Class I warrant is exercisable for one share of common stock.

Exercise price	Class H warrant — $____ per share Class I warrant — $____ per share

Exercise period	Class H warrants become exercisable on the three month anniversary of the date of this prospectus. Class H warrants will expire at 5:00 p.m., Eastern time, on the nine month anniversary of the date of this prospectus.

Class I warrants become exercisable on the three month anniversary of the date of this prospectus. Class I warrants will expire at 5:00 p.m., Eastern time, on the five-year anniversary of the date of this prospectus.
____________________________
(footnotes on following page)

(1)	We plan to file an amendment to this Registration Statement, of which this prospectus is a part, in February 2011 to adjust all share information in this prospectus to give effect to the __-for-one reverse stock split of our common stock, which is anticipated to be effected prior to the closing of this offering. The number of shares of common stock outstanding before this offering is based on _____ shares of common stock outstanding as of September 30, 2010.

(2)	The number of shares of common stock to be outstanding after this offering assumes a public offering price of $___ per unit and gives effect to (a) the conversion of all of our outstanding Series A convertible preferred stock upon completion of this offering into ____ shares of our common stock at a conversion price of $____, (b) the conversion of the outstanding $610,000 loan from Ki Nam, the Company’s Chief Executive Officer, into _____ shares of our common stock upon completion of this offering, and (c) the conversion of approximately $3.5 million of the outstanding secured convertible debentures (the “Vision Debentures”) held by Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively, “Vision”) into ____ shares of our common stock upon completion of this offering. The number of shares of common stock to be outstanding after the offering excludes the following as of September 30, 2010:
•	_____ shares of common stock issuable upon the exercise of outstanding options issued pursuant to our 2007 Stock Option/Stock Issuance Plan and our 2010 Stock Option/Stock Issuance Plan;

•	______ shares of common stock reserved for issuance under our 2010 Stock Option/Stock Issuance Plan;

•	______ shares of common stock issuable upon exercise of outstanding warrants; and

•	______ shares of common stock issuable upon conversion of the secured promissory note payable to Immersive Media Corp.
Except as otherwise indicated, all information in this prospectus assumes:
•	no exercise of any of our outstanding options or warrants;

•	no exercise of any of the Class H warrants or the Class I warrants issued in this offering;

•	no exercise of the underwriters’ over-allotment option;

•	no exercise of the underwriters’ unit purchase option; and

•	no conversion of the secured note payable to Immersive Media Corp.

Redemption

Class H Warrants:

We may redeem the outstanding Class H warrants (including any Class H warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters):

• in whole and not in part;

• at a price of $0.01 at any time after the warrants become exercisable;

• upon a minimum on 30 days’ prior written notice of redemption; and

•   if, and only if, the reported last sale price of our common stock equals or exceeds $____ per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

Class I Warrants:

Class I warrants are not redeemable.

Use of Proceeds		We anticipate that we will use the net proceeds of this offering to repay outstanding indebtness, the balance of a settlement obligation and for general working capital purposes, which may include increased spending for research and development, sales and marketing and the hiring of additional personnel.

OTC Bulletin Board symbol for our Common Stock		TMMM.OB

Proposed NYSE Amex symbols for our:
Common Stock	TMT:
Units	[ ]
Class H warrants	[ ]
Class I warrants	[ ]

Summary Consolidated Financial Information
     The selected consolidated financial data set forth below at December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data at September 30, 2010, and for the nine months ended September 30, 2010 and 2009, is derived from unaudited consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of the results that may be expected for any future period. The summary financial information is not intended to replace our consolidated financial statements and accompanying notes thereto.
Consolidated Statement of Operations Data:

	Years Ended December 31,			Nine Months Ended September 30,
	2009	2008	2007	2010	2009
				(unaudited)
Net revenues	$4,644,022	$7,589,265	$1,822,269	$3,625,531	$3,408,826

Gross profit (loss)	(344,096)	(1,703,611)	(2,106,256)	360,336	(538,176)
Total operating expenses	8,449,934	9,917,111	6,422,705	5,105,815	5,906,571
Loss from operations	(8,794,030)	(11,620,722)	(8,528,961)	(4,745,479)	(6,444,747)

Net loss	$(6,698,893)	$(12,297,797)	$(8,577,232)	$(4,390,237)	$(3,641,121)

Selected Consolidated Balance Sheet Data:

	December 31,		September 30, 2010
					Pro Forma
	2009	2008	Actual	Pro Forma(1)	As Adjusted (1)(2)
				(unaudited)	(unaudited)
Cash and cash equivalents	$2,580,798	$1,682,741	$40,966	$	$
Total assets	6,059,321	7,904,188	3,809,495
Total liabilities	15,703,734	7,188,313	16,561,124
Total stockholders’ equity (deficit)	(9,644,413)	715,875	(12,751,629)

(1)	Gives effect on a pro forma basis to the following (assuming a public offering price of $___ per unit): (a) the conversion of the outstanding Series A convertible preferred stock upon completion of this offering into _____ shares of our common stock; (b) the conversion of the outstanding $610,000 loan from Ki Nam, the Company’s Chief Executive Officer, into _____ shares of our common stock upon completion of this offering; (c) the conversion of approximately $3.5 million of the Vision Debentures into ____ shares of our common stock upon completion of this offering; and (d) the reclassification of the derivative liabilities (related to anti-dilution features associated with the conversion of the Vision Debentures and Series A convertible preferred stock) to additional paid-in capital upon completion of this offering.

(2)	As adjusted to give effect to (a) the receipt of the estimated proceeds of the sale of ______ units offered hereby at an assumed public offering price of $____ per unit, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us, as described in “Underwriting;” (b) the payment of our remaining settlement obligation of $____ to Preproduction Plastics, Inc. at closing of this offering; (c) the repayment of $1.0 million at the closing of this offering to Immersive Media Corp. pursuant to its secured promissory note (the “Immersive Note”); and (d) the repayment of $1.0 million at the closing of this offering to Alfonso Cordero pursuant to a promissory note. See “Use of Proceeds.”

 Going Concern and Cash Requirements
     The Company’s consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Further, at September 30, 2010, the Company had an accumulated deficit of $(40,414,711), a working capital deficit of $(14,324,467) and cash and cash equivalents of $40,966. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that its cash from operations, together with the net proceeds of this offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011; however, the Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. We cannot assure you that such financing will be available on a timely basis, on acceptable terms or at all.

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.
Risks Related to Our Company and Our Industry
We have a history of losses and we expect to continue to have additional net losses in the near future, which could cause the value of our securities to decline and may even cause our business to fail.
     We have generated net losses since our inception (March 16, 2006). Our net losses for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 were approximately $(4.4 million), $(6.7 million), $(12.3 million) and $(8.6 million), respectively. A large portion of our expenses are fixed, and accordingly, we will need to significantly increase our sales in order to achieve profitability. We anticipate that we will continue to generate losses in the near future, and the rate at which we will incur losses could continue or even increase in future periods from current levels as a result of any of the following:

•	We may be unable to increase sales sufficiently to recognize economies of scale;

•	We may be unable to successfully expand into other private security markets or achieve broad brand recognition for our products;

•	We may be unable to reduce our costs or experience unanticipated costs or expenses in connection with our current development, marketing and manufacturing plans;

•	We may encounter technological challenges in connection with the development, introduction or manufacturing of enhancements to our existing vehicles or in the addition of new products; and

•	We may be unable to obtain sufficient components or materials used in our products due to capital constraints, which could adversely effect our sales, our reputation and credibility.

     To date, we have financed our operations primarily through equity and debt financing. Because we anticipate additional net losses in the near future, we believe we may require additional financings subsequent to this offering. Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital on a timely basis, on acceptable terms or at all would negatively impact our business and operations, which could cause the price of our common stock to decline. It could also lead to the reduction or suspension of our operations and ultimately force us to go out of business.
If we are unable to continue as a going concern, our securities will have little or no value.
     The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficit as of September 30, 2010 and December 31, 2009 and 2008 was approximately $(40.4 million), $(33.1 million) and $(24.4 million), respectively. At September 30, 2010, we had a working capital deficit of $(14.3 million) and cash and cash equivalents of $40,966.
While management plans to continue to implement a cost reduction strategy and is seeking to increase our cash flow from operations, we cannot assure you that we will be successful in this regard.

     In recent periods, we have continued to use cash in excess of operating revenues. Until management achieves its cost reduction strategy and is able to generate significantly higher sales to realize the benefits of the strategy, and significantly increase our cash flow from operations, we will require additional capital to meet its working capital requirements, achieve our expansion plans and fund our research and development. We will continue to raise additional equity or debt financing to meet our working capital requirements, including the use of the proceeds from this offering.
     If we fail as a going concern, our shares of common stock will hold little or no value.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
     The motor vehicle industry in general has historically been subject to a large number of product liability claims in recent years due to the nature of personal injuries that can result from accidents or malfunctions. We face an inherent risk of exposure to claims in the event people fail to use our vehicles for their intended purposes or if owners fail to use or care for them properly. These accidents can also occur as a result of user error or inadequate training prior to using our vehicles, through no fault of the manufacturer of the vehicle. A successful product liability claim against us could require us to pay a substantial monetary award. We maintain product liability insurance for all our vehicles with annual limits of approximately $2.0 million on a claims made basis, but we cannot assure that our insurance will be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy. In addition, a product liability claim could generate substantial negative publicity about our vehicles and business, and inhibit or prevent commercialization of other future vehicles, which would have a material adverse effect on our brand, business, prospects and operating results.
     While our products are rigorously tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we currently have product liability insurance, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.
Our business depends substantially on the continuing efforts of our executive officers, and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.
     Our future success depends substantially on the continued services of our executive officers, especially Ki Nam, our Chief Executive Officer and the Chairman of our Board of Directors, who has significantly contributed to the design and manufacturing of substantially all of our products and Kelly Anderson, our Chief Financial Officer. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.
Our future growth is dependent upon the public’s willingness to accept electric vehicles.
     Our future growth is largely dependent upon the adoption by the public of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for electric vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general, and in particular safety issues that may be attributed to the use of advanced technology;

•	the range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	improvements in the fuel economy of the internal combustion engine;

•	volatility in the cost of oil and gasoline;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	concerns that extreme temperatures, cold or hot, could reduce the performance of the electric vehicle or life of the batteries included in such vehicles;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	macroeconomic factors.

     Additionally, we may become subject to regulations that may require us to alter the design of our vehicles, which could negatively impact the public’s interest in our vehicles or increase the cost to manufacture such vehicles. The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.
If our suppliers fail to consistently provide high quality parts and components or fail to comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.
     We rely on independent suppliers to source most of our T3 Series products and to conduct most of the manufacturing process for our products. We have to rely on our suppliers to continue to provide the highest quality electric vehicles and operate with integrity. Because we do not control the operations of our suppliers, we cannot guarantee their compliance with ethical business practices, such as environmental responsibility, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.
     If our suppliers do not comply with laws or fail to control the quality of products supplied, it could result in negative publicity for us and diminish our brand.
If the purchasers of our vehicles customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which could adversely impact our reputation and harm our business.
     Purchasers of our vehicles may seek to modify their existing vehicles, which could adversely impact the performance of the vehicles and could compromise vehicle safety systems. Also, if customers customize their vehicles with after-market parts or change the charging infrastructure, such parts may compromise driver safety. We have not tested, nor do we endorse such changes or parts. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and harm our business, prospects, financial condition and operating results.
Adverse conditions in the global economy and disruption in financial markets could impair our revenues.
     As widely reported, financial markets in the United States, Europe, the Middle East, Latin America and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have already impaired our ability to access credit markets and finance operations. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. We have been, and may continue to be, impacted by these economic developments, both domestically and globally. We believe that the current tightening of credit in financial markets has adversely affected the ability of our customers and suppliers to obtain financing for significant purchases and operations, and could result in a decrease in orders for our products and services. Similarly, the downturn has resulted in budgetary constraints and delays in government funding, which we believe has also adversely affected the ability of certain law enforcement agencies and police departments to fund additional capital equipment purchases. These economic conditions may negatively impact us as some of our customers defer purchasing decisions, thereby lengthening our sales cycles. Our customer’s ability to pay for our products and services may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. Our revenues in fiscal year 2009 decreased $2.9 million to $4.6 million due in part to many of the foregoing factors.
Our markets are highly competitive, and if we are unable to compete effectively, or demonstrate a perceived advantage for our products over traditional means of transportation, our business will be adversely affected.
     We compete with other manufactures of electric vehicles, as well as other traditional modes of transportation, such as bicycles, cars and motorcycles. The industries in which we operate include competitors who are larger, better financed and better known than we are and may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can.
     Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and reduce our sales and market share.
     The personal mobility industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. We will need to invest significant financial resources in research and development to keep pace with technological advances in the personal mobility industry, evolving industry standards and changing customer requirements. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results or gaining broad market acceptance for our products. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing personal mobility technologies that other companies may develop could prove to be more cost-effective and have better performance than our products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and result in a decline in our market share and revenue.
We face risks associated with the marketing, distribution and sale of our personal mobility products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.
     We have expanded our marketing, distribution, and sales efforts to include the Middle East, Canada, Mexico, South Africa, South America and Europe. As a result, we are exposed to a number of risks, including:
•	fluctuations in currency exchange rates;

•	difficulty in engaging and retaining distributors who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products; and

•	inability to obtain, maintain or enforce intellectual property rights.

     Our prospects for sales growth and profitability will be adversely affected if we have product replacement issues, or if we otherwise fail to maintain product quality and product performance at an acceptable cost.
     We will be able to expand our net sales and to achieve, sustain and enhance profitable operations only if we succeed in maintaining the quality and performance of our products. If we should not be able to produce high-quality products at standard manufacturing rates and yields, unit costs may be higher. In recent periods, we have occasionally had to replace components of existing products. For instance we are voluntarily replacing external chargers due to the fact that the chargers could fail over time. This may adversely affect our reputation with potential customers. We have increased our warranty reserve accordingly. Because the establishment of reserves is an inherently uncertain process involving estimates of the number of future claims and the cost to settle claims, our ultimate losses may exceed our warranty reserve. Future increases to the warranty reserve would have an adverse effect on our profitability in the periods in which we make such increases. Additional product replacement issues could materially affect our business as it could increase cost of sales as a result of increased warranty service costs, reduce customer confidence on our products, reduce sales revenue, or increase product liability claims.
The failure to achieve acceptable manufacturing yields could adversely affect our business.
     We may have difficulty achieving acceptable yields in the manufacture of our products which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. Yields below our target levels can negatively impact our gross profit.
From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.
     From time to time we enter into transactions with related parties which include the purchase from or sale to of products and services from related parties, and advancing these related parties significant sums as prepayments for future goods or services and for working capital requirements, among other transactions, including advances from related parties. Our Audit Committee is responsible for reviewing our related party transactions. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with these various related parties are on terms as fair as we might receive from or extend to third parties. In addition, related party transactions in general have a higher potential for conflicts of interest than third-party transactions, could result in significant losses to our company and may impair investor confidence, which could adversely affect our business and our stock price.
We are dependent on a few single sourced third party manufacturers. Any interruption in our relationships with these parties may adversely affect our business.
     Most components used in our products are purchased from outside sources. Certain components are purchased from single sourced suppliers. These single source suppliers provide components used on our products and include domestic suppliers such as American Made, Performance Composites, Imperial Electric and Santa Fe Mold. These suppliers provide the frame, fiberglass body, electric motor, and various small plastic parts, respectively. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on our business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time our production could be delayed. Such delays could have a material adverse effect on our business, operating results and financial condition. For instance, our revenues for the three months ended September 30, 2010 were adversely affected by vendor supply issues, which we believe was due to reduced vendor staffing and their inability to respond to our orders.
     Our dependence on third party suppliers for key components of our devices could delay shipment of our products and reduce our sales.
     We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of batteries and battery components and other miscellaneous customer parts for our products. We also do not have long-term agreements with any of our suppliers and there is no guarantee that supply will not be interrupted. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.
Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.
     Customers for our products include, and may include in the future, federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.
Our resources may be insufficient to manage the demands imposed by our growth.
     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, and our ability to implement successful enhancements to our management, marketing and sales team and technology personnel.

Our success is dependent on protecting our intellectual property rights.
     We rely on a combination of patent, copyright, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We license one patent and hold three trademarks registered with the United States Patent and Trademark Office and have five patent applications filed. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.
     We also rely on trade secrets and new technologies to maintain our competitive position, but we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.
We may be exposed to liability for infringing intellectual property rights of other companies.
     Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.
Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.
     Our directors and executive officers control at least 68.9% of our outstanding shares of stock that are entitled to vote on all corporate actions (     % after giving effect to this offering). In particular, our controlling stockholder, Chairman and Chief Executive Officer, Ki Nam, together with his children, owns 57.2% of the outstanding shares (     % after giving effect to this offering). Mr. Nam could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.
     Risks Relating Ownership of Our Securities
If a public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.
     If a significant public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:
•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	our capital commitments; and

•	the loss of any of our key management personnel.
     In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.
We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.
     We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.
Substantial future sales of our common stock in the public market may depress our stock price.
     As of September 30, 2010, 48,558,462 shares of common stock, 11,502,563 shares of preferred stock (which convert into 23,005,126 shares of common stock upon closing of this offering and warrants for the purchase of 13,751,369, 120,000 and 274,774 shares of common stock at an exercise price of $0.70, $1.54 and $1.65 per share, respectively, are outstanding.
     In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 10,726,312 shares of our common stock underlying options granted or to be granted to our officers, directors, employees and consultants. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations. As of September 30, 2010, there were 7,086,812 options outstanding, of which 3,719,854 were vested.
     If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.
We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.
     Our certificate of incorporation currently authorizes our board of directors to issue up to 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 30, 2010, after taking into consideration our outstanding common shares, including shares convertible from preferred stock to common stock, our board of directors will be entitled to issue up to 8,497,437 additional shares of preferred stock, which may have rights senior to our common stock. The power of the board of directors to issue additional securities is generally not subject to shareholder approval.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.
Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.
     Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:
•	authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.
     In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.
The Market For Our Stock Is Subject To Rules Relating To Low-Priced Stock (“Penny Stock”) Which May Limit Our Ability To Raise Capital.
     Our Common Stock is currently listed for trading in the FINRA OTC Bulletin Board Market and is subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. In general, the penny stock rules apply to companies not listed on a national stock exchange whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” on behalf of persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker’s commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules, and as a result, the number of broker-dealers willing to act as market makers in such securities is limited.
     Despite the fact that we intend for our common stock to be listed on the NYSE Amex prior to or simultaneous with the completion the offering, we cannot assure you that our common stock may not still be deemed as “penny stock.” The “penny stock rules,” therefore, may have an adverse impact on the market for our Common Stock and may affect our ability to raise additional capital if we decide to do so.

Management will have substantial discretion over the use of the proceeds of this Offering and may not choose to use them effectively.
     We plan to use the proceeds from this Offering as set forth in the section entitled “Use of Proceeds.” Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways in which you do not agree. The failure of our management to apply these funds effectively could materially harm our business.
The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase the shares underlying the units may not be indicative of the price of the common stock that will prevail in the trading market. You may be unable to sell your shares at or above your purchase price, which may result in substantial losses to you.
     In addition, the market price of our Common Stock could be subject to wide fluctuations in response to:
•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our Common Stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.
     The stock markets in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.
Following the effectiveness of our registration statement and listing of our securities on the NYSE Amex, our shares of common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.
     We cannot predict the extent to which an active public market for its common stock will develop or be sustained. We have applied for listing on the NYSE Amex, but cannot assure you that this listing or listing on any other exchange will ever occur. Even if our shares are listed on such exchange, we cannot assure that you will obtain sufficient liquidity in your holdings of our common stock.
     Our common shares are currently traded on the OTC Bulletin Board where they have historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.
     This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.
Our operating results may fluctuate significantly, and these fluctuations may cause our Common Stock price to fall.
     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:
•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.
Shares eligible for future sale may adversely affect the market.
     From time to time after the date of this prospectus, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). There are no shares of our common stock held by non-affiliates that will become 144 eligible within three months after the date of this prospectus.
     Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sale of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.
Certain prior investors who purchased our securities, consisting of convertible notes, preferred stock, common stock and warrants to purchase common stock, from December 2007 through March 2010, have anti-dilution rights with respect to their shares of our common stock (including shares underlying warrants). If future issuances of our common stock trigger these anti-dilution rights, holders of our common stock would have their investments diluted.
     Certain security holders who purchased our units consisting of shares of our preferred stock, common stock and warrants to purchase shares of our common stock have anti-dilution rights, and in particular, price-based anti-dilution rights. Except for certain exceptions such as issuances relating to employee stock option exercises, in the event that we sell common stock for less than $0.50 per share or issue securities convertible into or exercisable for common stock at a conversion price or exercise price less than $0.50 per share (a “Dilutive Issuance”), then we are required to issue a number of additional shares of common stock to each unit purchaser, without additional consideration. The number of additional shares to be issued will be equal to the product of the purchaser’s subscription amount multiplied by a fraction, the numerator of which is the number of shares of common stock sold and issued at the closing of such Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares of common stock sold and issued at the closing of such Dilutive Issuance would purchase at $0.50 per share, and the denominator of which is the number of shares of common stock issued and outstanding on the date of such Dilutive Issuance plus the number of additional shares of common stock sold and issued at the closing of such Dilutive Issuance. In this case, other holders of our common stock would be diluted to a greater extent than they would be if the anti-dilution provision were not triggered. The holders of the convertible note will convert such notes into common shares upon the close of this offering.
We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.
     Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.
You will incur immediate and substantial dilution in the net tangible book value of the units you purchase, which could adversely affect the market price of our common stock.
This offering will result in a significant immediate dilution in net tangible book value to new investors purchasing units in this offering. Accordingly, the investors will bear a great deal of the financial risk associated with our business, while effective control will remain with the principal stockholders.
Cautionary Language Regarding
Forward-Looking Statements and Industry Data
This Prospectus contains “forward-looking statements” that are based on current information and expectations, and involve risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below, in the “Risk Factors” section and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include the following, among others:
• Adverse economic conditions;

• Inability to raise sufficient additional capital on a timely basis, on acceptable terms, or at all;
• Unexpected costs and operating deficits, and lower than expected sales and revenues;
• Adverse results of any legal proceedings;
• Inability to enter into acceptable relationships with one or more contract manufacturers and suppliers for our key components and the failure of such contract manufacturers to produce components of an acceptable quality on a cost-effective basis;
• The volatility of our operating results and financial condition;
• Inability to attract or retain qualified senior management personnel, including sales and marketing personnel; and
• Other specific risks that may be alluded to referred to in this Prospectus.
     All statements, other than statements of historical facts, included in this prospectus regarding the Company’s growth strategy, expansion and development plans, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “should,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. The Company undertakes no obligation to update any forward-looking statements or other information contained herein, unless otherwise required by law. Potential investors should not place undue reliance on these forward-looking statements. Although T3 Motion believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements in this Prospectus are reasonable, the Company cannot guarantee future results or that these plans, intentions or expectations will be achieved. The Company discloses important factors that could cause the Company’s actual results to differ materially from its expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.
     The market data included in this prospectus concerning our business and markets, is estimated and based on data available from independent market research firms, industry trade associations or other publicly available information.

USE OF PROCEEDS
     We estimate that the net proceeds from the sale of the ______ units by us in the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be $     million, assuming a public offering price of $     per unit. A $1.00 increase (decrease) in the assumed public offering price of the units would increase (decrease) the net proceeds to us from this offering by $____ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of units we are offering. An increase of _____ in the number of units offered by us in this offering would increase the net proceeds to us by $________. Similarly, a decrease of ________ units in the number of units offered by us would decrease the net proceeds to us by $________. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of $______ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.
     We intend to use approximately $1.0 million of the proceeds to repay the outstanding indebtedness to Immersive Media Corp. (“Immersive”) under that certain secured promissory note, which currently bears interest at the rate of 15% per annum, and matures on March 31, 2011. We also plan to use approximately $1.0 million to repay the outstanding indebtedness owed to Alfonso Cordero, one of our stockholders, pursuant to a promissory note that bears interest at the rate of 10% per annum, and matures on October 1, 2011. In addition, we plan to use approximately $393,000 of the proceeds of this offering to pay the balance due to Preproduction Plastics, Inc. under that certain settlement agreement dated July 2010, which required us to pay $50,000 per month plus accrued interest of 6% per annum, commencing on September 1, 2010 with the final payment due on May 1, 2011.
     We plan to use the balance of the proceeds from this offering for general working capital purposes, which may include additional research and development projects for new products and enhancements to existing products, expanding our sales and marketing activities, as well as additional personnel. We may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Pending these uses, we intend to invest our net proceeds from this offering primarily in short-term, investment accounts or short-term, investment grade, interest-bearing instruments.
     As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amount and timing of our expenditures will depend on several factors, including cash flows from our operations, the status of our development projects, the availability of alternate funding and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as the results of our commercialization and development efforts, competitive developments, opportunities to acquire products, technologies or businesses and other factors.
DIVIDEND POLICY
     We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. In addition, we are subject to several covenants under our debt arrangements that place restrictions on our ability to pay dividends. Other than such restrictions, the payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our Board of Directors may deem relevant.

CAPITALIZATION
     The following table sets forth our capitalization as of September 30, 2010:
•	on an actual basis;

•	on a pro forma basis after giving effect to the following (assuming a public offering price of $___ per unit):

•	the conversion of the outstanding Series A convertible preferred stock upon completion of this offering into _____ shares of our common stock;

•	the conversion of the outstanding $610,000 loan from Ki Nam, the Company’s Chief Executive Officer, into _____ shares of our common stock upon completion of this offering; and

•	the conversion of approximately $3.5 million of the Vision Debentures ____ shares of our common stock upon completion of this offering.

•	on a pro forma as adjusted basis to also give effect to the pro forma conversions described above and

•	the receipt of the estimated proceeds of the sale of ______ units offered hereby at an assumed public offering price of $____ per unit, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us, as described in “Underwriting;”

•	the payment of approximately $393,000 at the closing of this offering to Preproduction Plastics, Inc. pursuant to the settlement agreement dated July 2010;

•	the repayment of approximately $1.0 million at the closing of this offering to Immersive Media Corp. pursuant to its secured promissory note; and

•	the repayment of approximately $1.0 million at the closing of this offering to Alfonso Cordero pursuant to his promissory note.

     The pro forma as adjusted information discussed below is illustrative only and will be adjusted based on the actual public offering price and terms of this offering determined at pricing.
     You should read this table together with Summary Consolidated Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2010
			Pro-Forma
	Actual	Pro Forma (1)	As Adjusted (1)
Cash and cash equivalents	$40,966	$	$
Restricted cash	10,000

Total	$50,966	$	$

Related party payables	$610,000
Note payable	393,468
Derivative liabilities	9,846,897

Related party notes payable, net of debt discount	$3,350,715	$	$

Series A convertible preferred stock, $0.001 par value, 20,000,000 shares authorized, 11,502,563 shares issued and outstanding	11,503
Common stock, $0.001 par value, 150,000,000 shares authorized, 48,558,462 shares issued and outstanding	48,559
Additional paid-in capital	27,598,677
Accumulated deficit	(40,414,711)
Accumulated other comprehensive income	4,343

Total stockholders’ deficit	(12,751,629)

Total capitalization	$1,500,417	$	$

(1)	A $1.00 increase (decrease) in the assumed offering price of $ per unit would increase (decrease) by approximately $ million each of pro forma as adjusted paid-in capital, total stockholders’ deficit and total capitalization, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable to the underwriters and the estimated offering expenses payable by us.

The foregoing table assumes no exercise by the underwriters of their over-allotment option or the unit purchase option, and no exercise of any other outstanding options or warrants. For additional information about our capital structure, see “Description of Capital Stock.”

DILUTION
     If you invest in our units, your equity interest will be diluted to the extent of the difference between the amount per unit paid by purchasers of units in this public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. As of September 30, 2010, the Company had a net tangible book value of $     or $     per share of common stock. Net tangible book value represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of common stock outstanding. Our pro forma net tangible book deficit as of September 30, 2010 in the amount of $___ million, or $_____ per share, was based on _______ shares of our common stock outstanding as of September 30, 2010, after giving effect to:
•	the conversion of all of our outstanding Series A convertible preferred stock upon completion of this offering into _____ shares of common stock (assuming a public offering price of $___ per unit in this offering);

•	the conversion of the outstanding $610,000 loan from Ki Nam, the Company’s Chief Executive Officer, into _____ shares of common stock upon completion of this offering; and

•	the conversion of approximately $3.5 million of the outstanding Vision Debentures into ____ shares of our common stock upon completion of this offering.
Without taking into account any changes in such net tangible book value after September 30, 2010, other than to give effect to the foregoing pro forma adjustment, and for the sale by the Company of      units offered hereby, and the application of the net proceeds in this offering, the pro forma net tangible book value per share at September 30, 2010 would have been $__. This amount represents an immediate decrease in net tangible book value of $___ per share to the current stockholders of the Company and an immediate increase in net tangible book value of $___ per share to new investors purchasing shares in this offering as illustrated in the following table:

Assumed public offering price per unit	$
Pro forma net tangible book value per share before the offering	$
Decrease in net tangible book value per share to existing stockholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)
$
Pro forma as adjusted net tangible book value per share after the offering	$
Increased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and deducting the amount of cash paid by a new investor for a share of common stock)
$
     Each $1.00 increase (decrease) in the assumed public offering price of $          per unit, would increase (decrease) our pro forma as adjusted net tangible book value by approximately $        million, or approximately $          per share, and the pro forma dilution per share to investors in this offering by approximately $          per share, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of ________ in the number of units offered by us, would result in a pro forma as adjusted net tangible book value of approximately $____ million, or $____ per share, and the pro forma dilution per share to investors in this offering would be $_____ per share. Similarly, a decrease of _________ shares in the number of shares offered by us, would result in an pro forma as adjusted net tangible book value of approximately $____ million, or $_____ per share, and the pro forma dilution per share to investors in this offering would be $_____ per share. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
     If the underwriters’ over-allotment option is exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $____ per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $_____ per share and the dilution to new investors purchasing shares in this offering would be $____ per share.
     The following table sets forth, on a pro forma basis as of September 30, 2010, the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors, assuming in the case of new investors assuming and a public offering price of $     per unit, before deductions of the underwriting and other offering expenses and the application of the net proceeds of this offering:

Total
			Consideration		Average
	Shares Purchased		Amount		Price
	Number	Percent	Name	Percent	Per Share
Existing stockholders
New investors

Total
     The foregoing table does not include the impact of the exercise of the underwriters’ over-allotment option or the unit purchase option.
If the underwriters exercise their over-allotment option in full, our existing stockholders would own ____% and our new investors would own ______% of the total number of shares of our common stock outstanding after this offering.
     The table above excludes the following shares:
     • _____ shares of common stock issuable upon the exercise of outstanding options issued pursuant to our 2007 Stock Option/Stock Issuance Plan and our 2010 Stock Option/Stock Issuance Plan;
     • ______ shares of common stock reserved for issuance under our 2010 Stock Option/Stock Issuance Plan;
     • ______ shares of common stock issuable upon exercise of all warrants outstanding as of December 31, 2010; and
     • ______ shares of common stock issuable upon conversion of the secured promissory note payable to Immersive Media Corp.;
     To the extent that any of these options or warrants are exercised, new options are issued under our 2010 Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

PRICE RANGE OF COMMON STOCK
Market Information
     Our common stock has been listed on the OTC Bulletin Board under the symbol “TMMM” since December 6, 2009. Prior to December 6, 2009, there was no public market for our common stock. The following table sets forth the range of high and low sales prices per share as reported on OTC Bulletin Board for the periods indicated.

High Low
2010
Fourth Quarter	$0.70 – $0.30
Third Quarter	$1.01 – $0.27
Second Quarter	$1.00 – $0.25
First Quarter	$2.00 – $0.89

2009
Fourth Quarter (from December 6, 2009)	$2.00 – $1.25
DESCRIPTION OF BUSINESS
Overview
     T3 Motion designs, manufactures and markets personal mobility vehicles powered by electric motors. Our initial product is the T3 Series, which is a three wheel, electric stand-up vehicle (“ESV”) powered by a quiet, zero-gas emission electric motor that is designed specifically for public and private security personnel. Substantially all of our revenues to date have been derived from sales of the T3 Series ESVs and related accessories.
     The T3 Series has received recognition for its iconic design, including the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (“IACP”) Convention and the Spark Award in the Vehicle Mobility category at the 2007 International Spark Design Awards. The T3 Series has been featured on television and print media being deployed by professionals in law enforcement and the private security industry due to its innovative design and convenient access. The elevated nine inch raised platform provides the officer with a command presence, allowing the public to be aware of the officer’s presence, while providing the officer with a better vantage point to evaluate any situation. By using a T3 Series ESV, an officer can effectively patrol a larger area than on foot or riding a bicycle, and enables the officer to safely and quickly maneuver in crowded pedestrian areas or other areas where cars and other standard modes of transportation cannot access easily, if at all. The T3 Series also improves the officer’s approachability with the public as a result of its design and open platform that allow the officer to interact with pedestrians more easily than is possible while patrolling by automobile, motorcycle or horseback.
     We were incorporated in Delaware in 2006 and introduced our first T3 Series vehicles in early 2007. We currently sell our products in the U.S. directly and through distributors, and also market our T3i Series ESV (the international version of our T3 Series) in the Middle East, Mexico, Canada, Asia, South Africa, South America and Europe.

Market and Industry Overview
     Personal transportation vehicles in the United States have become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government, and industrial areas. Personal transportation vehicles provide officers improved response times to areas that were previously unavailable to automated transportation. The security market has experienced a growing need for rapid response along with the need to control costs. Similar needs exist in the international market.
     Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for clean technologies. As a zero-gas emissions electric vehicle, the T3 Series is positioned to take advantage of this trend.
     In the U.S, the increase in homeland security spending since 9/11 has been substantial. The Department of Homeland Security Grant Program has awarded $1.7 billion to municipalities for equipment acquisition and emergency preparedness in 2009. We have an opportunity to capture a portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the U.S. Department of Homeland Security (DHS).
     Below is the list of specific markets that we believe will continue to experience growth and we intend to serve.
     Law Enforcement. As police and sheriff’s departments nationwide continue to search for cost-effective patrol solutions, T3 Motion will continue to provide solutions to this market. According to the U.S. Bureau of Justice, as of 2007, there were 1,017,984 full-time state and local law enforcement personnel. This is a decrease of 5.5% from 2004.
     College and University Campuses. According to the U.S. Department of Education 2007-2008, there were more than 4,200 higher education institutions in the United States.
     High Schools. According to the National Center for Educational Statistics: 2008, there are over 20,620 public high schools in the U.S. According to the 2004 National School Resource Officers Survey, school crimes, violence and safety offenses remain significant issues affecting our education system.
     Military and Government Agencies. According to the Department of Defense, there were approximately 5,300 military bases and/or military warehouses globally in 2007, which includes Army, Navy, Air Force, USMC and WHS institutions. The Department of Defense also managed over 577,000 physical plants worldwide located on over 32 million acres in the U.S. and 39 foreign countries as of 2007. At least 1,000 are believed to be bases and or military installations, of which 823 are located worldwide that the U.S. operates or controls. With total military personnel deployed in the U.S. and U.S. overseas territories estimated to be over 1.4 million as of 2007, the need to provide security and other activities, including the need to move people within large areas is significant. The T3 Series is currently patrolling high-profile government facilities and military bases such as Andrews Air Force Base and the Smithsonian Institution.
     Airports. According to the U.S. Department of Transportation, in 2008 there were 19,930 airports in the U.S. Of these, there were 5,202 public use airports, 14,451 private use airports and 550 certified airports (Certified airports serve air-carriers operations with aircraft seating more than 30 passengers).
     Port Security. In the post-9/11 era, according to DHS, February 2006 press release, funding for port security has increased more than 700%. DHS spent over $1.6 billion in 2005 for port security. Additionally, in 2009, an additional $150 million of funding was approved by the DHS.
     Private Security Companies. According to the National Association of Security Companies (NASCO) 2006 Private Security Fact Sheet, private security contracting is an approximately $13 billion industry in the U.S. with 11,000 to 15,000 companies employing 1.2 million contract security officers. Contract security officers are increasingly protecting military bases and installations across the country and around the world, and are required to be first responders to any incident. The President’s National Strategy for Homeland Security estimates that these private security officers protect 85% of the country’s infrastructure, which, according to the NASCO, makes private security companies a top funding priority for the federal government.
     Manufacturing and Industrial Firms. According to the 2007 U.S. Census Bureau report there are 293,919 manufacturing establishments in the U.S. that have more than 13.3 million employees.
     Shopping Malls and Parking Patrol. According to the CoStar National Research Bureau Shopping Center Database and Statistical Model 2005, there are approximately 48,000 shopping malls in the U.S. covering more than six billion square feet of space. The malls are patrolled by private security companies. In addition to malls, there are numerous parking structures throughout the U.S. that are regularly patrolled.
     We believe we have the opportunity to provide a unique security solution for these markets. The T3 Series and the T3i Series meet the patrol needs of officers with the added benefit of reducing costs of operation. The T3 Series and T3i Series cost less than 10 cents a day to charge and allow the officer to patrol a larger area than if they were walking.
Our Operations
          Our principal executive offices and operations facility is located in Costa Mesa, California. Our main corporate headquarters facility located at 2990 Airway Avenue, Building A is a leased 34,000 square foot facility that is home to the executive staff and sales staff and is our main operational and manufacturing location. The facility is equipped with multiple production lines capable of producing up to 750 T3 vehicles per month. Located directly across the street at 2975 Airway is our 14,000 square feet warehouse and R&D center that is fully equipped with all of the necessary machines and equipment needed to design and build development products.
          Our manufacturing activities largely consist of final assembly, testing and quality assurance. We manufacture our T3 Series at our headquarters. Our raw materials are sourced from various suppliers, both national and international. Currently, our electronics and wire harness assembly manufacturing, embedded digital processing application development and electronics hardware and software development occur at our headquarters and operations center. Final assembly, testing, warehousing, quality control and shipping take place at our U.S. operations center.
          Our sales and marketing operations are located at our headquarters. We have agreements with numerous distributors and manufacturing representative companies giving the distributors and manufacturers’ representatives the exclusive rights to sell the T3 Series and CT Micro Car in specified geographic regions. Each agreement has a 30 day cancellation clause.
The T3 Motion, Inc. Product Line
T3 Series and T3i Series ESVs
          The T3 Series and the T3i Series (the version with the headset, power modules and batteries designed for international use and compliance with international standards) are a three-wheel, front wheel drive, stand-up, electric personal mobility vehicles with a zero-gas emission electric motor. They have hydraulic disk brakes on both rear wheels that are matched with 17-inch low profile motorcycle tires for long treadwear and demanding performance. The vehicles are equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series and T3i Series enable the operator to respond rapidly to calls with low physical exertion. The nine-inch elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The zero degree turning radius makes it highly maneuverable. The T3 Series and T3i Series come standard with a lockable storage compartment for equipment and supplies.
Power Modules
          The T3 Series and T3i Series have replaceable power modules that allow continuous vehicle operation without downtime required for charging. The T3 Series and T3i Series offer a variety of battery technology options in its power modules. The power modules and charger can be sold separately as replacement parts.
Accessories
          Each T3 Series and T3-i Series have the following accessory options:
          Each T3 Series and T3i Series features reversible rear tires which enables customers to determine whether to set up their T3 Series T3i Series in a wide stance (36” wide) or a narrow stance (32” wide), depending on their needs.
          The side-mount External Storage Pack allows the operator to carry additional items on the vehicle. The front-mount external storage case enables the T3 Series and T3i Series to distribute parcels, documents, and cargo in indoor and outdoor narrow space environments.
          The Sun Shade provides the operator protection from elements like the sun or rain.
          The front and rear turn indicator system is available for international deployments and domestic up-fitting opportunities.
          The on-board video camera system and digital video recorder is available for patrol tracking and incident response data.
          Additional accessories include an external shotgun mount, a fitted vehicle cover, a parcel delivery trailer, and a multi-function trailer option.
          The Company plans to continue to design and field test accessories as demand or needs arise.
Camera System

          We offer multiple CCTV and camera systems including the 360-IP DN Camera, a stand-alone 360-degree camera and DVR, the Motiontrak, black-box in car video and data recording system integrated with Google maps and the TVS-4050WK, a fully wireless IP four-camera system targeted at facilities, warehouse, business districts, and campuses. They also offer the option of GPS positioning, real-time surveillance or DVR recording options.
CT Series Micro Car
          The CT Micro Car, is a low-speed four-wheel electric car. Leveraging the market and brand of the T3 Series to market the CT Series using our existing sales channels in the law enforcement and private security, sectors. The CT Series offers a variety of battery technology options with varying range options. The CT Series has lighting, siren and PA system options. Our exclusive distribution agreement with manufacturing partner, CT&T dated November 24, 2008, provides us with the exclusive territories of North America for all law enforcement, government, military and security markets and the exclusive markets of all U.S. government law-enforcement and security markets. The initial term of the distribution agreement expires in November 2011, but automatically renews for additional one year terms unless we or CT&T give 90 days written notice prior to the end of any term.

Commuter Vehicle
     The Commuter Vehicle is the newest product in development. The Commuter Vehicle is a plug-in hybrid. The proprietary rear-wheel design features a patent-pending single, wide-stance wheel with two high-performance tires sharing one rear wheel. Due to its three-wheel design, the Commuter Vehicle is classified as a motorcycle. The Commuter Vehicle is expected to be released for the market in late 2011.
Future Products
     We plan to introduce a series of product variants based on the initial T3 Series, the T3i Series and CT Series vehicles and the modularity of the sub-systems we have created. While both the initial T3 Series, T3-i Series and the CT Series vehicles are targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 Series, T3-i Series and CT Series vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful.

Revenue from Products
     The following table presents the sales of our products, identified both by revenue amount and percentage of total revenues, for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007.

	Nine Months Ended September 30,				Year Ended December 31,
	2010		2009		2009		2008		2007
		Percentage		Percentage		Percentage		Percentage		Percentage
	Net	of Net	Net	of Net	Net	of Net	Net	of Net	Net	of Net
Product	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
T3 Domestic	$3,078,658	84.9%	$2,715,653	79.6%	$3,654,290	78.8%	$6,987,618	92.0%	$1,682,492	92.3%
T3 International	546,873	15.1	693,173	20.4	963,911	20.7	601,647	8.0	139,777	7.7
CT Domestic	—	—	—	—	25,821	0.5	—	—	—	—

	$3,625,531	100.00%	$3,408,826	100.00%	$4,644,022	100.00%	$7,589,265	100.00%	$1,822,269	100.00%

Research and Development
     We emphasize on product research and development (“R&D”). For the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, we spent $1,069,226, $963,119, $1,395,309, $1,376,226 and $1,243,430, respectively, on R&D for development of products such as the CT-Series, the Commuter Vehicle and to ensure that the T3 Series and T3i Series personal mobility vehicles are properly designed to be extremely effective and useful tools for the public safety and private security market. In addition, we will continue to refine and optimize all aspects of the vehicle design to maintain the high standards of vehicle performance, cost effectiveness and to continue to meet the needs of our customers.
Growth Strategies
     Our mission is to become the leader in clean energy, personal, professional mobility electric stand-up vehicles, and to continue providing products that are economical, functional, safe, dependable and meet the needs of the professional end user. We plan to pursue the following growth strategies in pursuit of our mission:
     • Capitalize on broader private security opportunities. Our initial focus on the law enforcement market has increased the demand for the T3 Series and T3i Series ESV from other security markets, which may hold equal, if not greater, potential for our products. We plan to focus our marketing efforts to pursue the sale of our products into private security markets, which could include corporate campuses, manufacturing facilities, government facilities, military bases, shopping malls, airports and events/promotions.
     • Increase our branding in law enforcement. We intend to continue to build on our reputation within the law enforcement community and plan to pursue additional branding activities in this regard. We believe that maintaining a strong brand within the law enforcement community will facilitate our expansion into other private security markets.
     • Pursue international expansion. We believe the international markets represent a significant opportunity to expand our current sales. We plan to continue to expand our presence in our existing international markets, and to pursue adding new distributors to increase our sales in Asia and Europe.
     • Expand the T3 Series product line to address broader markets. We believe the modularity of our sub-systems may be used to configure additional vehicles that address the personal transportation and personal mobility requirements in existing and new markets. We plan to evaluate the expansion of our product line to leverage our technologies for additional commercial markets such as for delivery services, property management, utility and maintenance providers, in addition to any other private venue requiring security.
     • Leverage our brand into the consumer market. As we gain additional brand name recognition, we plan to leverage our brand to enter the consumer market for personal transportation. We are currently working on the development of the GT3 Commuter Vehicle to address the consumer markets and plan to evaluate the expansion of our product line for other consumer applications.

Marketing and Distribution
          We market and sell our products through our direct sales force located at our headquarters in Costa Mesa, California. We have agreements with numerous domestic and international distributors and manufacturer’s representatives, adding substantially to our direct sales force. We plan to continue to expand our international sales by engaging additional distributors in new and existing markets, particularly in Asia and Europe. Our standard distribution agreements provide for the right to distribute our vehicle and accessories within defined geographic locations and defined markets. Our distribution agreements allow the distributor to purchase our products at set prices, however, generally there is no requirement that the distributors meet a minimum order quantity. Our distribution agreements usually can be cancelled by either party upon 60 days prior written notice.
          We value our customer input as we are a customer-driven company. We generally follow a fundamental approach using the following core customer interests:
•	We evaluate the available budget from the customer, building the value of the product rather than price.

•	Return on Investment (ROI). Our products have demonstrated significant operational savings over gas powered vehicles and allow the end user greater mobility and work efficiencies.

•	We maintain a manufacturing process that generally holds lead times to a 4-6 week timeframe.

•	We have an in-field swappable power system that enables our clients to operate vehicles without downtime for charging. The sustainable engineering and design was specifically tailored for the professional end user in law enforcement and private security.

•	Our vehicle has demonstrated that the iconic look and command presence has a crime deterrent ability.

•	The T3 Series and T3i Series ESVs allow the user greater mobility to maneuver through crowds and tight areas, effectively increasing the patrol area and granting the user job efficiencies.

Sources and Availability of Raw Materials; Principal Suppliers
          Currently, over 70% of our T3 Series suppliers are local suppliers who provide products and services to low volume early stage development companies. As the vehicle design has become stable and sales volumes have increased, we have begun our transition to incorporate a global supply chain. We have made significant progress in establishing relationships with suppliers who service volume production stage companies. In addition, we plan to invest in production tooling that will yield consistent high quality and lower cost parts designed to our specifications. We plan to implement our multi-source supply chain strategy in working directly with established factories within the automotive and motorcycle industry. The supply chain could include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa, California for final assembly, test, inspection, and shipments to our customers. We plan to continue to expand this multiple source supplier base to allow us to utilize both current U.S. based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.
          We do not manufacture the CT Micro Car. Fully-built versions are delivered to us from the developer and manufacturer, CT&T, a Korean electric car manufacturer. We outfit the CT Micro Car with our power management and battery technologies.
Operating and Manufacturing Strategy
          Our management and engineering teams have experience working with off-shore manufacturers and believe there are advantages of partnering with reputable off-shore suppliers to access reliable manufacturing practices at lower labor cost. Our staff continuously seeks out new qualified suppliers and we evaluate suppliers for the maximum benefit that can be realized. We generally seek suppliers and manufacturers with a well established history of supplying quality products within their respective industries, a trained and experienced technical work force, state of the art facilities and knowledge of all aspects of supply chain management, operational execution, global logistics and reverse logistics.
Competition
          We currently compete with other providers of in personal mobility vehicle design, manufacturing and marketing including, without limitation, Segway, California Motors-Ride Vehicles and Gorilla Vehicles, but also compete with other forms of transportation such as bicycles, horses and standard police cars.
          Some of our competitors are larger than we are and may have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products.
          We attempt to differentiate ourselves from our competitors by working to provide superior customer service and developing products with appealing functions targeted to our core markets of professional end users in law enforcement, private security, and government.
     We value our customer input as we are a customer-driven company. Entering into any negotiation we follow a fundamental approach using one of three core customer interests:
•	We evaluate the available budget from the customer, building the value of the product rather than price.
•	We maintain a manufacturing process that generally requires a four to six week lead times; although standard lead times may change if orders increase or our supply chain lead times increase.

•	We have an in-field swappable power system that enables our clients to operate vehicles without downtime for charging. The sustainable engineering and design was specifically tailored for the professional end user in law enforcement and private security.
Intellectual Properties and Licenses
     The following table describes the intellectual property owned by the Company:

Type	Name	Issued by	Description
Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark	“ENABLING PERSONAL MOBILITY”	United State Patent and Trademark Office	Logo, brand name used on our products
     We also have a patent license agreement from Evolutionary Electric Vehicles to us granting a perpetual, fully paid, transferable exclusive license to make, have made, use, improve and sell an over 10 Horsepower Brushless DC Motor for Traction (US Patent #4,882,524) with respect to products in the world. This patent covers a motor technology that we plan on fully developing and using in our products. Currently, we do not use the motors covered by this patent; however, this patented technology will be utilized in future motors that we intend to use on future products. It is still too early in the developmental phase to determine when the motor technology and products will be available for the market.
          On March 21, 2008, we filed a United States Patent Application for Batteries and Battery Monitoring and Charging System. The intellectual property covered in this multi-claim patent is our proprietary power management system that is currently used on all T3 Series products.
          On September 17, 2008, we filed a United States Patent Application for the Battery Powered Vehicle Control Systems and Methods. The intellectual property covered in this multi-claim patent is our proprietary control system that is currently used on all T3 Series products.
          On July 27, 2009, we filed a United States Patent Application for Dual Tires on a Single Wheel (Provisional). The intellectual property covered in this patent offers enhanced stability, reduces rolling and aerodynamic resistance and increases rider safety.

          On September 30, 2009, we filed a United States Patent Application for Vehicle Hood, Fenders, and Bumper (Design). Our unique design showcases custom built parts that are task specific and visually appealing.
          On December 7, 2009, we filed a United States Patent Application for Rechargeable Battery Systems and Methods (Provisional). The claim covers a battery charging management system that we will deploy in our electric CT-Series and GT3 vehicle in the future. While utilizing modular technology was already used in the T3 Series vehicle , this new battery and charger system will provide more efficiency and no downtime.
          We cannot assure you that any patents will be issued, or even if issued, that they will provide adequate protection for the Company’s intellectual property.
Government Approvals and Regulation
          On September 17, 2008, T3 Motion completed and passed its third party lab testing to obtain its CE certification for the T3i Series product, battery, and charging system. CE is the governing regulatory body and standard for electrical products meant to be exported to the European Union, Africa, Australia, the Middle East and other foreign countries.
•	The T3i Series product has passed EMC testing for EN6100-6-1 and EN61000-6-3

•	Batteries and chargers were found to be technically compliant with the EN55022, EN61000-3-2, EN61000-3-3, and EN55024 requirements.

•	In 2009, the Electric Vehicle 3-Wheel and Charger has passed EMC testing for EN60950-1:2006 (Information Technology Equipment Safety Standards) as well as EN6100-6-1 and EN61000-6-3 (European Standards).
On July 28, 2009, we received our GSA license number, GS-07F-0403V.
Customers
          Our marketing focus includes customers that have large areas to patrol such as law enforcement, airports, hospitals, universities, security companies, property management companies, shopping malls or large corporate campuses. No single customer accounted for more than 10% of our net revenues for the nine months ended September 30, 2010 and 2009 or the years ended December 31, 2009, 2008 and 2007.
Principal Executive Offices
          Our principal executive office is located at 2990 Airway Avenue, Building A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on, or accessible through, our website to be part of this prospectus or in deciding whether to purchase our securities.
LEGAL PROCEEDINGS
          With the exception of the following, we know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. We are also unaware of any proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial holder of more than 5% of our voting securities, or any associate of such persons, is an adverse party or has a material interest adverse to our Company.
          Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO, (“Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and T3 Motion, Inc. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court overruled the Demurrer on

December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. T3 agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000 each, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and payments are continuing to be made. At September 30, 2010, the Company recorded the entire settlement amount as a note payable in its condensed consolidated balance sheet.
MANAGEMENT
     The following table sets forth the names and ages of all of our directors and executive officers as of December 31, 2010. Also provided herein are a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

Name	Age	Positions Held:
Ki Nam	51	Chief Executive Officer and Chairman
Kelly J. Anderson	43	Executive Vice President, Chief Financial Officer and President
Noel Chewrobrier	46	Vice President International Sales
Dave Fusco	60	Vice President Domestic Sales
David Snowden	66	Director
Steven Healy	50	Director
Mary S. Schott	50	Director
Rob Thompson	34	Director
Biographical Information
     Ki Nam, Chief Executive Officer has served as Chief Executive Officer of T3 Motion since March 16, 2006. Mr. Nam founded Paradigm Wireless Company in 1999, a supplier of quality wireless equipment to the telecom industry, and Aircept founded in 2000, a leading developer, manufacturer, and service provider in the Global Positioning System (GPS) marketplace. In 2001, Mr. Nam founded Evolutionary Electric Vehicles (EEV) to provide high performance motor-controller packages to the emerging hybrid and electric vehicle market. Prior to founding his own companies, Mr. Nam co-founded Powerwave Technologies, Inc., a publicly-held__company, where he held the position of Executive Vice President, Business Development. We believe Mr. Nam is qualified to serve as a director as a result of his insight, detailed understanding of electric vehicles and our technologies, and information related to the Company’s strategy, operations, and business. As founder of T3 Motion, his vision and know-how have been instrumental in the development of our products and business. His prior experience as the Chief Executive Officer of EEV and his experience at Powerwave also have afforded him with strong leadership skills and a broad technology background.
     Kelly J. Anderson, has been the President since April 2010 and Executive Vice President, Chief Financial Officer since March 2008 and was appointed a director in January 2009. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit report agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties, G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC, and Chief Financial

Officer of NNN 2003 Value Fund, LLC and A REIT, Inc., all of which were real estate investment funds managed by TripleNet Properties. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp, Fortune 500 title insurance company.
     Noel Chewrobrier has been Vice President of International sales, since 2007. Over the past 15 years Noel has held various senior executive sales management positions at various technology companies located in the UK and in the U.S., at the following companies: Tecan UK< and USA (Executive Vice President from 1995 to 2004, and President from 2004 to 2007); Homark Ltd. (Global Sales Manager from 1989 to 1995); and Fast Moving Consumer Goods (Sales and Marketing Regional Manager from 1986 to 1995).
     David Fusco, was named Vice President, Domestic Sales, on October 1, 2010. Over the past 25 years David has held senior executive sales management positions at Texas Instruments, Compaq Computer, and Hewlett-Packard. In 2006 David founded Andal Holdings, LLC, and provided sales and management consulting services to a variety of companies. David holds a B.S. degree from Miami University in Oxford, OH.
     David Snowden, has served as a director of the Company since 2007, Mr. Snowden has been the Chief of Police of Beverly Hills for the past seven years. He has over 40 years of professional experience including holding positions as Chief of Police for Beverly Hills (current), Costa Mesa (1986-2003), and Baldwin Park (1980-1986). Chief Snowden has held numerous Presidential positions including Police Chief’s Department of the League of Cities (1993), Orange County Chief’s and Sheriff’s Association (1990) and was Chairman of the Airbourne Law Enforcement. Chief Snowden was inducted to the Costa Mesa Hall of Fame in 2003 and was voted top 103 most influential persons on the Orange Coast for 12 years. We believe Mr. Snowden is suited to serve as a director of T3 Motion due to his deep experience in and understanding of the law enforcement industry, and his contacts within that industry. Mr. Snowden’s experience and background with police departments and municipalities has enabled the Board and the Company to better understand the needs and interests of some of our primary clients.
     Steven Healy, has served as a director of the Company since 2007, Mr. Healy has been the Director of Public Safety at Princeton University since 2003, and was the President of the International Association of Campus Law Enforcement Administrators (IACLEA) until June 2007. He has served as a member of the IACLEA Government Relations Committee for the past 10 years and is active with issues regarding the Clery Act. Chief Healy was recently appointed by the governor of New Jersey to serve on the state’s Campus Security Task Force. Prior to his position at Princeton University, Mr. Healy was the Chief of Police at Wellesley College in Wellesley, MA. He also served as Director of Operations at the Department of Public Safety at Syracuse University. During his tenure at Wellesley College, Chief Healy was the IACLEA North Atlantic Regional Director and President of the Massachusetts Association of Campus Law Enforcement Administrators. We believe Mr. Healy is suited to serve as a director of T3 Motion due to his experience in private security markets, and in particular with campus security issues, as well as his understanding of law enforcement, in general.
     Mary S. Schott, has served as a director of the Company since 2009, has over 25 years experience in the accounting finance functions with extensive experience in finance and accounting compliance and systems including Sox applications. Ms. Schott has been the Chief Financial Officer of San Manuel Band of Serrano Mission Indians since 2008. A CPA and MBA, Ms. Schott served as Chief Accounting Officer of First American Title Insurance Company, a division of First American Corporation for three years and held various finance and accounting functions for the previous 17 years at First American. Ms. Schott was the President and Treasurer of the First American Credit Union for eight years. We believe Ms. Schott is qualified to serve as a director due to her experience as a Chief Financial Officer of a public company and as a CPA and MBA, as well as her ability to understand any technical financial issues that may be raised by our independent registered public accounting firm from time to time. Ms. Schott has extensive knowledge and background relating to accounting and financial reporting rules and regulations, as well as internal controls and business processes.
Rob Thomson, has served as a director of the Company since 2010, Mr. Thomson has been a Director at Vision Capital Advisors, LLC since 2007, a New York based private equity manager, where he oversees the firm’s growth equity investments in consumer retail, industrials, and homeland defense and security companies. Vision Capital Advisors LLC is the manager of two funds that hold debt and equity securities of the Registrant — Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Funds LP. At Vision, Mr. Thomson manages investment opportunities for the funds and works closely with its portfolio companies in executing their growth plans. He currently sits on the Board of Directors for Juma Technology Corp., a converged network integrator and software developer based in New York that trades on the OTC Bulletin Board and Microblend Technologies, Inc., a private company that is a developer of automatic paint creation systems for retailers. From 2005 to 2007, Mr. Thomson was the Managing Director of The Arkin Group, LLC in charge of operations, financial management and growth strategies for this international business intelligence firm. Mr. Thomson has an MBA from the Harvard Business School and a B.A. degree from Haverford College. He has studied Chinese language and history at Nankai University in China and Tunghai University in Taiwan. Mr. Thomson is also a term member at the Council on Foreign Relations. We believe Mr. Thomson is qualified to serve on our board as a result of his broad experience advising other emerging growth companies and experience with other companies in our target markets. Mr. Thomson also has a deep understanding of capital markets, mergers and acquisitions, business restructuring, business development, as well as fundraising and investment strategies.

Code of Ethics
     We plan to adopt a Code of Ethics prior to the completion of this offering that will apply all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and members of the board of directors.
Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board of Directors
     There have been no material changes to the procedures by which security holders may recommend nominees to the Board of Directors.
Director Independence
     Upon the closing of this offering, we plan to list our common stock, units, Class H warrants and Class I warrants on the NYSE Amex. Under the rules of the NYSE Amex, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of its initial listing in the NYSE Amex. In addition, the rules of NYSE Amex require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board has concluded that Ms. Schott, Mr. Snowden and Mr. Healy each qualify as an independent director under both the listing standards of the NYSE Amex and SEC Rule 10A-3.
Board Committees
     Our Board has an audit committee, a compensation committee and a nominating committee, each of which has the composition and the responsibilities described below.
     Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is authorized to, among other things, to assist the Board’s oversight of the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of the Company’s auditor qualifications and the work of our independent auditors.

     Our audit committee currently consists of Mary Schott (Chairperson) and Dave Snowden.
     Compensation Committee. Our compensation committee oversees, and makes recommendations to the Board regarding the annual salaries and other compensation of the Company’s executive officers, the Company’s general employee compensation and the Company’s other compensation policies and practices. The compensation committee is also responsible for administering the Company’s 2007 Plan and 2010 Plan. Our compensation committee currently consists of Mary Schott (Chairperson) and Steven Healy.
     Nominating Committee. Our nominating committee assists the Board in reviewing and recommending nominees for election as directors, as well as establishing procedures to address stockholder proposals and the structure of the board and its committees. The members of our nominating committee are Dave Snowden (Chairman) and Steven Healy. Our board of directors may from time to time establish other committees.
Director Compensation
     The Company pays each of its outside directors a $20,000 cash retainer for the director’s participation on the Board and its committees. The Board pays no additional fees for attending meetings or telephone conferences. The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for 2010.

	Fees Earned or
	Paid in Cash ($)		Option Awards($)(1)		Total ($)
Ki Nam(2)	$—		$—		$—
Steven Healy	20,000		18,390		38,390
David Snowden	20,000		18,390		38,390
Mary S. Schott	20,000		18,390		38,390
Robert Thomson	—	(3)	18,390	(4)	38,390

(1)	Amounts represent the aggregate grant date fair value of the stock or option award calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, as amended, without regard to estimated forfeitures, or, with respect to re-priced options. See Note 11 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)	Mr. Nam does not receive compensation for serving as a director of the Company. His compensation for serving as an officer of the Company is reflected in the table titled “Summary Compensation Table.”

(3)	Mr. Thomson has waived his annual cash retainer Board fee for 2010.

(4)	Such options will be assigned to Vision Capital Advisors or its affiliates.

Executive Compensation
     The following summary compensation table indicates the cash and non-cash compensation earned during the years ended December 31, 2010 and 2009 by our Chief Executive Officer (principal executive officer), (i) our Chief Financial Officer (principal accounting officer), (ii) our two most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 in 2010, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.
Executive Compensation — Summary Compensation Table:

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)(1)	($)(2)	($)
Ki Nam,	2010	$190,000	—	—	$114,900	—	$304,900
Chief Executive Officer	2009	150,000	—	—	—	—	150,000
and Chairman(2)

Kelly J. Anderson,	2010	187,962	—	—	229,800	—	$417,762
Executive Vice President, President	2009	175,000	—	—	—	—	175,000
Chief Financial Officer

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2010 and 2009 with respect to stock options granted, as determined pursuant to the accounting standard. The option awards fair values for 2010 was $0.38 per share. There were no grant awards during 2009.
(2)	Pursuant to Mr. Nam’s employment agreement, his annual salary is $190,000, commencing January 1, 2010. Mr. Nam has elected to defer payment of his increase until the completion of the Company’s next round of financing, which may include this offering.

Employment Agreements
     Ki Nam
          The Company entered into a written employment agreement with Mr. Ki Nam on August 13, 2010 in which it agreed to employ Mr. Nam during the term hereof as its Chief Executive Officer. The initial term of Mr. Nam’s employment expires on December 30, 2011, but the agreement automatically renews, annually, upon the terms and conditions set forth in this agreement unless terminated by either party by giving written notice 60 days prior to the expiration of the then term.
          For the period of one year commencing on January 1, 2010, the Company shall pay Mr. Nam a base salary of $190,000 per annum. During his employment and any renewal or extension period thereafter, the Mr. Nam shall be entitled to receive, on March 15 of each calendar year, an annual bonus based upon an approved budget by the Company’s board of directors and/or its compensation committee.
          If the Board determines that the Company does not have sufficient cash available to make the above described cash obligations, the Board may, in its discretion, make such payments in stock, but at no time shall the cash payment due under the cash obligation fall below one third of the payment obligation. Mr. Nam shall be eligible to participate in any compensation plan or program (401(k) plan and stock option plan) maintained by the Company in which other executives or employees of the Company participate, on similar terms. The Company shall provide to Mr. Nam and his family, during the employment with coverage under all employee medical, dental and vision benefit programs, plans or practices adopted by the Company and made available to all employees of the Company. Mr. Nam shall be entitled to four  weeks paid vacation in each calendar year (but no more than ten consecutive business days at any given time).
          The Company may terminate Mr. Nam’s employment at any time for any reason. If Mr. Nam’s employment is terminated by the Company other than for Cause (as defined in such agreement), Mr. Nam shall receive a severance payment equal to twelve  months’ base salary and twelve  months’ benefits, and any earned and/or accrued bonus, as in effect immediately prior to such termination, payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment. In the event that Mr. Nam’s employment is terminated (i) by the Company for Cause; (ii) by Mr. Nam on a voluntary basis; (iii) as a result of Mr. Nam’s permanent disability; or (iv) by Mr. Nam’s death, he or his estate shall only be entitled to receive base salary and bonuses already earned and accrued through the last day of his employment.

In the event of termination by Mr. Nam’s death or permanent disability, all such benefits identified under the employment agreement shall be maintained and in effect for twelve (12) additional months by the Company. Any and all such unvested benefits (i.e. 401(k), restricted stock or stock options) shall immediately vest.
          If Mr. Nam’s employment with the Company is terminated by the Company (other than upon the expiration of the Employment terms, for Cause, or by reason of disability, or upon Mr. Nam’s death) at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control of the Company (as defined in such agreement), or if Mr. Nam’s employment with the Company is terminated by him for good reason (as defined in such agreement) within six (6) months after a Change in Control, or if Mr. Nam’s employment with the Company is terminated by Mr. Nam for any reason, including without Good Reason, during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall pay to Mr. Nam: (i) any accrued, unpaid base salary payable as in effect on the date of termination, (ii) any unreimbursed business expenses and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (A) twice Mr. Nam’s annual rate of base salary, as in effect as of the date of termination, plus two times Mr. Nam’s target bonus for the fiscal year of the Company in which the date of termination occurs.
          In the event Mr. Nam is entitled to the severance benefits, each stock option exercisable for shares of Company common stock granted under the Company’s stock incentive plan that is held by Mr. Nam, if then outstanding, shall become immediately vested and exercisable with respect to all of the shares of Company common stock subject thereto on the date of termination and shall be exercisable in accordance with the provisions of the Company’s stock incentive plan and option agreement pursuant to which such option was granted. In addition, in the event Mr. Nam is entitled to severance benefits, a restricted stock award and restricted shares of the Company common stock granted under the Company’s stock incentive plan that is held by Mr. Nam that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the date of termination.
          Mr. Nam shall not, without the prior written consent of the Company, use or make accessible to any other person, any confidential information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by applicable law.
          Mr. Nam has also agreed for the two years following his termination of employment, he and his affiliates will not directly or indirectly, through any others person, (i) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to the termination date, an employee or consultant of the Company, (ii) cause such individual to terminate or refrain from renewing or extending his or his employment by or consulting relationship with the Company, or (iii) cause such individual to become employed by or enter into a consulting relationship with the Company and its affiliates or any other individual, person or entity.
          Mr. Nam and his affiliates also shall not solicit, persuade or induce any customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed or sold by the Company or any other person. Mr. Nam and his affiliates shall not solicit, persuade or induce any supplier to terminate, reduce or refrain from renewing or extending his, his or its contractual or other relationship with the Company. During the term of his employment, Mr. Nam shall not engage or assist others to engage in a competing business.
Kelly Anderson
          The Company entered into a written employment agreement with Kelly Anderson, on April 17, 2010. The term of this agreement continues until December 30, 2011 but it automatically renews for an additional one year period unless either the Company or Ms. Anderson give the other party written notice of at least 60 days prior to the expiration of the then term. Pursuant to this agreement, Ms. Anderson’s base salary for the first year of the agreement is $190,000 per year, and she is eligible to receive an annual bonus based upon an approved budget and other requirements as established from time to time by the Company’s Board of Directors and/or its Compensation Committee. If Board determines that the Company does not have sufficient cash available to make the foregoing cash obligations, the Board may, in its discretion, make such payments in stock, but at no time shall the cash payment due under the cash obligation fall below one third of the foregoing payment obligation to Ms. Anderson.
          While the Company may terminate Ms. Anderson's employment at any time for any reason, if Company terminates her employment for other than for Cause (as defined in such agreement), she shall receive (a) a severance payment equal to six (6) months’ of her then Base Salary; (b) continuation of her insurance benefits for six (6) months following her termination;, and (c) and any earned and/or accrued bonus, as in effect immediately prior to such termination,payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment.

          In the event (i) the Company terminates Ms. Anderson’s employment for Cause (as defined in the agreement), (ii) she voluntarily resigns from the Company; or (iii) her termination is as a result of her Permanent Disability (as defined in the agreement);or (iv) her termination is due to her death, then Ms. Anderson or her estate shall only be entitled to receive any base salary or bonus earned and accrued through the date of her termination of employment.employment. Notwithstanding the foregoing, in the event her termination is due to her death or Permanent Disability, [her salary and benefits] will also continue for six months after her termination, and any of her unvested benefits (i.e. 401(k), restricted stock or stock options) shall immediately vest upon her termination.
          If (a) Ms. Anderson's employment with the Company is terminated by the Company (other than upon the expiration of her employment term under the agreements, for Cause, or by reason of a Permanent Disability, or upon Executive's death)at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control (as defined in the agreement), or (b) if she resigns for Good Reason (as defined in the agreement) within six (6) months after a Change in Control, or (c) her employment with the Company is terminated by Ms. Anderson for any reason, including without Good Reason, during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall be required to pay to Ms. Anderson the following benefits: (i) any accrued, unpaid base salary payable as in effect on her termination date; (ii) any unreimbursed business expenses; and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (i) her annual base salary then in effect, plus her Target Bonus (as defined in the agreement) for the fiscal year of the Company during which her termination occurs.
          In the event Ms. Anderson is entitled to the severance benefits under her employment agreement, all of her outstanding stock options granted under the Company’s stock incentive plan shall immediately vest and become exercisable and any restricted stock award and restricted shares of the Company Common Stock granted to Ms. Anderson under the Company’s stock incentive plan that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions as of her termination date.

Following her termination of employment, Ms. Anderson shall continue to be subject to certain confidentiality obligations and is also subject to certain nonsolicitation obligations contained in the agreement for two years following her termination concerning certain of the Company’s current and prior employees and consultants.
Other than such arrangements described above, we have no other formal employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.
     The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2010 and 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive Plan					Incentive	Market or
			Awards:				Market	Plan Awards:	Payout Value
	Number of	Number of	Number of			Number	Value of	Number of	of Unearned
	Securities	Securities	Securities			of Shares	Shares or	Unearned	Shares, Units
	Underlying	Underlying	Underlying			or Units of	Units of	Shares, Units	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	or Other	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights that	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Have Not Vested (#)	Vested ($)
Ki Nam	—		300,000	$0.50	7/21/2020
	1,000,000		—	0.77	12/10/2017
Kelly J. Anderson	—		600,000	0.50	7/21/2020
	137,500		62,500	0.60	3/17/2018
	104,167		95,833	0.50	11/13/2018
Option Exercises and Stock Vested
     The following table sets forth certain information regarding exercises of stock options and stock vested held by the Named Executive Officers during the year ended December 31, 2010:
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Ki Nam	—	$—	—	$—
Kelly J. Anderson	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and Series A Preferred Stock and as to the security and percentage ownership of each executive officer and director of the Company and all officers and directors of the Company as a group as of December 31, 2010.
     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.
     Unless otherwise indicated, the address of each beneficial owner listed below is 2990 Airway Ave., Building A., Costa Mesa, California 92626.

	Before the Offering						After the Offering
				Number of	Percentage of		Number of	Percentage of
	Number of	Percent of		Shares of	Shares of		Shares of	Shares of
	Shares of	Shares of		Series A	Series A		Common	Common
	Common Stock	Common Stock		Preferred Stock	Preferred Stock		Stock	Stock
	Beneficially	Beneficially		Beneficially	Beneficially		Beneficially	Beneficially
Name of Beneficial Owner and Address	Owned(1)	Owned(1)(2)		Owned	Owned(13)		Owned	Owned
Executive Officers and/or Directors:
Ki Nam	33,237,464	59.5	%(3)	976,865	8.5%
Kelly Anderson	241,667	*	(4)	—	—
David Snowden	100,000	*	(5)	—	—
Steven Healy	100,000	*	(6)	—	—
Mary S. Schott	100,000	*	(7)	—	—
Robert Thomson	31,775,000	41.6	%(8)	9,370,698	81.5	%(14)
5% Stockholders:
Immersive Media Corp.	4,473,342	8.4	%(9)	—	—
Vision Opportunity Master Fund, Ltd.	27,051,165	37.3	%(10)	7,451,765	64.8%
Total Force International Limited	8,000,000	13.6	%(11)	—	—
Vision Capital Advantage Fund	4,723,835	8.7	%(15)	1,918,933	16.7%
All Executive Officers and Directors as a Group (7 persons)	65,554,131	79.8	%(12)	10,347,563	90.0%

*	Holders hold less than 1%.

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	As of December 31, 2010, there were 50,658,460 common shares issued and outstanding.

(3)	This number includes 27,155,230 shares of common stock, 1,953,730 shares of common stock, as converted, and warrants to purchase 2,228,504 shares of common stock held by The Nam Family Trust Dated 02/17/07, Ki Nam and Yeong Hee Nam as Trustees. This number does include 900,000 shares of common stock held by Justin Nam, who is the son of this stockholder. Further, this number does not include 900,000 shares of common stock held by Michelle Nam, who is the daughter of this stockholder. These include 1,000,000 shares subject to an option to purchase common stock. Thus, the percentage of common stock beneficially owned by Mr. Nam is based on a total of 55,840,694 shares of common stock.

(4)	This number includes options to purchase 241,167 shares of common stock held by Ms. Anderson. Thus, the percentage of common stock beneficially owned by Ms. Anderson is based on a total of 50,900,127 shares of common stock.

(5)	This number includes options to purchase 100,000 shares of common stock held by Mr. Snowden. Thus the percentage of common stock beneficially owned by Mr. Snowden is based on a total of 50,758,460 shares of common stock.

(6)	This number includes options to purchase 100,000 shares of common stock held by Mr. Healy. Thus the percentage of common stock beneficially owned by Mr. Healy is based on a total of 50,758,460 shares of common stock.

(7)	This number includes options to purchase 100,000 shares of common stock held by Ms. Schott. Thus the percentage of common stock beneficially owned by Ms. Schott is based on a total of 50,758,460 shares of common stock.

(8)	Robert Thomson has been designated by Vision Opportunity Master Fund, Ltd. to our board of directors. The reported securities are owned directly by Vision Opportunity Master Fund, Ltd. (“VOMF”) and its affiliate Vision Capital Advantage Fund, L.P. (“VCAF”), and together with VOMF, the “Vision Entities”), and Mr. Thomson has no direct interest in these shares. VOMF and VCAF are the direct owners of the subject securities. VCAF GP, LLC (the “General Partner”) serves as general partner of VCAF; the Managing Member of the General Partner is Adam Benowitz. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to VOMF and VCAF. Adam Benowitz is the Managing Member of the Investment Manager. Robert Thomson currently serves as VOMF’s and VCAF’s representative on the Issuer’s board of directors; VOMF and VCAF may be deemed a director by virtue of their right to appoint a director. The 31,775,000 shares listed represent the 5,097,635 and 885,969 common shares held by VOMF and VCAF, respectively, as well as (all figures given in the aggregate) (a) the options to purchase up to 50,000 shares of the Issuer’s common stock, (b) the 10% Convertible Promissory Notes (the “Notes”) currently convertible into 7,000,000 shares of the Issuer’s common stock, (c) the 7,451,765 Series A convertible preferred stock convertible into 14,903,530 shares of the Issuer’s common stock held by VOMF (d) (c) the 1,918,933 Series A convertible preferred stock convertible into 3,837,866 shares of the Issuer’s common stock held by VCAF. The Notes and the Series A convertible preferred stock owned by VOMF and VCAF are subject to a beneficial ownership limitation such that at no time may VOMF or VCAF convert all or a portion of such securities if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by VOMF, VCAF and its affiliates at such time, the number of shares of Common Stock which would result in VOMF, VCAF and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock of the Issuer outstanding at such time (the “Beneficial Ownership Limitation”); provided, however, that upon VOMF or VCAF providing the Issuer with sixty-one (61) days notice (the “Waiver Notice”) that VOMF or VCAF would like to waive the Beneficial Ownership Limitation with regard to any or all shares of Common Stock issuable upon conversion of such securities. VOMF, VCAF, the Investment Manager, the General Partner, Mr. Benowitz and Mr. Thomson and any affiliate (the “Vision Entities”) disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Vision Entities are the beneficial owner of the shares for purposes of Section 16 of the Exchange Act or for any other purpose. Mr. Thomson disclaims beneficial ownership of all securities reported herein. Thus, the percentage of common stock beneficially owned by Robert Thomson is based on a total of 76,449,856 shares of common stock. The principal business office of VCAF is 20 West 55th Street, 5th Floor, New York, New York 10019. The principal business office of VOMF is Vision

Opportunity Master Fund, Ltd. c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9007.

(9)	This number includes warrants to purchase 1,987,639 shares of common stock held by Immersive Media Corp. and 649,351 shares of common stock upon conversion of the convertible note. Thus, the percentage of common stock beneficially owned by Immersive Media Corp. is based on a total of 53,295,450 shares of common stock. The address for Immersive Media Corp. is Immersive Media Corp. is 224 — 15th Avenue SW, Calgary, AB T2R 0P7 Canada. The person exercising voting or dispositive control of shares held by Immersive Media Corp. is David Anderson.

(10)	Vision Opportunity Master Fund, Ltd. (the “VOMF”) and Vision Capital Advantage Fund, L.P. (“VCAF”) are the direct owners of the subject securities. VCAF GP, LLC (the “General Partner”) serves as general partner of VCAF; the Managing Member of the General Partner is Adam Benowitz. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to VOMF and VCAF. Adam Benowitz is the Managing Member of the Investment Manager. Robert Thomson currently serves as VOMF’s and VCAF’s representative on the Issuer’s board of directors; VOMF and VCAF may be deemed a director by virtue of their right to appoint a director. The 31,775,000 shares listed represent the 5,097,635 and 885,969 common shares held by VOMF and VCAF, respectively, as well as (all figures given in the aggregate) (a) the options to purchase up to 50,000 shares of the Issuer’s common stock, (b) the 10% Convertible Promissory Notes (the “Notes”) currently convertible into 7,000,000 shares of the Issuer’s common stock, (c) the 7,451,765 Series A convertible preferred stock convertible into 14,903,530 shares of the Issuer’s common stock held by VOMF (d) (c) the 1,918,933 Series A convertible preferred stock convertible into 3,837,866 shares of the Issuer’s common stock held by VCAF. The Notes, and the Series A convertible preferred stock owned by VOMF and VCAF are subject to a beneficial ownership limitation such that at no time may VOMF or VCAF convert all or a portion of such securities if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by VOMF, VCAF and its affiliates at such time, the number of shares of Common Stock which would result in VOMF, VCAF and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock of the Issuer outstanding at such time (the “Beneficial Ownership Limitation”); provided, however, that upon VOMF or VCAF providing the Issuer with sixty-one (61) days notice (the “Waiver Notice”) that VOMF or VCAF would like to waive the Beneficial Ownership Limitation with regard to any or all shares of Common Stock issuable upon conversion of such securities. VOMF, VCAF, the Investment Manager, the General Partner, Mr. Benowitz and Mr. Thomson and any affiliate (the “Vision Entities”) disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Vision Entities are the beneficial owner of the shares for purposes of Section 16 of the Exchange Act or for any other purpose. Thus, the percentage of common stock beneficially owned by Vision Opportunity Master Fund is based on a total of 72,611,990 shares of common stock. The principal business office of VCAF is 20 West 55th Street, 5th Floor, New York, New York 10019. The principal business office of VOMF is Vision Opportunity Master Fund, Ltd. c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9007.

(11)	This number includes 4,000,000 shares of common stock, as converted, and warrants to purchase 4,000,000 shares of common stock held by Total Force International Limited. Thus, the percentage of common stock beneficially owned by Total Force International Limited is based on a total of 58,658,460 shares of common stock. The address for Total Force International Limited is Rm 1604 Wst Tower, Shun Tak Center, Hong Kong. The person exercising voting or dispositive control of shares held by Total Force International Limited is Sam Lee.

(12)	This number includes 20,695,126 shares of common stock, as converted, warrants to purchase 2,228,504 shares of common stock, the 10% Convertible Promissory Notes (the “Notes”) currently convertible into 7,000,000 shares of our common stock, and options to purchase 1,591,667 shares of common stock held by the executive officers and directors. Thus, the percentage of common stock beneficially owned by the executive officers and directors is based on a total of 82,173,757 shares of common stock.

(13)	As of December 31, 2010, there were 11,502,563 shares of Series A Preferred Stock outstanding.

(14)	The reported shares of Series A convertible preferred stock are owned directly by the Vision Entities; such shares are convertible at any time, at the holders’ election, into 18,741,396 shares of our common stock (the quotient of the liquidation preference amount of $1.00 per share divided by the current conversion price of $0.50 per share times the number of shares of Series A Preferred Stock). The Vision Entities may not acquire shares of common stock upon conversion of the convertible preferred stock to the extent that, upon conversion, the number of shares of common stock beneficially owned by the Vision Entities and its affiliates would exceed 4.99% of the issued and outstanding shares of our common stock; provided, that this restriction on conversion can be waived at any time by the funds on 61 days’ notice. Mr. Thomson disclaims beneficial ownership of all securities reported herein.

(15)	The reported securities are owned directly by VCAF include, 885,969 common shares, as well as (all figures given in the aggregate) the 1,918,933 Series A convertible preferred stock convertible into 3,837,866 shares of our common stock. The Series A convertible preferred stock are subject to a beneficial ownership limitation such that VCAF may not convert or exercise such securities to the extent that the conversion or exercise would cause VCAF common stock holdings to exceed 4.99% of our total common shares outstanding, provided that this restriction on conversion can be waived at any time by the funds on 61 days’ notice. Thus, the percentage of common stock beneficially owned by VCAF is based on a total of 52,396,328 shares of common stock. The address for VCAF is 20 West 55th Street, Fifth Floor, New York, New York, 10019.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth, as of December 31, 2010, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Number of Securities
		Weighted-Average	Remaining Available
		Exercise Price of	for Future Issuance
	Number of Securities to be	Outstanding	Under Equity
	Issued Upon Exercise of	Options,	Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	6,440,895	$0.57	3,720,500
Equity compensation plans not approved by stockholders	10,696,143	$0.74	—

Total	17,137,038		3,720,500
2007 Stock Option/Stock Issuance Plan
           The 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”) became effective on August 2007, the effective date the Board of Directors of T3 Motion approved the Option Plan. The maximum number of shares of common stock that may be issued over the term of the 2007 Plan is 7,450,000 shares.
           Awards under the 2007 Plan may be granted to any of the T3 Motion’s employees, non-employee directors of T3 Motion or any of its parents or subsidiaries, and consultants and other independent advisors who provide services to T3 Motion or any of its parents or subsidiaries. Awards may consist of stock options (both incentive stock options and non-statutory stock options) and stock awards. An incentive stock option may be granted under the 2007 Plan only to a person who, at the time of the grant, is an employee of T3 Motion or a parent or subsidiary of T3 Motion.
           The 2007 Plan was administered by T3 Motion’s Board of Directors, with full power to authorize the issuance of shares of the T3 Motion’s common stock and to grant options to purchase shares of T3 Motion’s common stock. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. Any or all administrative functions, however, may be delegated by the Board to a committee of the Board.
           The 2007 Plan provides that in the event of a merger of T3 Motion with or into another corporation or of a “change in control” of T3 Motion, including the sale of all or substantially all of T3 Motion’s assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.
           The 2007 Plan will terminate on the earlier of (i) May 15, 2017, (ii) the date on which all 7,450,000 shares available for issuance under the 2007 Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of T3 Motion. No further options may be granted under the 2007 Plan. As of December 31, 2010, there were outstanding options to purchase 3,661,395 shares of our common stock under the 2007 Plan.
     The Board of Directors may generally amend or terminate the 2007 Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2007 Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require shareholder approval pursuant to applicable laws and regulations.
2010 Stock Option/Stock Issuance Plan
     The 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”) became effective in January 2010, and was approved by the Company’s stockholders in June 2010. The maximum number of shares of common stock that may be issued over the term of the 2010 Plan is 6,500,000 shares.
     Awards under the 2010 Plan may be granted to any of the employees and non-employee directors of the Company or any of its parents or subsidiaries, as well as any consultants and other independent advisors who provide services to the Company or any of its parents or subsidiaries. Awards may consist of stock options (both incentive stock options and non-statutory stock options) and stock awards. An incentive stock option may be granted under the 2010 Plan only to a person who, at the time of the grant, is an employee of the Company or its parent or subsidiary.
     The 2010 Plan is administered by the Company’s Board of Directors; however, the Board may delegate such authority to a committee (“Committee”) appointed by the Board. The plan administrator may authorize the issuance of shares of the common stock and to grant options to purchase shares of common stock. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, and the exercisability of the awards.
     The 2010 Plan provides that in the event of a merger of the Company with or into another corporation or of a “change in control” of the Company, including the sale of all or substantially all of the Company’s assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.
     The 2010 Plan will terminate on the earlier of (i) January 26, 2020, (ii) the date on which all 6,500,000 shares available for issuance under the Option Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of the Company.
     The Board of Directors may generally amend or terminate the 2010 Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2010 Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require stockholder approval pursuant to applicable laws and regulations.
     As of December 31, 2010, there were outstanding options to purchase 2,779,500 shares of our common stock under the 2010 Plan.
Warrants
     From time to time, we issue warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. Such warrants are issued outside of the Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Parties
     The following table reflects the activity of the related party transactions as of the respective periods.
Accounts Receivable
      As of September 30, 2010, December 31, 2009 and 2008, the Company had receivables of $35,722, $28,902 and $28,902, respectively, due from Graphion Technology USA LLC (“Graphion”) related to consulting services rendered by and fixed assets sold to Graphion. During the nine months ended September 30, 2010, the Company sold fixed assets for $6,820 to Graphion. Graphion is wholly-owned by Mr. Nam, the Company’s Chief Executive Officer, and is under common ownership. The amounts due are non-interest bearing and are due upon demand.
      As of September 30, 2010, December 31, 2009 and 2008, there were outstanding related party receivables of $10,670, $6,756 and $4,346, respectively, which primarily relate to receivables due from Mr. Nam, which represents the rental obligation of Mr. Nam for his month-to-month lease of excess warehouse space in the Company’s facility in Costa Mesa, California.
Prepaid Expenses
      As of September 30, 2010, December 31, 2009 and 2008, there was $0, $0 and $120,000, respectively, of prepaid inventory from Graphion.
Related Party Payables
     From time to time, the Company purchases batteries and research and development parts from Graphion. For the nine months ended September 30, 2010 and 2009, purchases were $100,000 and $520,278, respectively. During the years ended December 31, 2009, 2008 and 2007, the Company purchased $622,589, $635,749 and $0, respectively, of parts and services from Graphion from, and had an outstanding accounts payable balance to Graphion of $0, $104,931 and $120,749 at September 30, 2010 and December 31, 2009 and 2008, respectively.
      As of September 30, 2010 and December 31, 2009 and 2008, the Company had related party payable balances of $0, $0 and $2,034,734, respectively. The 2008 related party payable balance was comprised of $1,536,206 due Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive, in addition to $498,528 in advances loaned from Mr. Nam for the Company’s operating requirements.
     On February 20, 2009, the Company entered into a settlement agreement with Mr. Lin whereby Mr. Lin released the Company from its obligations to issue certain securities upon the occurrence of certain events, under the agreement dated December 30, 2007, in exchange for the Company issuing 931,034 shares of common stock at $1.65 per share totaling $1,536,206 for investor relations services performed. The Company recorded the value of the shares in related party payables at December 31, 2008. The Company issued the shares on February 20, 2009.

Intangible Assets
     On March 31, 2008, the Company paid $1,000,000 to Immersive, one of the Company’s shareholders, to purchase a GeoImmersive License Agreement giving the Company the right to resell data in the Immersive mapping database. The Company recorded $375,000 of amortization expense.
On March 16, 2009, the Company revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, the Company ceased amortizing the license and will test annually for impairment until the post-production of the data is complete. At December 31, 2009, management performed its annual review to assess potential impairment and deemed the intangible asset to be fully impaired, as management has decided to allocate the resources required to map the data elsewhere. As a result, the remaining value, of $625,000, was fully amortized as of December 31, 2009.
Notes Payable
Immersive Note
     On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive due on December 31, 2008. The note is secured by all of the Company’s assets. On March 31, 2008, the Company repaid $1,000,000 of the note. In addition, the Company granted 697,639 of warrants exercisable at $1.08 per share of common stock. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note. Amortization of the debt discount was $485,897 for the year ended December 31, 2008.
     On December 19, 2008, the Company amended the terms of the note with Immersive to extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010. In addition, in the event that the Company receives (i) $10,000,000 or more in a private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the amendment and prior to March 31, 2010, the note shall become immediately due and payable. Pursuant to the terms of the amended promissory note, during the pendency and prior to the closing of an equity offering, Immersive will have the option to convert the outstanding and unpaid principal and accrued interest into units of the Company’s equity at $1.65 per unit, subject to adjustment.
     In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock in connection with an equity offering. As a result of the December 2009 equity offering, the Company recorded the fair value of the conversion feature of $1,802 as a debt discount and will amortize such amount to interest expense over the remaining term of the promissory note. Amortization of the debt discount was not significant for the period ended December 31, 2009. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature will be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.
     As of September 30, 2010, December 31, 2009 and December 31, 2008, the related party note payable balance, net of discount, due Immersive was $797,784, $958,735 and $1,000,000, respectively.
     In conjunction with the amendment, the Company also agreed to issue contingent warrants for up to 250,000 shares of common stock, $0.001 par value per share, originally at $2.00 per share, for extending the note. When the Company authorizes and issues the preferred stock, the exercise price will be adjusted pursuant to the terms of the warrant agreement. Immersive received a warrant to purchase 50,000 shares since the note was not repaid by March 31, 2009. For every month that the note remains outstanding thereafter, Immersive shall receive an additional warrant for 16,667 shares. As of December 31, 2009, the Company issued 200,000 of these warrants and recorded a debt discount of $141,663 and amortized approximately $99,126 of the discount to interest expense during the year ended December 31, 2009. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $0.70 per share. During the three months ended March 31, 2010, the Company issued 50,000 warrants under the agreement. The Company recorded a debt discount of $15,274 during the three months ended March 31, 2010 and a total debt discount of $155,938 based on the estimated fair value of the 250,000 warrants issued, and amortized approximately $56,539 and $56,274 of the discount to interest expense during the nine months ended September 30, 2010 and 2009, respectively. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $0.70 per share.
     The various amendments of the note resulted in terms that were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt during the year ended December 31, 2008. There was no gain or loss recognized in connection with the extinguishment.
     As of March 31, 2010, the debt discount related to the fair value of the warrants issued and the derivative liability related to the conversion feature were fully amortized. On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, the Company agreed to exchange Immersive’s Class A warrants to purchase up to 697,639 shares of the Company’s common stock at an exercise price of $1.08 per share and its Class D warrants to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $2.00 per share, for Class G Warrants to purchase up to 697,639 and 250,000 shares of the Company’s common stock, respectively, each with an exercise price of $0.70 per share. The Company recorded a debt discount and derivative liability of $1,898 based on the incremental increase in the estimated fair value of the re-pricing of the 250,000 warrants. The Company recorded an additional debt discount and derivative liability in the amount of $216,811 based on the estimated fair value of the 697,639 warrants issued. The total debt discount was amortized in April 2010.
     The note and accrued interest were not repaid in full by April 30, 2010. As a result, per the agreement, the maturity date was extended to March 31, 2011 and the Company issued Class G Warrants to purchase up to 1,040,000 shares of the Company’s common stock at an exercise price of $0.70 per share. The interest rate compounded annually was amended to 15.0%. The Company recorded interest expense of $102,500 for the nine months ended September 30, 2010 and recorded accrued interest expense of $102,500 as of September 30, 2010. The terms of the Class G Warrants are substantially similar to prior Class G warrants issued by the Company. The Company recorded a debt discount of $329,120 related to the fair value of the warrants issued. Amortization of the debt discount was for the nine months ended September 30, 2010, respectively.
Vision Opportunity Master Fund, Ltd. Bridge Financing
     On December 30, 2009, The Company sold $3,500,000 in debentures and warrants to Vision Opportunity Master Fund, Ltd. (“Vision”) through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10% Secured Convertible Debentures (“Debentures”), with an aggregate principal value of $3,500,000.
     The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum. The maturity date is December 30, 2010. At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $1.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Series A convertible preferred stock and a warrant to purchase one share of the Company’s common stock. As a result of the 240 th day passing the Company recorded an additional debt discount and derivative liability in the amount of $275,676 for the nine months ended September 30, 2010. The Company may redeem the Debentures in whole or part at any time after September 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. The Company recorded interest expense of $265,000 for the nine months ended September 30, 2010 and had accrued interest of $265,000 as of September 30, 2010.
     The Purchase Agreement provides that during the 18 months following December 30, 2009, if the Company or its wholly-owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issue common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of the Company’s common stock.

     The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent financing and other matters are met.
     Also pursuant to the Purchase Agreement, Vision received Series G Common Stock Purchase Warrants (the “Warrants”). Pursuant to the terms of Warrants, Vision is entitled to purchase up to an aggregate of 3,500,000 shares of the Company’s common stock at an exercise price of $0.70 per share, subject to adjustment. The Warrants have a term of five years after the issue date of December 30, 2009.
     The debt discount was allocated between the warrants and the conversion feature of $1,077,652 and $1,549,481, respectively, for the year ended December 31, 2009. The discount is being amortized over the term of the Debentures. The Company amortized $1,950,506 for the nine months ended September 30, 2010. The remaining unamortized warrant and beneficial conversion feature values are recorded as a discount on the Debentures in the accompanying condensed consolidated balance sheets.
     During the nine months ended September 30, 2009, the Company amortized $1,363,848 of interest expense related to a debt discount on a different note to Vision that was ultimately exchanged for shares of the Company’s Preferred Stock.
     The Subsidiary entered into a Subsidiary Guarantee (“Subsidiary Guarantee”) for the Company’s benefit to guarantee to Vision the obligations due under the Debentures. The Company and the Subsidiary also entered into a Security Agreement (“Security Agreement”) with Vision, under which the Company and the Subsidiary granted to Vision a security interest in certain of the Company’s and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full all obligations under the Debentures and the Subsidiary Guarantee.
     On December 30, 2009, the Company also entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Vision and Vision Capital Advantage Fund, L.P. (“VCAF” and, together with Vision, the “Vision Parties”). Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in exchange for the delivery and cancellation of 10% Secured Convertible Debentures previously issued by us to the Vision Parties in the principal amount of $2,200,000 (issued December 30, 2008) and $600,000 (issued May 28, 2009) plus accrued interest of $255,000 in conjunction with the issuance of Series A Preferred Stock, the Company issued Class F warrants to purchase 6,110,000 shares of common stock at $0.70 per share; 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of Series A, B, C, D, E and F warrants previously issued by us to the Vision Parties, the Company recorded a gain of $45,835 related to the exchange of the warrants for preferred stock; and 4,051,948 shares of Preferred Stock were issued to satisfy the Company’s obligation to issue equity to the Vision Parties pursuant to a Securities Purchase Agreement dated on March 24, 2008 and amended on May 28, 2009. Under the Exchange Agreement, Ki Nam, The Company’s Chief Executive Officer and Chairman of the Board of Directors of the Company, also agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company into 976,865 shares of Preferred Stock and warrants to purchase up to 1,953,730 shares of common stock (which warrants have the same terms as the Warrants issued to Vision pursuant to the Purchase Agreement).
     The Company, Mr. Nam and Vision Parties also entered into a Stockholders Agreement, whereby Mr. Nam agreed to vote, in the election of members of the Company’s board of directors, all of his voting shares of the Company in favor of (i) two nominees of Vision Parties so long as their ownership of common stock of the Company is 22% or more or (ii) or one nominee of Vision Parties so long as their ownership of common stock of the Company is 12% or more.

     On May 28, 2009, the Company issued to Vision, 10% Debentures, with an aggregate principal value of $600,000. As noted above, these 10% Debentures were cancelled in connection with the December 30, 2009 financing with Vision. Additionally, Vision received Series E Common Stock Purchase Warrants to purchase up to an aggregate 300,000 shares of the Company’s common stock at an exercise price of $1.20 per share. Such Series E Common Stock Purchase Warrants were exchanged for shares of Preferred Stock in connection with the December 30, 2009 financing with Vision.
     On December 30, 2008, the Company sold $2.2 million in debentures and warrants through a private placement to Vision pursuant to a Securities Purchase Agreement. On December 30, 2009, pursuant to the Exchange Agreement, the Company issued to the Vision Parties, shares of Preferred Stock in exchange for the delivery and cancellation of these debentures and accrued interest.
     The reduction in exercise prices of Series B and C Warrants (which were exchanged on December 30, 2009 for Preferred Stock) was deemed to be a modification and resulted in additional recognition of approximately $79,000 as debt issuance cost at December 31, 2008. Moreover, the Company recorded a total debt discount of $1,215,638 for the effective beneficial conversion feature (“BCF”) of the debenture and debt discount related to the issuance of Series D Warrants (which were exchanged on December 30, 2009 for Preferred Stock), for the year ended December 31, 2008. The debt discount for the Series D Warrants was calculated using the Black-Scholes-Merton option pricing model. The BCF and warrants are amortized to interest expense over the one-year life of the note.
     The value of the debt discount was allocated between the debentures, the warrants, and the BCF, which amounted to $291,327, $201,222, $1,549,481 and $1,077,652, respectively, for the year ended December 31, 2009, and $607,819 and $607,819, respectively, for 2008. The discount of $3,119,682 and $1,215,638 as of December 31, 2009 and 2008, respectively, related to the warrants and the BCF, is being amortized over the term of the Debentures. The Company amortized $1,950,506 for the nine months ended September 30, 2010, and $2,317,792 and $2,236 for the years ended December 31, 2009 and 2008, respectively. The remaining unamortized warrant and beneficial conversion feature value is recorded as a discount on the Debentures on the accompanying balance sheet.
     During the nine months ended September 30, 2009, the Company amortized $1,363,848 of interest expense related to a debt discount on a different note to Vision that was ultimately exchanged for shares of the Company’s Preferred Stock.
     As of September 30, 2010, December 31, 2009 and December 31, 2008, the related party note payable balance, net of discount, due Vision was $2,552,931, $878,102 and $986,598, respectively.
Loan Agreement with Ki Nam
     On March 30, 2009, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, whereby, Mr. Nam agreed to advance the Company up to $1,000,000, including $498,528 that had already been advanced by Mr. Nam for operating capital requirements through December 31, 2008. The line of credit was to remain open until the Company raised $10.0 million in equity. The note bore interest at 10% per annum. In the event the Company received (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note was to become immediately due and payable.
     In connection with the loan agreement, the Company agreed to issue warrants to Mr. Nam for the purchase of up to 303,030 shares of the Company’s common stock, $0.001 par value per share, at $2.00 per share, subject to adjustment. The total number of warrants to be issued was dependent on the final amount of the loan. During the year ended December 31, 2009, the Company was advanced $414,963, including accrued interest, under the loan agreement. During the year ended December 31, 2009, 274,774 warrants were issued to Mr. Nam pursuant to the terms of the loan agreement The Company recorded a debt discount of $246,228 related to the estimated fair value of warrants, which was to be amortized as interest expense over the term of the loan agreement. The loan was convertible during the pendency of any current open equity financing round at $1.65 per share, subject to adjustment. Upon conversion, Mr. Nam was to receive additional warrants for the purchase of up to 606,060 shares of the Company’s common stock at $2.00 per share.

     For the nine months ended September 30, 2010 the Company received advances from Mr. Nam of which $390,000 was repaid in October of 2010.
     In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock in connection with an equity offering. See Note 10 to the Company’s consolidated audited financial statements included in this prospectus. As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $443 as a debt discount, which was to be amortized to interest expense over the remaining term of the loan agreement. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was to be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.
     On December 30, 2009, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert the balance of the promissory note, including accrued interest, of $976,865 into 976,865 shares of the Company’s Series A convertible preferred stock and warrants to purchase up to 1,953,730 shares of the Company’s common stock, exercisable at $0.70 per share, subject to adjustment. The ability for Mr. Nam to receive additional warrants for up to 606,060 shares of common stock was cancelled.
     In connection with the Exchange Agreement, the Company agreed to convert Mr. Nam’s outstanding debt balance of $976,865 at $0.50 per share, which was below the adjusted conversion price pursuant to the terms of the loan agreement. Pursuant to the conversion terms of the loan agreement, Mr. Nam would have received only 313,098 shares of stock. As a result, the Company issued Mr. Nam 663,767 additional shares of the Company’s Series A convertible preferred stock in connection with his debt conversion.
     As a result of the Exchange Agreement, the entire debt discount amounting to $246,671 was amortized to interest expense. In addition, as the Company issued shares to Mr. Nam in excess of the number of shares pursuant to the terms of the loan agreement, the Company recorded the fair value of the 663,767 additional shares issued as a loss on debt extinguishment. The amount recorded of $663,767 was included in other expense in the accompanying consolidated statement of operations for the year ended December 31, 2009.
Lock-Up Agreement
     In connection with the Vision financing, Ki Nam, the Company’s Chief Executive Officer and Chairman of the Board of Directors of the Company agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of the Company’s common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through February 28, 2011.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our results of operations for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007 and financial condition as of September 30, 2010 (unaudited) and December 31, 2009 and 2008, should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this prospectus. All statements, other than statements of historical facts, included in this report are forward-looking statements. When used in this report, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “possible,” “expect,” “plan,” “project,” “continuing,” “ongoing,” “could,” “believe,” “predict,” “potential,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, availability of additional equity or debt financing, changes in sales or industry trends, competition, retention of senior management and other key personnel, availability of materials or components, ability to make continued product innovations, casualty or work stoppages at the Company’s facilities, adverse results of lawsuits against the Company and currency exchange rates. Forward-looking statements are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Readers of this report are cautioned not to place undue reliance on these forward-looking statements, as there can be no assurance that these forward-looking statements will prove to be accurate and speak only as of the date hereof. Management undertakes no obligation to publically release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This cautionary statement is applicable to all forward-looking statements contained in this report.
Overview
     T3 Motion was incorporated on March 16, 2006, under the laws of the state of Delaware. We develop and manufacture the T3 Series, which are electric, three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. We continue to design and introduce products based on modularity of the sub systems we have created. In September 2009, we introduced the CT Micro Car to market and are currently in customer trials. The CT Micro Car is another product line to sell to our potential and existing customers. In June 2010, we introduced the Commuter Vehicle, a plug-in hybrid consumer vehicle. We anticipate to introduce the Commuter Vehicle in late 2011.
Critical Accounting Policies and Estimates
     Our management’s discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      A summary of these policies can be found in the Management’s Discussion and Analysis or Financial Condition and Results of Operations section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The following is an update to the critical accounting policies and estimates.
     Going Concern
     The Company’s consolidated financial statements have been prepared using the accrual method of accounting in accordance with GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Management has been and plans to continue to implement its cost reduction strategy for material, production and service costs. Until management achieves its cost reduction strategy and is able to generate sales to realize the benefits of the strategy over the next year and sufficiently increases cash flow from operations, the Company will require additional capital to meet its working capital requirements, debt service, research and development, capital requirements and compliance requirements. Further, at September 30, 2010, the Company has an accumulated deficit of $(40,414,711), a working capital deficit of $(14,324,467) and a cash and cash equivalents balance of $40,966. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
     Management believes that its current sources of funds and current liquid assets, together with the net proceeds of this offering, will allow the Company to continue as a going concern through at least December 31, 2011; however, the Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. We cannot assure you that such financing will be available on a timely basis, on acceptable terms or at all. The inability to obtain such financing may adversely impact the sales price of our common stock after the offering.

In light of these plans, management is confident in the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements included elsewhere in this report do not include any adjustments that might result from the outcome of this uncertainty.
Cash and Cash Equivalents
     Cash and cash equivalents consist of all highly liquid investments with original maturities of three months or less.
Restricted Cash
     Under a credit card processing agreement with a financial institution, the Company is required to maintain a security reserve deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of September 30, 2010 was $10,000.
Concentrations of Credit Risk
     As of September 30, 2010 one customer accounted for approximately 12% of total accounts receivable. No single customer accounted for more than 10% of net revenues for the nine months ended September 30, 2010.
      As of September 30, 2010 two vendors accounted for approximately 11% of total accounts payable. No single vendor accounted for more than 10% of purchases for the nine months ended September 30, 2010.
Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash and cash equivalents, restricted cash accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables, notes payable and derivative liabilities, related party notes payable and derivative liabilities. The carrying value for all such instruments, except related notes payable and derivative liabilities approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature and instruments similar to the notes payable could not be found. The Company’s derivative liabilities are recorded at fair value.
Revenue Recognition
     The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectibility of the resulting receivable is reasonably assured.
     For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped to customers. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first, and has no other post-shipment obligations. The Company assesses collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

     All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of revenues.
     The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.
     The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.
Business Segments
     The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The revenue from domestic sales and, international sales are shown below:

	For the Nine Months Ended September 30,
	2010	2009
	(unaudited)
Net revenues:
T3 Domestic	$3,078,658	$2,715,653
T3 International	546,873	693,173

Total net revenues	$3,625,531	$3,408,826

Derivative Liabilities
     During the nine months ended September 30, 2010, the Company recorded additional debt discounts and derivative liabilities of $838,781 related to related party notes payable.
     During 2010, the Company issued 2,310,000 warrants related to the issuance of preferred stock. The Company estimated the fair value of the warrants of $716,236 at the dates of issuance and recorded a reduction in additional paid-in capital and a derivative liability. The change in fair value of the derivative is recorded through earnings at each reporting date.
     During 2010, the Company recorded a discount on the issuance of preferred stock and derivative liability of $685,124 related to the anti-dilution provision of the preferred stock issued. The discount will be recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative is recorded through earnings at each reporting date. For the nine months ended September 30, 2010, the amortization of the discount related to the preferred stock anti-dilution provision was $1,862,558 which was recorded as a deemed dividend.
     On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 4,000,000 shares of common stock. As a result of the conversion, the Company reclassified the balance of the derivative liability of $1,121,965 to additional paid in capital and the balance of the discount of $1,099,742, as a deemed dividend.
     The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded conversion features using the Black-Scholes-Merton option pricing model.
Loss Per Share

Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 51.2 million and 15.3 million shares of common stock were outstanding at September 30, 2010 and 2009 respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the periods.
Net loss per basic and diluted share is computed as follows:

	Nine Months Ended September 30,
	2010	2009
Net loss	$(4,390,237)	$(3,641,121)
Deemed preferred stock dividend	(2,962,300)	—

Net loss applicable to common stockholders	(7,352,537)	(3,641,121)

Weighted average number of common shares outstanding:
Basic	47,393,938	44,384,988

Diluted	47,393,938	44,384,988

Net loss per share:
Basic	$(0.16)	$(0.08)

Diluted	$(0.16)	$(0.08)

Commitments and Contingencies
     On June 25, 2008, we elected to upgrade or replace approximately 500 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The chargers were placed in service between January 2007 and 2008. We notified customers informing them of the need for an upgrade and began sending out new and/or upgraded chargers (revision E) in July of 2008 to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. We did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $78,000. We anticipate that all of the chargers will be upgraded or replaced by June 2011.
     Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO, (“Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and T3 Motion, Inc. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court overruled the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. T3 agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468 through monthly payments of $50,000 each, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and payments are continuing to be made. At September 30, 2010, the Company recorded the entire settlement amount as a note payable in the accompanying Condensed Consolidated Balance Sheet.

     In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.

Result of Operations
Nine Months ended September 30, 2010 and 2009:
     The following table sets forth the results of our operations for the three and nine months ended September 30, 2010 and 2009 (unaudited):

	Nine Months Ended September 30,
	2010	2009
Net revenues	$3,625,531	$3,408,826
Cost of net revenues	3,265,195	3,947,002

Gross profit (loss)	360,336	(538,176)

Operating expenses:
Sales and marketing	1,305,819	1,483,281
Research and development	1,069,226	963,119
General and administrative	2,730,770	3,460,171

Total operating expenses	5,105,815	5,906,571

Loss from operations	(4,745,479)	(6,444,747)

Other income (expense):
Interest income	1,281	2,490
Other income, net	3,113,919	4,862,922
Interest expense	(2,759,158)	(2,060,986)

Total other income (expense), net	356,042	2,804,426

Loss before provision for income tax	(4,389,437)	(3,640,321)
Provision for income tax	800	800

Net income (loss)	(4,390,237)	(3,641,121)

Deemed dividend to preferred stockholders	(2,962,300)	—

Net loss attributable to common stockholders	$(7,352,537)	$(3,641,121)

Other comprehensive income (loss):
Foreign currency translation income (loss)	318	(3,175)

Comprehensive loss	$(7,352,219)	$(3,644,296)

Net loss attributable to common stockholders per share:
Basic	$(0.16)	$(0.08)

Diluted	$(0.16)	$(0.08)

Weighted average number of common shares outstanding:
Basic	47,393,938	44,384,988

Diluted	47,393,938	44,384,988

     Net revenues. Net revenues are primarily from sales of the T3 Series, T3-iSeries, power modules, chargers, related accessories and service revenue. Net revenues increased $216,705, or 6.4%, to $3,625,531 for the nine months ended September 30, 2010 compared to the same period of the prior year. The increase for the nine months ended September 30, 2010 is due to a growth in units sold as the economy began to recover, new markets were added, achieving a higher average selling price per unit, and an increase in service and parts revenue. Such increase was offset in part by our delays in filling orders in the current period primarily due to vendor supply issues, which we believe were due to inadequate vendor staffing that led to delays in shipments of components to us. As of September 30, 2010 the sales order backlog was $1.3 million.

     Cost of net revenues. Cost of net revenues consists of materials, labor to produce vehicles and accessories, warranty and service costs and applicable overhead allocations. Cost of net revenues decreased ($681,807), or (17.3%), to $3,265,195 for the nine months ended September 30, 2010 compared to the same period of the prior year. This decrease in cost of net revenues is primarily attributable to management’s cost reduction strategy and lower warranty cost experience due to increase in product reliability.
     Gross profit (loss). During 2010, management has continued to source lower product costs, increase production efficiencies and achieve lower warranty experience rates resulting in gross profit of $360,336 for the nine months ended September 30, 2010, compared to a gross loss of ($538,176) for the same period of the prior year. Management has and will continue to evaluate the processes and materials to reduce the costs of net revenues over the next year. Gross income (loss) margin was 9.9% and (15.8%) for the nine months ended September 30, 2010 and 2009, respectively.
     Sales and marketing. Sales and marketing decreased by ($177,462), or (12.0%), to $1,305,819 for the nine months ended September 30, 2010 compared to the same period of the prior year. The decrease in sales and marketing expense is attributable to a reduction in salaries and commissions and decreases in trade show and travel expenses.
     Research and development. Research and development costs include development expenses such as salaries, consultant fees, cost of supplies and materials for samples and prototypes, as well as outside services costs. Research and development expense increased by $106,107, or 11%, to $1,069,226 for the nine months ended September 30, 2010 compared to the prior year. The increase for the nine months ended September 30, 2010 was largely in part due to development costs on the commuter vehicle, our new hybrid consumer vehicle.
     General and administrative. General and administrative expenses decreased ($729,401), or (21.1%), to $2,730,770 for the nine months ended September 30, 2010 compared to the prior year. The decrease was primarily due to decreases in salaries, legal, stock compensation expenses and accounting compliance costs.
     Other income (expense, net). Other income expense, net decreased by ($2,448,384), or (87.3%), to $356,042 for the nine months ended September 30, 2010 compared to the prior year. The decrease was primarily due to the change in the fair value of the derivative liabilities and amortization of debt discounts when compared to the same period of the prior year.
     Deemed dividend. During 2010, as a result of the issuance of Series A convertible preferred stock, we recorded a deemed dividend related to the amortization of discounts on the Preferred Stock for the nine months ended September 30, 2010 in the amount of ($2,962,300). There were no deemed dividends during the nine months ended September 30, 2009.
      Net loss attributable to common stockholders. Net loss attributable to common stockholders for the nine months ended September 30, 2010 was ($7,352,537), or ($0.16) per basic and diluted share compared to a loss of ($3,641,121) for the same period of the prior year or ($0.08) per basic and diluted share.

Fiscal years ended December 31, 2009, 2008 and 2007
     The following table sets forth the results of our operations for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
Net revenues	$4,644,022	$7,589,265	$1,822,269
Cost of revenues	4,988,118	9,292,876	3,928,525

Gross loss	(344,096)	(1,703,611)	(2,106,256)

Operating expenses:
Sales and marketing	1,927,824	2,290,253	1,724,779
Research and development	1,395,309	1,376,226	1,243,430
General and administrative	5,126,801	6,250,632	3,454,496

Total operating expenses	8,449,934	9,917,111	6,422,705

Loss from operations	(8,794,030)	(11,620,722)	(8,528,961)

Other income (expense):
Interest income	2,510	55,091	3,239
Other income (expense)	5,565,869	(73,783)	12,426
Interest expense	(3,472,442)	(657,583)	(63,136)

Total other income (expense), net	2,095,937	(676,275)	(47,471)

Loss before provision for income tax	(6,698,093)	(12,296,997)	(8,576,432)

Provision for income tax	800	800	800

Net loss	(6,698,893)	(12,297,797)	(8,577,232)
Other comprehensive (loss) income	(632)	5,434	(777)

Comprehensive loss	$(6,699,525)	$(12,292,363)	$(8,578,009)

Net loss per share:
Basic and diluted	$(0 15)	$(0 29)	$(0 24)

Weighted average number of common shares outstanding:
Basic and diluted	44,445,042	42,387,549	35,223,795

     Revenues. Revenues are primarily from sales of the T3 Series, CT Micro Car, power modules, chargers and related accessories. Revenues decreased $2,945,243, or 38.8%, to $4,644,022 for the year ended December 31, 2009, compared to the same period of the prior year. The decrease is primarily due to adverse conditions in the global economy and disruption in the financial markets. Due to the current economic conditions, our customers have deferred purchasing decisions, thereby lengthening our sales cycles, offset in part by increased service revenue and the introduction of the CT Micro Car. Revenue increased $5,766,996, or 317%, to $7,589,265 for the year ended December 31, 2008, compared to the same period of the prior year. The increase in revenue was attributable to the conclusion of the prototype development of the T3 series in 2006 and commencement of the sales of the T3 Series in 2007 along with the implementation of our sales and marketing strategy and the results of the T3 brand recognition in 2008.
     Cost of revenues. Cost of revenues consisted of materials, labor to produce vehicles and accessories, warranty and service costs and applicable overhead allocations. Cost of revenues decreased $4,304,758, or 46.3%, to $4,988,118 for the year ended December 31, 2009, compared to the same period of the prior year. This decrease in cost of revenues is attributable to reductions in sales activities related to adverse economic conditions as well as management’s cost reduction strategy. Cost of revenues increased $5,364,351, or 137%, to $9,292,876 for the year ended December 31, 2008, compared to the same period of the prior year. The increase in cost of revenues was attributable to the increase in revenue, offset by the continued efforts to reduce materials and production costs. Further contributing to the increase was $78,000 related to an upgrade to our chargers. The cost reduction strategy will continue as volume increases and we are able to achieve volume discounts on our materials along with production efficiencies.

     Gross loss. During 2009, management has continued to source lower product costs as well as production efficiencies. Management has and will continue to evaluate the processes and materials to reduce the costs of revenue over the next year. As a result of the commencement of production, there were cost overruns and inefficiencies in the production process in 2009, 2008 and 2007. Gross loss margin was (7.4%), (22.4%) and (115.6%), respectively, for the years ended December 31, 2009, 2008 and 2007.
     Sales and marketing. Sales and marketing decreased by $362,429 or 15.8%, to $1,927,824 for the year ended December 31, 2009, compared to the same period of the prior year. The decrease in sales and marketing expense is attributable to reduction in salaries and commissions due to decreased sales and repairs to the demo fleet. Sales and marketing increased by $565,474 or 32.8%, to $2,290,253 for the year ended December 31, 2008, compared to the same period of the prior year. The increase is attributable to the hiring of sales and marketing staff, travel and trade show expenses, and other sales and marketing related expenses to support the commencement of sales of the T3 Series and accessories to customers in the first quarter of 2007.
     Research and development. Research and development costs includes development expenses such as salaries, consultant fees, cost of supplies and materials for samples, as well as outside services costs. Research and development expense was $1,395,309 for the year ended December 31, 2009, and consistent with $1,376,226 for the year ended December 31, 2008. Research and development expense increased to $1,376,226 or 10.7%, from $1,243,430 for the year ended December 31, 2008, compared to the same period of the prior year and is primarily due to continued design efforts to produce a lower cost vehicle along with continued efforts to design additional products and technology to assist with the cost reduction efforts.
     General and administrative. General and administrative expenses decreased $1,123,831, or 18.0%, to $5,126,801, for the year ended December 31, 2009 compared to the same period of the prior year. The decrease was primarily due to decreased legal and accounting compliance costs, offset in part by increased amortization and staffing to support the business infrastructure. General and administrative expenses increased $2,796,136, or 80.9%, to $6,250,632, for the year ended December 31, 2008 compared to the same period of the prior year. The increase was primarily due to increased wages from the addition of staff, increased depreciation and amortization, increased stock option expense and increased professional fees to support the public company filing requirements as well as infrastructure support to aid with the our continued growth.
     Other income (expense). Other income (expense) increased $5,639,652 to $5,565,869 for the year ended December 31, 2009 primarily due to the change in the fair value of the derivative liabilities due to the adoption of the accounting standard in 2009 when compared to the same period of the prior year. Other income (expense) decreased $86,209 to ($73,783) for the year ended December 31, 2008 compared to the same period of the prior year primarily due to the write-off of obsolete demo vehicles.
     Interest Expense. Interest expense increased $2,814,859 to $3,472,442 for the year ended December 31, 2009 due to increased interest expense from the related party loans and the debt discount associated with the loans compared to the same period of the prior year. Interest expense increased $594,447 to $657,583 for the year ended December 31, 2008 compared to the same period of the prior year primarily due to increased interest expense from the related party payables and the debt discounts associated with such debt.
     Net loss. Net loss for the year ended December 31, 2009, was $(6,698,893), or $(0.15) per basic and diluted share compared to $(12,297,797), or $(0.29) per basic and diluted share, for the same period of the prior year. Net loss was $(8,577,232), or $(0.24) per basic and diluted share, for the year ended December 31, 2007.

Liquidity and Capital Resources
     Our principal capital requirements are to fund working capital requirements, invest in research and development activities and capital equipment, to make debt service payments and fund the continued costs of public company filing requirements. We will continue to raise equity and/or secure additional debt to meet our working capital requirements for the next year. For the year ended December 31, 2009, our independent registered public accounting firm noted in its report that we have incurred losses from operations and have an accumulated deficit and working capital deficit of approximately ($33.0) million and ($11.0) million, respectively, as of December 31, 2009, which raises substantial doubt about our ability to continue as a going concern. Management believes that its cash from operations, together with the net proceeds of this offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011; however, the Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. We cannot assure you that such financing will be available on a timely basis, on acceptable terms or at all.
     During 2010, the Company has obtained equity financing from third parties of approximately $1,155,000, has received advances from shareholders of $1.8 million and refinanced the outstanding balance of $1.0 million related to the note to Immersive Media Corp. (“Immersive”). The board of directors has allowed for Ki Nam, the Company’s CEO and chairman of the board to loan the company up to $2.0 million and additional shareholder to loan the Company up to $1.0 million. The Company plans to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements included elsewhere in this report do not include any adjustments that might result from the outcome of this uncertainty.
     Until management achieves our cost reduction strategy and is able to generate sales to realize the benefits of the strategy over the next year and sufficiently increases cash flow from operations, we will require additional capital to meet our working capital requirements, debt service, research and development, capital requirements and compliance requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements.
     Our principal sources of liquidity are cash and receivables. As of September 30, 2010, cash and cash equivalents were $40,966 or 1.1% of total assets compared to $2,580,798, or 42.6% of total assets as of December 31, 2009. The decrease in cash and cash equivalents was primarily attributable to net cash used in operating activities.
Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
     Net cash used in operating activities for the nine months ended September 30, 2010 and 2009 was ($3,900,772) and ($3,599,073), respectively. For the nine months ended September 30, 2010, cash flows used in operating activities related primarily to the net loss of ($4,390,237). Net cash flows used were due in part by increases in, inventories and other current assets of ($172,954) and ($148,326), respectively, a purchase of a certificate of deposit for ($10,000), an increase in accounts payable and deposits of $368,278 and $31,873, respectively, and a decrease in related party payables of $104,931.
     For the nine months ended September 30, 2009, cash flows used in operating activities related primarily to the net loss of ($3,599,073). Net cash flows used were offset in part by decreases in accounts receivables, prepaid expenses and inventories of $498,623, $31,789 and $813,243, respectively.
     Net cash used in investing activities of ($54,378) for the nine months ended September 30, 2010 related primarily to purchases of property and equipment of ($43,645) and loans to related parties of ($28,795), offset by repayment of loans to related parties of $18,062.
     Net cash used in investing activities was ($5,738) for the nine months ended September 30, 2009.
     Net cash provided by financing activities was $1,415,000 for the nine months ended September 30, 2010. For the nine months ended September 30, 2010, cash flows provided by financing activities related to proceeds from the sale of preferred stock of $1,155,000, advances from a related party for $610,000, offset by payments for a common stock rescission of ($250,000) and payment on a note payable of ($100,000).

     For the nine months ended September 30, 2009, net cash provided by financing activities was $2,189,962. There was $1,250,000 of proceeds from the sale of preferred stock, net of issuance, and there was $939,962 of proceeds from related party debt.
For the Years Ended December 31, 2009, 2008 and 2007
     Net cash flows used in operating activities for the years ended December 31, 2009, 2008 and 2007, were ($5,356,936), ($8,775,598) and ($6,655,226), respectively. For the year ended December 31, 2009, cash flows used in operating activities related primarily to the net loss of ($6,698,893), offset by net non-cash reconciling items of $295,988. Further contributing to the decrease were decreases in accounts payable of ($719,720). Net cash flows used were offset in part by decreases in accounts receivable, inventories, and other current assets of $689,343, $645,253, and $450,798, respectively.
     For the year ended December 31, 2008, cash flows used in operating activities related primarily to the net loss of ($12,297,797), offset by net non-cash reconciling items of $4,476,408. Further contributing to the decrease were increases in accounts receivable, inventories, and other current assets of ($1,107,819), ($595,375) and ($474,328), respectively. Net cash flows used were offset in part by increases in accounts payable of $1,105,489.
     For the year ended December 31, 2007, cash flows used in operating activities were primarily due to the net loss of ($8,577,232) offset by net non-cash reconciling items of $2,560,409. Further contributing to the decrease were increases in accounts receivable, inventories, and security deposits of ($372,185), ($929,387) and ($44,782), respectively. Net cash flows used were offset in part by increases in accounts payable of $688,606.
     Net cash used in investing activities was ($38,450), ($2,063,768) and ($780,867) for the years ended December 31, 2009, 2008 and 2007, respectively. For the year ended December 31, 2009, cash flows used in investing activities related primarily to purchases of property and equipment of ($36,040). For the year ended December 31, 2008, cash flows used in investing activities related primarily to deposits for fixed assets of ($444,054), purchases of property and equipment of ($619,929), and the purchase of the data license from Immersive for ($1,000,000). For the year ended December 31, 2007, cash flows used in financing activities related primarily to purchases of property and equipment of ($756,304).
     Net cash provided by financing activities was $6,294,075, $7,584,401 and $12,362,554 for the years ended December 31, 2009, 2008 and 2007, respectively. For the year ended December 31, 2009, cash flows provided by financing activities related primarily to proceeds received from related party notes of $4,514,962, proceeds from the sale of stock of $1,978,942, offset in part by repayment of notes payable of ($199,829).
     For the year ended December 31, 2008, cash flows provided by financing activities related primarily to proceeds received from related party notes of $2,200,000, proceeds from related party loan advances of $715,000, equity financing from the sale of stock of $6,669,163, offset in part by repayment of related party loans and advances of ($1,999,762).
     For the year ended December 31, 2007, cash flows provided by financing activities related primarily to proceeds received from related party note receivable of $2,300,000, proceeds received from related party notes of $2,000,000, proceeds from related party loan advances of $4,236,778, equity financing from the sale of stock of $7,388,000, offset in part by repayment of related party loans and advances of ($3,562,224).
Off-Balance Sheet Arrangements
     We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Warrants
     From time to time, we issue warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employee consultants for services rendered or to be rendered in the future. Warrants issued in conjunction with equity, are recorded to equity as settled.
     The following table summarizes the warrants issued and outstanding as of September 30, 2010:

Warrants Outstanding & Exercisable	Exercise Price	Expiration
120,000	$1.54	3/31/2013
274,774	$1.65	12/29/2014
1,953,730	$0.70	12/29/2014
3,500,000	$0.70	12/30/2014
4,000,000	$0.70	12/30/2014
1,600,000	$0.70	2/2/2015
947,639	$0.70	3/31/2015
710,000	$0.70	3/22/2015
1,040,000	$0.70	4/30/2015
     The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Contractual Obligations
     We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our financial position, results of operations, and cash flows.
     The following table summarizes our contractual obligations as of December 31, 2009, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

		Less than
Contractual Obligation	Total	1 Year	1-3 Years
Stockholder notes payable	$4,500,000	$4,500,000	$—
Operating lease	913,000	399,000	514,000

Total Contractual Obligations	$5,413,000	$4,899,000	$514,000

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Financial instruments consist of cash and cash equivalents, trade accounts receivable, related-party receivables, accounts payable, accrued liabilities and related-party payables. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.
     Interest Rates. Exposure to market risk for changes in interest rates relates primarily to short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2009, 2008 and 2007, we had $2,580,798, $1,682,741 and $4,932,272, respectively, in cash and cash equivalents. A hypothetical 0.5% increase or decrease in interest rates would not have a material impact on earnings or loss, or the fair market value or cash flows of these instruments.
Related Party Transactions
     For a description of our related party transactions see the section of this Prospectus entitled “Certain Relationships and Related Transactions.”
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
     There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last three fiscal years or the interim period from January 1, 2010 through the date of this prospectus.
DESCRIPTION OF PROPERTY
Offices and Facilities
     Our main office and manufacturing facility is located in Costa Mesa, California. The table below provides a general description of our properties:

Location	Principal Activities	Area (Sq. Meters)	Lease Expiration Date
2990 Airway Ave., Costa	Main office and manufacturing facility	33,520	August 31, 2012
Mesa, California 92626

2975 Airway Ave., Costa Mesa, California 92626	Research and development, warehouse, and service facility	14,000	December 31, 2010(1)

(1)	While the original term of this lease expired in December 2010, the Company is currently leasing this facility on month-to-month basis.

     The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expire in 2010 and 2012, respectively. These leases require monthly lease payments of approximately $9,000 and $27,000 per month, respectively.
     Lease expense for the facilities was approximately $448,000, $447,000 and $407,000 for the years ended December 31, 2009, 2008 and 2007.
     Future minimum annual payments under these non-cancelable operating leases as of December 31, 2009 are as follows:

Years
Ending
December 31,	Total
2010	$399,000
2011	305,000
2012	209,000

$913,000

DESCRIPTION OF SECURITIES
Equity Securities
     On November 11, 2009, the Company filed an amendment to its certificate of incorporation that increased its authorized number of shares of capital stock to 170,000,000, including 150,000,000 shares of common stock and 20,000,000 shares of preferred stock.
Preferred Stock
On August 25, 2009, the Company’s Board of Directors authorized 20,000,000 shares of preferred stock. On November 11, 2009, the Company filed a Certificate of Designation of its Series A convertible preferred stock. Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Series A Preferred shall have no voting rights. As long as any shares of Series A Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.
Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(c) of the Series A Certificate) determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).

Each share of Series A Preferred shall have a “Stated Value” equal to $0.50. The “Conversion Price” for the Series A Preferred shall equal $0.50, subject to adjustment as provided in the Series A Certificate.
Holders of our Series A Preferred are restricted from converting their shares of Series A Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. There are no redemption rights.
The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.
If, at any time while the Series A Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock
As of September 30, 2010, there were issued and outstanding, 11,502,563 shares of preferred stock.
     Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.
     The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.
Common Stock

     As of September 30, 2010, there were issued and outstanding, 48,558,462 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration of any future cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities.
     The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.
Dividend Policy
     We have not declared or paid any cash dividends and do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends on common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements and other factors our board of directors may deem relevant. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of cash dividends on the common stock included in the units is unlikely in the foreseeable future.
Class H Warrants
     Each Class H warrant entitles the holder to purchase one share of our common stock at a price of          $        per share, subject to adjustment as discussed below, at any time. The Class H warrants will expire on — at 5:00 p.m., New York City time. The Class H warrants are redeemable. The Class H warrants can not be exercised until three months after issuance.
     The Class H warrants will be issued in registered form under a warrant agreement between         , as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Class H warrants.
     The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.
     The Class H warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class H warrants being exercised. The Class H warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class H warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class H warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
     No Class H warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class H warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. However, we cannot assure you that we will be able to do so. The Class H warrants may be deprived of any value and the market for the Class H warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class H warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class H warrants reside.
     We may redeem the outstanding Class H warrants (including any Class H warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters): (a) in whole or not in part, (b) at a price of $0.01 at any time after the warrants become exercisable, (c) upon a minimum 30 days’ prior written notice of redemption, and (d) if and only if, the reported last sale price of our common stock equals or exceeds $______ per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.
     No fractional shares will be issued upon exercise of the Class H warrants. However, we will pay to the Class H warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class H warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.
Class I Warrants
     Each Class I warrant entitles the holder to purchase one share of our common stock at a price of       $       per share, subject to adjustment as discussed below. The Class I warrants can not be exercised until three months after issuance. The Class I warrants will expire on — at 5:00 p.m., New York City time.
     The Class I warrants will be issued in registered form under a warrant agreement between         , as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Class I warrants.
     The exercise price and number of shares of common stock issuable on exercise of the Class I warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class I warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.
     The Class I warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class I warrants being exercised. The Class I warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class I warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class I warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
     No Class I warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class I warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class I warrants. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class I warrants until the expiration of the Class I warrants. However, we cannot assure you that we will be able to do so. The Class I warrants may be deprived of any value and the market for the Class I warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class I warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class I warrants reside.
     No fractional shares will be issued upon exercise of the Class I warrants. However, we will pay to the Class I warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class I warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.
Purchase Option
     We have agreed to sell to the underwriters an option to purchase up to a total of         units at a per-unit price of $       . For a more complete description of the purchase option, including the terms of the units underlying the option, see the section entitled “Underwriting — Purchase Option.”

Other Warrants
     As of September 30, 2010, there were outstanding warrants to purchase 120,000 shares of our common stock at an exercise price of $1.54 per share. The warrants are immediately exercisable. The warrants expire on March 31, 2013. There were 274,774 warrants exercisable at the exercise price of $1.65 per warrant that expire through December 29, 2014. There were 1,953,730 warrants exercisable at the exercise price of $0.70 per warrant that expire on December 29, 2014. There were 7,500,000 warrants exercisable at the exercise price of $0.70 per warrant that expire on December 30, 2014. There were 1,600,000 warrants exercisable at the exercise price of $0.70 per warrant that expire on February 2, 2015. There were 947,639 warrants exercisable at the exercise price of $0.70 per warrant that expire on March 31, 2015. There were 710,000 warrants exercisable at the exercise price of $0.70 per warrant that expire on March 22, 2015. There were 1,040,000 warrants exercisable at the exercise price of $0.70 per warrant that expire on April 30, 2015.
     The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.
UNDERWRITING AND PLAN OF DISTRIBUTION
     We and Chardan Capital Markets, LLC, the representative of the underwriters, have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, the underwriters are committed to purchase all of the units offered hereby, other than those units covered by the over-allotment option described below.
     We have also agreed to pay the underwriters a non-accountable expense allowance equal to 2.5% of the aggregate offering price of the units; and have provided the representative of the underwriters with a $30,000 advance to be applied against such non-accountable allowance. In the event this offering does not close, the representative shall only be permitted to retain such amount of such advance as is permitted by FINRA Rule 5110(f)(2)(D). We have also agreed to reimburse the underwriters’ actual legal fees up to a maximum of $125,000 and road show expenses up to a maximum of $25,000.

Number of
Underwriters	Units
Chardan Capital Markets, LLC
     Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $      per unit from the public offering price. If all the units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms, which will be reflected in a supplement to this prospectus.
     We have granted to the underwriters an over-allotment option to purchase up to        additional            units from us at the same price to the public, less underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any.
     We have agreed to sell to the underwriters on a pro rata basis, an option to purchase up to a total of            units (5% of the units sold). The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $        per share (110% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. For a period of six months after the date of this prospectus, neither the unit purchase option nor any securities (units, common stock, Class I Warrants, Class H Warrants or shares of common stock issuable upon exercise of either class of Warrant) issued upon exercise of the unit purchase option shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of any of such securities by any person for a period of 180 days immediately following the date of this prospectus, except the transfer of any security:
     (i) by operation of law or by reason of reorganization of the Company;
     (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to this lock-up restriction for the remainder of the time period;
     (iii) if the aggregate amount of securities of the Company held by the Holder or related person do not exceed 1% of the securities being offered;
     (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating FINRA member firm manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
     (v) the exercise or conversion of any security, if all securities received remain subject to this lock-up restriction for the remainder of the time period
     We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $ . The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise
Per share paid by us
Total

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
     We and each of our directors, executive officers and substantially all of our stockholders have agreed to certain restrictions on the ability to sell additional shares of our common stock for a period ending [180] days after the date of this prospectus, subject to extension as described below. We and they have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Chardan Capital Markets, LLC on behalf of the underwriters, subject to certain exceptions.
     To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our units during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the units for their own account by selling more units than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional units in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering.
     In addition, the underwriters may stabilize or maintain the price of the units by bidding for or purchasing units in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker dealers participating in the offering are reclaimed if units previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the units at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the units or the common stock to the extent that it discourages resales of the units. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.
     From time to time in the ordinary course of their respective business, certain of the underwriters and their affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates, but we have no present arrangements or understandings with any of the underwriters to do so..
INTERESTS OF NAMED EXPERTS AND COUNSEL
     The consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 included in this prospectus have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.
     The validity of the securities to be sold under this prospectus will be passed upon for us by LKP Global Law, LLP.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     We have adopted provisions in our articles of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.
     In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.
     These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. In addition, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-A, proxy information and other information with the SEC. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, N.E. Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
     After this offering, we will continue to be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we intend to file periodic reports, proxy statements and other information with the SEC.

T3 MOTION, INC.

T3 MOTION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,966	$2,580,798
Restricted cash	10,000	—
Accounts receivable, net of allowance of $37,000 and $37,000, respectively	486,806	747,661
Related party receivables	46,392	35,658
Inventories	1,342,170	1,169,216
Prepaid expenses and other current assets	310,323	161,997

Total current assets	2,236,657	4,695,330

Property and equipment, net	638,464	868,343
Deposits	934,374	495,648

Total assets	$3,809,495	$6,059,321

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,187,909	$872,783
Accrued expenses	1,172,135	1,064,707
Related party payables	610,000	104,931
Note payable	393,468	—
Derivative liabilities	9,846,897	11,824,476
Related party notes payable, net of debt discount	3,350,715	1,836,837

Total liabilities	16,561,124	15,703,734

Stockholders’ deficit:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; 11,502,563 and 12,347,563 shares issued and outstanding, respectively	11,503	12,348
Common stock, $0.001 par value; 150,000,000 shares authorized; 48,558,462 and 44,663,462 shares issued and outstanding, respectively	48,559	44,664
Additional paid-in capital	27,598,677	23,356,724
Accumulated deficit	(40,414,711)	(33,062,174)
Accumulated other comprehensive income	4,343	4,025

Total stockholders’ deficit	(12,751,629)	(9,644,413)

Total liabilities and stockholders’ deficit	$3,809,495	$6,059,321

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenues	$1,047,573	$1,165,859	$3,625,531	$3,408,826
Cost of net revenues	915,922	1,224,988	3,265,195	3,947,002

Gross profit (loss)	131,651	(59,129)	360,336	(538,176)

Operating expenses:
Sales and marketing	435,562	486,127	1,305,819	1,483,281
Research and development	316,759	364,258	1,069,226	963,119
General and administrative	813,786	1,119,985	2,730,770	3,460,171

Total operating expenses	1,566,107	1,970,370	5,105,815	5,906,571

Loss from operations	(1,434,456)	(2,029,499)	(4,745,479)	(6,444,747)

Other income (expense):
Interest income	54	5	1,281	2,490
Other income, net	1,238,138	633,985	3,113,919	4,862,922
Interest expense	(1,066,047)	(874,316)	(2,759,158)	(2,060,986)

Total other income (expense), net	172,145	(240,326)	356,042	2,804,426

Loss before provision for income tax	(1,262,311)	(2,269,825)	(4,389,437)	(3,640,321)
Provision for income tax	—	—	800	800

Net loss	(1,262,311)	(2,269,825)	(4,390,237)	(3,641,121)

Deemed dividend to preferred stockholders	(689,109)	—	(2,962,300)	—

Net loss attributable to common stockholders	$(1,951,420)	$(2,269,825)	$(7,352,537)	$(3,641,121)

Other comprehensive income (loss):
Foreign currency translation income (loss)	(206)	(2,857)	318	(3,175)

Comprehensive loss	$(1,951,626)	$(2,272,682)	$(7,352,219)	$(3,644,296)

Net loss attributable to common stockholders per share:
Basic	$(0.04)	$(0.05)	$(0.16)	$(0.08)

Diluted	$(0.04)	$(0.05)	$(0.16)	$(0.08)

Weighted average number of common shares outstanding:
Basic	48,553,897	44,563,460	47,393,938	44,384,988

Diluted	48,553,897	44,563,460	47,393,938	44,384,988

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,390,237)	$(3,641,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	10,000
Depreciation and amortization	273,524	273,603
Gain on sale of fixed asset	(7,500)	—
Warranty expense	77,144	123,902
Stock compensation expense	647,098	1,260,866
Change in fair value of derivative liabilities	(3,095,754)	(4,862,598)
Investor relations expense	10,000	80,000
Amortization of debt discounts	2,352,658	1,662,091
Change in operating assets and liabilities:
Accounts and other receivables, net	268,355	498,623
Inventories	(172,954)	813,243
Prepaid expenses and other current assets	(148,326)	31,789
Deposits	31,873	(3,886)
Restricted cash	(10,000)	—
Accounts payable and accrued expenses	368,278	154,415
Related party payables	(104,931)	—

Net cash used in operating activities	(3,900,772)	(3,599,073)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans/advances to related parties	(28,795)	—
Purchases of property and equipment	(43,645)	(10,084)
Repayment of loans/advances to related parties	18,062	4,346

Net cash used in investing activities	(54,378)	(5,738)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans / advances from related parties	610,000	—
Payments on note payable	(100,000)	—
Recission of common stock	(250,000)	—
Proceeds from the sale of preferred stock, net of issuance costs	1,155,000	1,250,000
Proceeds from related party note receivable	—	939,962

Net cash provided by financing activities	1,415,000	2,189,962

Effect of exchange rate on cash	318	(3,175)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,539,832)	(1,418,024)
CASH AND CASH EQUIVALENTS — beginning of period	2,580,798	1,682,741

CASH AND CASH EQUIVALENTS — end of period	$40,966	$264,717

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — Continued

	Nine Months Ended September 30,
	2010	2009
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$41,335	$14,096

Income taxes	$800	$800

Supplemental disclosure of non cash activities:
Issuance of common stock for related party payables	$—	$1,536,206

Conversion of related party payable to related party note payable	$—	$498,528

Conversion of accounts payable to note payable	$—	$199,829

Cumulative effect to retained earnings due to adoption of accounting standard	$—	$1,981,338

Cumulative effect to additional paid-in capital due to adoption of accounting standard	$—	$4,013,085

Cumulative effect to debt discount due to adoption of accounting standard	$—	$859,955

Conversion option of preferred stock and warrants issued with preferred stock recorded as derivative liabilities	$1,401,360	$—

Reclassification of derivative liability to equity due to conversion of preferred stock to common stock	$1,121,965	$—

Debt discount and warrant liability recorded upon issuance of warrants	$838,779	$851,277

Amortization of preferred stock discount related to conversion feature and warrants	$2,962,300	$—

Conversion of preferred stock to common stock	$4,000	$—

Deposits for equipment	$470,599	$—

Receivable for sale of equipment	$7,500	$—

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     T3 Motion, Inc. (the “Company”) was organized on March 16, 2006, under the laws of the state of Delaware. The Company develops and manufactures T3 Series vehicles, which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. The Company continues to design and introduce products based on modularity of the sub systems the Company has created. In September 2009, the Company introduced the CT Micro Car, the (L.S.V./N.E.V.) four-wheeled electric car, and in June 2010, the Company introduced the GT3, a plug-in hybrid consumer vehicle.
Interim Unaudited Condensed Consolidated Financial Statements
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission (“SEC”) regulations for interim financial information. The principles for condensed interim financial information do not require the inclusion of all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The condensed consolidated financial statements included herein are unaudited; however, in the opinion of management, they contain all normal recurring adjustments necessary for a fair presentation of the consolidated results for the interim periods. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the entire fiscal year.
     The Company has evaluated subsequent events through the filing date of this quarterly report on Form 10-Q, and determined that no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosure in the notes thereto other than as disclosed in the accompanying notes.
Going Concern
     The Company’s condensed consolidated financial statements are prepared using the accrual method of accounting in accordance with GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Management has been and is continuing to implement its cost reduction strategy for material, production and service costs. Until management achieves its cost reduction strategy, is able to generate sales to realize the benefits of the strategy over the next year and sufficiently increase cash flow from operations, the Company will require additional capital to meet its working capital requirements, debt service, research and development, capital requirements and compliance requirements. Further, at September 30, 2010, the Company has an accumulated deficit of $40,414,711, a working capital deficit of $14,324,467 and a cash balance of $40,966. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
     Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least November 30, 2010. During 2010, the Company has obtained equity financing from third parties of approximately $1,155,000, has received advances from shareholders of $1,810,000 and refinanced the outstanding balance of $1.0 million related to the note to Immersive Media Corporation (“Immersive”). The board of directors has allowed for Ki Nam, the Company’s CEO and chairman of the board to loan the company up to $2.0 million and an additional shareholder to loan the Company up to $1.0 million. The Company plans to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reclassifications
     Certain amounts in the 2009 financial statements have been reclassified to conform with the current year presentation.
Use of Estimates
     The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to; collectibility of receivables, recoverability of long-lived assets, realizability of inventories, warranty accruals, valuation of stock-based transactions, valuation of derivative liabilities and realizability of deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Cash and Cash Equivalents
     Cash and cash equivalents consist of all highly liquid investments with original maturities of three months or less.
Restricted Cash
     Under a credit card processing agreement with a financial institution, the Company is required to maintain a security reserve deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of September 30, 2010 was $10,000.
Concentrations of Credit Risk
     As of September 30, 2010 and December 31, 2009, one customer accounted for approximately 12% and two customers accounted for approximately 11% of total accounts receivable, respectively. Two customers accounted for approximately 23% and one customer accounted for approximately 14% of net revenues for the three months ended September 30, 2010 and 2009, respectively, and no single customer accounted for more than 10% of net revenues for the nine months ended September 30, 2010 and 2009.
     As of September 30, 2010 and December 31, 2009, two vendors accounted for approximately 11% and 12%, respectively, of total accounts payable. One vendor accounted for approximately 23% and 18% of purchases for the three months ended September 30, 2010 and 2009, respectively, and no single vendor accounted for more than 10% of purchases for the nine months ended September 30, 2010 and 2009.
Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables, notes payable, related party notes payable and derivative liabilities. The carrying value for all such instruments, except related party notes payable and derivative liabilities, approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature and instruments similar to the notes payable could not be found. The Company’s derivative liabilities are recorded at fair value (see Note 5).
Revenue Recognition
     The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectibility of the resulting receivable is reasonably assured.

     For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped to customers. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 9), and has no other post-shipment obligations. The Company assesses collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.
     All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of net revenues.
     The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.
     The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.
Share- Based Compensation
     The Company maintains a stock option plan (see Note 8) and records expenses attributable to the stock option plan. The Company amortizes stock-based compensation from the date of grant on a straight-line basis over the requisite service (vesting) period for the entire award using the Black-Scholes-Merton option pricing model.
     The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the accounting standards. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.
     In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheets.
     Upon the exercise of common stock options, the Company issues new shares from its authorized shares.
Beneficial Conversion Features and Debt Discounts
     The convertible features of convertible notes provides for a rate of conversion that is below market value. Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). The relative fair values of the BCF have been recorded as discounts from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The Company will record the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company’s equity securities.
Business Segments

     The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The revenue from domestic and international sales are shown below:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net revenues:
T3 Domestic	$677,918	$1,122,407	$3,078,658	$2,715,653
T3 International	369,655	43,452	546,873	693,173

Total net revenues	$1,047,573	$1,165,859	$3,625,531	$3,408,826

NOTE 2 — INVENTORIES
     Inventories consist of the following:

	September 30,	December 31,
	2010	2009
	(unaudited)
Raw materials	$1,179,414	$959,909
Work-in-process	103,418	91,013
Finished goods	59,338	118,294

	$1,342,170	$1,169,216

NOTE 3 — PREPAID EXPENSES AND OTHER CURRENT ASSETS
     Prepaid expenses and other current assets consist of the following:

	September 30,	December 31,
	2010	2009
	(unaudited)
Prepaid inventory	$—	$64,744
Vendor deposits	194,883	47,946
Prepaid expenses and other current assets	115,440	49,307

	$310,323	$161,997

NOTE 4 — RELATED PARTY NOTES PAYABLE
     Related party notes payable, net of discounts consisted of the following:

	September 30,	December 31,
	2010	2009
	(unaudited)
Note payable to Immersive Media Corp., 15% interest rate, net of discount of $202,216 and $41,265, respectively	$797,784	$958,735
Note payable to Vision Opportunity Master Fund, Ltd., 10% interest rate, net of discount of $947,068 and $2,621,898, respectively	2,552,931	878,102

	$3,350,715	$1,836,837

Immersive Note
     On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of the Company’s shareholders. On March 31, 2008, the Company repaid $1,000,000 of the principal amount. The note was originally due December 31, 2008 and is secured by all of the Company’s assets.
     In connection with the issuance of the promissory note, the Company issued a warrant to Immersive for the purchase of 697,639 shares of the Company’s common stock at an exercise price of $1.08 per share. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note.
     On December 19, 2008, the Company amended the terms of the promissory note with Immersive to, among other things, extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010. In the event the Company issues common stock or common stock equivalents for cash consideration in a subsequent financing at an effective price per share less than the original conversion price, the conversion price will reset.
     In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock in connection with an equity offering (see Note 6). As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $1,802 as a debt discount and amortized such amount to interest expense through the maturity of the note on March 31, 2010. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was recorded through earnings.
     As consideration for extending the terms of the promissory note in December 2008, the Company agreed to issue warrants to Immersive for the purchase of up to 250,000 shares of the Company’s common stock exercisable at $2.00, subject to adjustment. During the three months ended March 31, 2010, the Company issued 50,000 warrants under the agreement. The Company recorded a debt discount of $15,274 during the three months ended March 31, 2010 and a total debt discount of $155,938 based on the estimated fair value of the 250,000 warrants issued, and amortized approximately $0, $8,547, $56,539 and $56,274 of the discount to interest expense during the three and nine months ended September 30, 2010 and 2009, respectively. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $0.70 per share (see Note 5 for a discussion on derivative liabilities).
     As of March 31, 2010, the debt discount related to the fair value of the warrants issued and the derivative liability related to the conversion feature were fully amortized. On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, the Company agreed to exchange Immersive’s Class A warrants to purchase up to 697,639 shares of the Company’s common stock at an exercise price of $1.08 per share and its Class D warrants to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $2.00 per share, for Class G Warrants to purchase up to 697,639 and 250,000 shares of the Company’s common stock, respectively, each with an exercise price of $0.70 per share. The Company recorded a debt discount and derivative liability of $1,898 based on the incremental increase in the estimated fair value of the re-pricing of the 250,000 warrants. The Company recorded an additional debt discount and derivative liability in the amount of $216,811 based on the estimated fair value of the 697,639 warrants issued. The total debt discount was amortized in April 2010.
     The note and accrued interest were not repaid in full by April 30, 2010. As a result, per the agreement, the maturity date was extended to March 31, 2011 and the Company issued Class G Warrants to purchase up to 1,040,000 shares of the Company’s common stock at an exercise price of $0.70 per share. The interest rate compounded annually was amended to 15.0%. The Company recorded interest expense of $37,500 and $102,500 for the three and nine months ended September 30, 2010, respectively, and recorded accrued interest expense of $102,500 as of September 30, 2010. The terms of the Class G Warrants are substantially similar to prior Class G warrants issued by the Company. The Company recorded a debt discount of $329,120 related to the fair value of the warrants issued. Amortization of the debt discount was $80,013 and $126,904, for the three and nine months ended September 30, 2010, respectively.
Vision Opportunity Master Fund, Ltd. Bridge Financing
     On December 30, 2009, the Company sold $3,500,000 in debentures and warrants to Vision Opportunity Master Fund, Ltd. (“Vision”) through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10.0% Secured Convertible Debentures (“Debentures”), with an aggregate principal value of $3,500,000.
     The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum the maturity date is December 30, 2010. At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $1.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Series A convertible preferred stock and a warrant to purchase one share of the common stock. As a result of the 240th day passing the Company recorded an additional debt discount and derivative liability in the amount of $275,676 for the three and nine months ended September 30, 2010 (see Note 5). The Company may redeem the Debentures in whole or part at any time after June 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15.0% per annum. The Company recorded interest expense of $87,000 and $265,000 for the three and nine months ended September 30, 2010, respectively, and had accrued interest of $265,000 as of September 30, 2010.
     The Purchase Agreement provides that during the 18 months following December 30, 2009, if either the Company or its wholly owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issues common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of its common stock.
     The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent Financing and other matters are met.
     Also pursuant to the Purchase Agreement, Vision received Series G Common Stock Purchase Warrants (the “Warrants”). Pursuant to the terms of Warrants, Vision is entitled to purchase up to an aggregate of 3,500,000 shares of our common stock at an exercise price of $0.70 per share, subject to adjustment. The Warrants have a term of five years after the issue date of December 30, 2009.
     The Subsidiary entered into a Subsidiary Guarantee (“Subsidiary Guarantee”) for its benefit to guarantee to Vision the obligations due under the Debentures. The Company and the Subsidiary also entered into a Security Agreement (“Security Agreement”) with Vision, under which it and the Subsidiary granted to Vision a security interest in certain of the Company’s and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full of all obligations under the Debentures and the Subsidiary Guarantee.
     The debt discount was allocated between the warrants and the conversion feature of $1,077,652 and $1,549,481, respectively, for the year ended December 31, 2009. The discount is being amortized over the term of the Debentures. The Company amortized $842,122 and $1,950,506 for the three and nine months ended September 30, 2010, respectively. The remaining unamortized warrant and beneficial conversion feature values are recorded as a discount on the Debentures in the accompanying condensed consolidated balance sheets.

     During the three and nine months ended September 30, 2009, the Company amortized $570,238 and $1,363,848, respectively, of interest expense related to a debt discount on a different note to Vision that was ultimately exchanged for shares of the Company’s Preferred Stock.
Lock-Up Agreement
     In connection with the Vision financing, Ki Nam, the Chief Executive Officer and Chairman of the Board of Directors of the Company agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of the common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through February 28, 2011.
NOTE 5 — DERIVATIVE LIABILITIES
     During the three and nine months ended September 30, 2010, the Company recorded additional debt discounts and derivative liabilities of $275,676 and $838,779, respectively, related to related party notes payable (see Notes 4 and 6).
     During 2010, the Company issued 2,310,000 warrants related to the issuance of preferred stock (see Note 6). The Company estimated the fair value of the warrants of $716,236 at the dates of issuance and recorded a reduction in additional paid-in capital and a derivative liability. The change in fair value of the derivative is recorded through earnings at each reporting date.
     During 2010, the Company recorded a discount on the issuance of preferred stock and derivative liability of $685,124 related to the anti-dilution provision of the conversion feature of the preferred stock issued. The discount will be recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative is recorded through earnings at each reporting date. For the three and nine months ended September 30, 2010, the amortization of the discount related to the preferred stock anti-dilution provision was $689,109 and $1,862,558, respectively, which was recorded as a deemed dividend.
     On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 4,000,000 shares of common stock (see Note 6). As a result of the conversion, the Company reclassified the balance of the derivative liability of $1,121,965 to additional paid-in capital and the balance of the discount of $1,099,742, as a deemed dividend.
     As of September 30, 2010, the unamortized discount related to the conversion feature of the preferred stock was $5,030,918.
     The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded conversion features using the Black-Scholes-Merton option pricing model using the following assumptions:

September 30,
2010
(unaudited)
Annual dividend yield	—
Expected life (years)	0.25-5
Risk-free interest rate	0.27%-2.55%
Expected volatility	79%-123%

     During the three and nine months ended September 30, 2010 and 2009, the Company recorded other income of $1,228,577, $633,661 $3,095,754, and $4,862,598, respectively, related to the change in fair value of the warrants and embedded conversion options and is included in other income, net in the accompanying condensed consolidated statements of operations.
     The Company determines the fair value of its financial instruments based on a three-level hierarchy for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:
     Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities. Currently the Company does not have any items classified as Level 1.
     Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently the Company does not have any items classified as Level 2.
     Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes-Merton option pricing model to determine the fair value of the instruments.
     If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.
     The following table presents the Company’s warrants and embedded conversion options measured at fair value on a recurring basis.

	Level 3	Level 3
	Carrying Value	Carrying Value
	September 30,	December 31,
	2010	2009
	(unaudited)
Embedded conversion options	$5,963,936	$8,853,893
Warrants	3,882,961	2,970,583

	$9,846,897	$11,824,476

Decrease in fair value	$3,095,754

     The following table provides a reconciliation of the beginning and ending balances for the Company’s liabilities measured at fair value using Level 3 inputs (unaudited):

Balance at January 1, 2010	$11,824,476
Issuance of warrants and conversion option	2,240,140
Reclassification to equity due to conversion of preferred stock	(1,121,965)
Change in fair value	(3,095,754)

Balance at September 30, 2010	$9,846,897

NOTE 6 — EQUITY
Series A convertible preferred stock
     The Company’s Board of Directors has authorized 20,000,000 shares of Series A preferred stock (“Preferred”). Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Preferred shall have no voting rights. As long as any shares of Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred, (d) increase the number of authorized shares of the Preferred, or (e) enter into any agreement with respect to any of the foregoing.
     Each share of Preferred is convertible at any time and from time to time after the issue date at the holder’s option into two shares of the Company’s common stock (subject to beneficial ownership limitations determined by dividing the Stated Value of such share of Preferred by the Conversion Price (each as defined below)).
     Holders of our Preferred are restricted from converting their shares of Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. There are no redemption rights.
     The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.
     If, at any time while the Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock.
     On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 4,000,000 shares of common stock.

     During 2010, under the terms of the Offering, the Company issued and sold 1,155,000 shares of preferred stock through an equity financing transaction. In connection with the financing, the Company issued warrants to purchase 2,310,000 shares of common stock, exercisable at $0.70 per share. The warrants are exercisable for five years (See Note 5 for additional discussion).
Common Stock
     In September 2008, the Company sold to Piedmont Select Equity Fund (“Piedmont”) 125,000 shares of its common stock at $2.00 per share for an aggregate price of $250,000. In December 2008, the Company entered into a rescission agreement with Piedmont in which it agreed to rescind the Piedmont’s stock purchase so long as affiliates of Piedmont were to purchase at least $250,000 of Company equity securities. In March 2010, two investors affiliated with Piedmont purchased an aggregate of 250,000 shares of the Company’s Series A Preferred Stock at $1.00 per share and were granted warrants to purchase 500,000 shares of Company’s common stock for a purchase price of $250,000. Concurrent with the closing of such offering, the Company rescinded the purchase of the 125,000 shares of common stock. Piedmont delivered the stock certificate for 125,000 shares to the Company and the Company returned the original purchase price of $250,000 to Piedmont.
     On July 21, 2010, the Company issued 20,000 shares of its Common Stock in for investor relations services and recorded expense of $10,000.
NOTE 7 — LOSS PER SHARE
     Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 51.2 million and 15.3 million shares of common stock were outstanding at September 30, 2010 and 2009, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the periods.
Net loss per basic and diluted share is computed as follows (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(1,262,311)	$(2,269,825)	$(4,390,237)	$(3,641,121)
Deemed preferred stock dividend	(689,109)	—	(2,962,300)	—

Net loss applicable to common stockholders	$(1,951,420)	$(2,269,825)	$(7,352,537)	$(3,641,121)

Weighted average number of common shares outstanding:
Basic	48,553,897	44,563,460	47,393,938	44,384,988

Diluted	48,553,897	44,563,460	47,393,938	44,384,988

Net loss per share:
Basic	$(0.04)	$(0.05)	$(0.16)	$(0.08)

Diluted	$(0.04)	$(0.05)	$(0.16)	$(0.08)

NOTE 8 — STOCK OPTIONS AND WARRANTS
Equity Incentive Plan
     On August 15, 2007, the Company adopted the Equity Incentive Plan (the “Plan”), under which direct stock awards or options to acquire shares of the Company’s common stock may be granted to employees and nonemployees of the Company. The Plan is administered by the Company’s Board of Directors. The Plan permitted the issuance of up to 7,450,000 shares of the Company’s common stock. Options granted under the Plan vest 25% per year over four years and expire 10 years from the date of grant. The Company is no longer issuing stock awards or options under the Plan.
Stock Option/Stock Issuance Plan
     During 2010, the Company adopted the 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”), under which direct stock awards or options to acquire shares of the Company’s common stock may be granted to employees and nonemployees of the Company. The 2010 Plan is administered by the Company’s Board of Directors. The 2010 Plan permits the issuance of up to 6,500,000 shares of the Company’s common stock. Options granted under the 2010 Plan generally vest 25% per year over four years and expire 10 years from the date of grant.
     In July 2010, the exercise prices of certain outstanding employee stock options previously granted under the 2007 Equity Incentive Plan were amended by the Company’s Board of Directors to have an exercise price of $0.50 per share. The amendments did not change the vesting schedules or any of the other terms of the respective stock options. As a result of the repricing of the options effected by the amendments, the Company will recognize a non-cash charge of $68,578 in expense for the incremental change in fair value of the repriced options. Of the $68,578, the Company recognized $37,087 as stock based compensation for the three and nine months ended September 30, 2010 for the previously vested options. The remainder of the balance, $31,491, related to the unvested options will be amortized over the remaining vesting period of the related options. This repricing affected 24 employees who held 859,000 stock options in July 2010.
Common Stock Options
     The following table sets forth the share-based compensation expense (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Stock compensation expense — cost of net revenues	$6,796	$29,329	$43,968	$95,400
Stock compensation expense — sales and marketing	47,721	84,777	127,229	263,215
Stock compensation expense — research and development	38,078	49,652	99,336	153,897
Stock compensation expense — general and administrative	138,231	260,803	376,565	748,354

Total stock compensation expense	$230,826	$424,561	$647,098	$1,260,866

     A summary of common stock option activity under the Plans for the nine months ended September 30, 2010 is presented below (unaudited):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
Options outstanding — January 1, 2010	6,033,188	$0.77
Options granted	2,910,500	$0.50
Options exercised	—	—
Options forfeited	(1,856,876)	$0.67
Options cancelled	—	—

Total options outstanding — September 30, 2010	7,086,812	$0.57	8.38	$—

Options exercisable — September 30, 2010	3,719,854	$0.63	7.33	$—

Options vested and expected to vest — September 30, 2010	6,993,594	$0.57	8.36	$—

Options available for grant under the 2010 Plan at September 30, 2010	3,639,500

     The following table summarizes information about stock options outstanding and exercisable at September 30, 2010 (unaudited):

	Options			Options
	Outstanding			Exercisable
		Weighted Average
		Remaining	Weighted		Weighted
Exercise	Number of	Contractual	Average	Number of	Average
Prices	Shares	Life (in years)	Exercise Price	Shares	Exercise Price
$ 0.50	3,657,520	9.44	$0.50	485,480	$0.50
$ 0.60	2,429,292	7.26	$0.60	2,234,374	$0.60
$ 0.77	1,000,000	7.20	$0.77	1,000,000	$0.77

	7,086,812	8.38	$0.57	3,719,854	$0.63

     At September 30, 2010, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2010 through 2014 related to unvested common stock options is approximately $1.5 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 3.2 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.
Warrants
     From time to time, the Company issues warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future (See Notes 4 and 6). Such warrants are issued outside of the Plan. A summary of the warrant activity for the nine months ended September 30, 2010 is presented below (unaudited):

		Weighted-	Weighted-Average
		Exercise	Contractual	Aggregate Intrinsic
	Number of Shares	Price	Life	Value
			(In years)
Warrants outstanding — January 1, 2010	10,746,143	$0.87	4.89
Warrants granted (See Notes 4 and 6)	4,347,639	$0.70
Warrants exercised	—	—
Warrants cancelled	(947,639)	$0.93

Warrants outstanding and exercisable-September 30, 2010	14,146,143	$0.73	4.36	$—

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Warranties
     The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.
     The T3 Series vehicle is a front wheel drive all electric vehicle and as such the front fork assembly is the main vehicle drive system. In late 2007, the Company made significant improvements to this drive system by implementing into production a new belt drive system. The system offers greater efficiency and minimizes the need for routine maintenance while improving the overall quality of the vehicle. The belt drive system is standard on new 2008 models and is reverse compatible with all older year models. The Company has agreed to retro-fit existing vehicles that are in service with the new system.
     On June 25, 2008, the Company elected to upgrade or replace approximately 500 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company is notifying customers informing them of the need for an upgrade and will begin sending out new and/or upgraded chargers (revision E) to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. The Company did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $78,000. The Company anticipates that all of the chargers will be upgraded or replaced by December 2010.
     The following table presents the changes in the product warranty accrual for the nine months ended September 30 (unaudited):

	2010	2009
Beginning balance, January 1,	$235,898	$362,469
Charged to cost of revenues	77,144	123,902
Usage	(161,864)	(217,087)

Ending balance, September 30	$151,178	$269,284

Legal Contingency
     Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO, (“Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and T3 Motion, Inc. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court overruled the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. T3 agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000 each, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and payments are continuing to be made. At September 30, 2010, the Company recorded the entire settlement amount as a note payable in the accompanying Condensed Consolidated Balance Sheet.

     In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.
Indemnities and Guarantees
     During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheets.
NOTE 10 — RELATED PARTY TRANSACTIONS
     The following reflects the activity of the related party transactions for the respective periods.
Accounts Receivable
     The Company has receivables of $35,722 due from Graphion Technology USA LLC (“Graphion”) related to consulting services rendered and fixed assets sold to them. During the three and nine months ended September 30, 2010 the company sold fixed assets to them for $6,820 to Graphion. Graphion is wholly owned by the Company’s Chief Executive Officer and is under common ownership. The amounts due are non-interest bearing and due upon demand.
     As of September 30, 2010 and December 31, 2009, there were outstanding related party receivables of $10,670 and $6,756, respectively, which primarily relate to receivables due from Mr. Nam for rent at the Company’s operating facility.
Related Party Payables
     The Company purchases batteries and research and development parts and services from Graphion. During the three months ended September 30, 2010 and 2009, the Company had no purchases and purchased $100,000 and $520,278 for the nine months ended September 30, 2010 and 2009, respectively, of parts and services and had an outstanding accounts related party balance of $0 and $104,931 at September 30, 2010 and December 31, 2009, respectively.
     During the nine months ended September 30, 2010, Ki Nam, the Chief Executive Officer, advanced $610,000 to the Company to be used for operating requirements. The Company is currently in the process of negotiating the repayment terms of the advances.
Notes Payable — see Note 4
NOTE 11 — SUBSEQUENT EVENTS
     One of the Company’s shareholders advanced $1.2 million to the Company during October 2010 for operation requirements. The Company is currently in the process of negotiating the repayment terms of the advances.
     During October 2010, the Company repaid $390,000 of the $610,000 advanced to the Company by the Chief Executive Officer, Ki Nam.

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
T3 Motion, Inc.
     We have audited the accompanying consolidated balance sheets of T3 Motion, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity and cash flows for the years ended December 31, 2009, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T3 Motion, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for years ended December 31, 2009, 2008, and 2007, in conformity with accounting principles generally accepted in the United States of America.
     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1, the Company has incurred significant operating losses and had negative cash flows from operations since inception and at December 31, 2009, has a working capital deficit of $11,008,404 and an accumulated deficit of $33,062,174. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.
/s/ KMJ CORBIN & COMPANY LLP
Costa Mesa, California
March 31, 2010

T3 MOTION, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,580,798	$1,682,741
Accounts receivable, net of reserves of $37,000 and $27,000, respectively	747,661	1,447,004
Related party receivables	35,658	33,248
Inventories	1,169,216	1,814,469
Prepaid expenses and other current assets	161,997	612,795

Total current assets	4,695,330	5,590,257
Property and equipment, net	868,343	1,197,170
Intangible asset, net	—	625,000
Deposits	495,648	491,761

Total assets	$6,059,321	$7,904,188

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$872,783	$2,260,738
Accrued expenses	1,064,707	785,494
Related party payables	104,931	2,155,483
Derivative liabilities	11,824,476	—
Related party notes payable, net of debt discounts	1,836,837	986,598

Total current liabilities	15,703,734	6,188,313
Long-term liabilities:
Related party note payable	—	1,000,000

Total liabilities	15,703,734	7,188,313

Commitments and contingencies
Stockholders’ (deficit) equity:
Series A convertible preferred stock, $0.001 par value; 20,000,000 shares authorized; 12,347,563 and no shares issued and outstanding, respectively	12,348	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 44,663,462 and 43,592,428 shares issued and outstanding, respectively	44,664	43,593
Additional paid-in capital	23,356,724	25,043,452
Accumulated deficit	(33,062,174)	(24,375,827)
Accumulated other comprehensive income	4,025	4,657

Total stockholders’ (deficit) equity	(9,644,413)	715,875

Total liabilities and stockholders’ (deficit) equity	$6,059,321	$7,904,188

See accompanying notes to consolidated financial statements

T3 MOTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2009	2008	2007
Net revenues	$4,644,022	$7,589,265	$1,822,269
Cost of revenues	4,988,118	9,292,876	3,928,525

Gross loss	(344,096)	(1,703,611)	(2,106,256)

Operating expenses:
Sales and marketing	1,927,824	2,290,253	1,724,779
Research and development	1,395,309	1,376,226	1,243,430
General and administrative	5,126,801	6,250,632	3,454,496

Total operating expenses	8,449,934	9,917,111	6,422,705

Loss from operations	(8,794,030)	(11,620,722)	(8,528,961)

Other income (expense):
Interest income	2,510	55,091	3,239
Other income (expense)	5,565,869	(73,783)	12,426
Interest expense	(3,472,442)	(657,583)	(63,136)

Total other income (expense), net	2,095,937	(676,275)	(47,471)

Loss before provision for income taxes	(6,698,093)	(12,296,997)	(8,576,432)
Provision for income tax	800	800	800

Net loss	(6,698,893)	(12,297,797)	(8,577,232)
Other comprehensive (loss) income:
Foreign currency translation (loss) income	(632)	5,434	(777)

Comprehensive loss	$(6,699,525)	$(12,292,363)	$(8,578,009)

Net loss per share:
Basic and diluted	$(0.15)	$(0.29)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	44,445,042	42,387,549	35,223,795

See accompanying notes to consolidated financial statements

T3 MOTION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

							Other
		Preferred		Common			Comprehensive
	Preferred	Stock	Common	Stock	Additional	Accumulated	Income	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	(Loss)	(Deficit) Equity
Balance, January 1, 2007	—		33,921,212	$33,921	$2,261,079	$(3,500,798)	$—	$(1,205,798)
Issuance of common stock for cash, net of issuance costs of $210,000	—	—	2,911,622	2,912	3,385,088	—	—	3,388,000
Issuance of common stock for a note receivable	—	—	2,298,851	2,299	1,997,701	—	—	2,000,000
Capital contributed by the majority stockholder	—	—	—	—	4,000,000	—	—	4,000,000
Conversion of related-party debt to equity	—	—	—	—	1,673,279	—	—	1,673,279
Value of warrants issued with debt	—	—	—	—	485,897	—	—	485,897
Share-based compensation expense	—	—	—	—	1,927,878	—	—	1,927,878
Foreign currency translation loss	—	—	—	—	—	—	(777)	(777)
Net loss	—	—	—	—	—	(8,577,232)	—	(8,577,232)

Balance, December 31, 2007	—	—	39,131,685	39,132	15,730,922	(12,078,030)	(777)	3,691,247
Issuance of common stock for cash, net of issuance costs of $240,240	—	—	4,420,743	4,421	6,664,742	—	—	6,669,163
Foreign currency translation income	—	—	—	—	—	—	5,434	5,434
Issuance of common stock for outside services	—	—	40,000	40	79,960	—	—	80,000
Value of warrants issued with debt	—	—	—	—	1,215,638	—	—	1,215,638
Value of debt issuance costs	—	—	—	—	79,000	—	—	79,000
Correction of prior year related-party conversion of debt to equity	—	—	—	—	(93,300)	—	—	(93,300)
Share-based compensation expense	—	—	—	—	1,366,490	—	—	1,366,490
Net loss	—	—	—	—	—	(12,297,797)	—	(12,297,797)

Balance, December 31, 2008	—	—	43,592,428	43,593	25,043,452	(24,375,827)	4,657	715,875
Issuance of preferred stock for cash, net of issuance costs of $21,058	2,000,000	2,000	—	—	1,976,942	—	—	1,978,942
Conversion of notes payable and accrued interest to equity	4,031,865	4,032	—	—	4,691,600	—	—	4,695,632
Issuance of preferred stock for anti-dilution	4,051,948	4,052	—	—	(4,052)	—	—	—
Issuance of preferred stock for exchange of warrants	2,263,750	2,264	—	—	1,153,126			1,155,390
Amortization of preferred stock discount related to conversion feature and warrants	—	—	—	—	6,116	(6,116)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(4,013,085)	(1,981,338)	—	(5,994,423)
Preferred stock discount related to conversion feature and warrants	—	—	—	—	(9,054,851)	—	—	(9,054,851)
Reclassification of derivative liability to equity	—	—	—	—	208,857	—	—	208,857
Issuance of common stock for outside services	—	—	1,071,034	1,071	1,665,135	—	—	1,666,206
Share-based compensation expense	—	—	—	—	1,683,484	—	—	1,683,484
Foreign currency translation loss	—	—	—	—	—	—	(632)	(632)
Net loss	—	—	—	—	—	(6,698,893)	—	(6,698,893)

Balance, December 31, 2009	12,347,563	$12,348	44,663,462	$44,664	$23,356,724	$(33,062,174)	$4,025	$(9,644,413)

See accompanying notes to consolidated financial statements

T3 MOTION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(6,698,893)	$(12,297,797)	$(8,577,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	10,000	3,000	30,000
Depreciation and amortization	989,867	720,206	191,736
Loss on disposal of property and equipment	—	74,516	—
Warranty expense	129,183	417,857	410,795
Share-based compensation expense	1,683,484	1,366,490	1,927,878
Loss on conversion of debt to preferred stock, net	617,932	—	—
Change in fair value of derivative liability	(6,184,151)	—	—
Investor relations expense	130,000	1,406,206	—
Amortization of debt discount	2,919,673	488,133	—
Changes in operating assets and liabilities:
Accounts receivable	689,343	(1,107,819)	(372,185)
Inventories	645,254	(595,375)	(929,387)
Prepaid expenses and other current assets	450,798	(474,328)	19,345
Security deposits	(3,887)	(2,925)	(44,782)
Accounts payable and accrued liabilities	(719,720)	1,105,489	688,606
Related party payables	(15,818)	120,749	—

Net cash used in operating activities	(5,356,937)	(8,775,598)	(6,655,226)

Cash flows from investing activities:
Loans/advances to related parties	(6,756)	(11,685)	(24,563)
Deposits on fixed assets	—	(444,054)	—
Purchases of property and equipment	(36,040)	(619,929)	(756,304)
Repayment of loans/advances to related parties	4,346	3,000	—
Purchase of data license from related party	—	(1,000,000)	—
Proceeds from the sale of property and equipment	—	8,900	—

Net cash used in investing activities	(38,450)	(2,063,768)	(780,867)

Cash flows from financing activities:
Proceeds from notes payable from related parties	4,514,963	2,200,000	2,000,000
Loans/advances from related parties	—	715,000	4,236,778
Payment of loans from related parties	—	(1,999,762)	(3,562,224)
Repayment of note payable	(199,829)	—	—
Proceeds from the sale of common stock and contributions from stockholder	—	6,669,163	7,388,000
Proceeds from the sale of preferred stock, net of issuance costs	1,978,942	—	—
Proceeds from related party note receivable	—	—	2,300,000

T3 MOTION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2009	2008	2007
Net cash provided by financing activities	6,294,076	7,584,401	12,362,554

Effect of exchange rates on cash	(632)	5,434	(777)

Net increase (decrease) in cash and cash equivalents	898,057	(3,249,531)	4,925,684
Cash and cash equivalents, beginning of year	1,682,741	4,932,272	6,588

Cash and cash equivalents, end of year	$2,580,798	$1,682,741	$4,932,272

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$127,116	$158,382	$—

Income taxes	$800	$1,600	$800
Supplemental disclosure of non cash activities:
Issuance of common stock for related party payables	$1,536,206	$—	$2,000,000

Conversion of related party payable to related party notes payable	$498,528	$—	$—

Conversion of accounts payable to note payable	$199,829	$—	$—

Cumulative effect to retained earnings due to adoption of accounting standard	$1,981,338	$—	$—

Cumulative effect to additional paid-in capital due to adoption of accounting standard	$4,013,085	$—	$—

Cumulative effect to debt discount due to adoption of accounting standard	$859,955	$—	$—

Conversion option of preferred stock and warrants issued with preferred stock recorded as derivative liabilities	$9,054,851	$—	$—

Conversion of debt and accrued interest to equity	$4,031,865	$—	$—

Reclassification of derivative liability to equity	$208,857	$—	$—

Issuance of preferred stock for exchange of warrants	$1,155,390	$—	$—

Debt discount and warrant liability recorded upon issuance of warrants	$3,510,751	$—	$—

Amortization of preferred stock discount related to conversion feature and warrants	$6,116	$—	$—

Fair value of stock warrants issued with debt	$—	$1,215,638	$485,897

Issuance of preferred stock for anti-dilution	$4,052	$—	$—

Conversion of accrued liability to related-party payable	$—	$210,000	$—

Fair value of loan issue costs	$—	$79,000	$—

Conversion of related-party debt to equity	$—	$(93,300)	$1,673,279

See accompanying notes to consolidated financial statements

T3 MOTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2009, 2008 and 2007
NOTE 1 — DESCRIPTION OF BUSINESS
Organization
     T3 Motion, Inc. (the “Company”) was organized on March 16, 2006, under the laws of the state of Delaware. The Company develops and manufactures T3 Series vehicles, which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. In September 2009, we introduced the CT Micro Car, the (L.S.V./N.E.V.) four-wheeled electric car.
Going Concern
     The Company’s consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Management has been and is continuing to implement its cost reduction strategy for material, production and service costs. Until management achieves its cost reduction strategy over the next year and sufficiently increases cash flow from operations, the Company will require additional capital to meet its working capital requirements, debt service, research and development, capital requirements and compliance requirements. Further, at December 31, 2009, the Company has an accumulated deficit of $33,062,174 and a working capital deficit of $11,008,404. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
     Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least September 30, 2010. During 2009, the Company has obtained equity financing, net of offering costs, from third parties of approximately $2.0 million, received proceeds from related party notes of approximately $4.5 million and converted related-party notes of approximately $4.0 million to preferred shares (see Notes 8 and 10). The Company plans to raise additional debt and/or equity capital to finance future activities and plans to refinance the outstanding balance of $1.0 million related to the note to Immersive Media Corporation (“Immersive”) due March 31, 2010. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

T3 MOTION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of T3 Motion, Inc. and its wholly owned subsidiary, T3 Motion Ltd. (UK) (the “subsidiary”). All significant inter-company accounts and transactions are eliminated in consolidation.
Reclassifications
     Certain amounts in the 2008 consolidated financial statements have been reclassified to conform with the current year presentation.
See accompanying notes to consolidated financial statements

Use of Estimates
     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to; collectibility of receivables, recoverability of long-lived assets, realizability of inventories, warranty accruals, valuation of stock-based transactions, valuation of derivative liabilities and realizability of deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Foreign Currency Translation
     The Company measures the financial statements of its foreign subsidiary using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the rates of exchange prevailing during the year. Translation adjustments resulting from this process are included as a separate component in stockholders’ equity. Gains and losses from foreign currency translations are included in other comprehensive income (loss). Translation gains (losses) of ($632), $5,434 and ($777) were recognized during the years ended December 31, 2009, 2008 and 2007, respectively.
Concentrations of Credit Risk
Cash
     The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, the Company’s cash balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At December 31, 2009, the Company had cash deposits of approximately $2.7 million in excess of the FDIC limit.
Accounts Receivable
     The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2009 and 2008, the Company has an allowance for doubtful accounts of $37,000 and $27,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

     As of December 31, 2009 and 2008, two customers accounted for more than 10% of total accounts receivable and no customers accounted for 10% of total accounts receivable, respectively. No customer accounted for more than 10% of net revenues for the years ended December 31, 2009, 2008 and 2007.
Accounts Payable
     As of December 31, 2009 and 2008, one vendor accounted for more than 10% of total accounts payable and no one vendor accounted for approximately 10% of total accounts payable, respectively. No customer accounted for more than 10% of purchases for the years ended December 31, 2009, 2008 and 2007.

Inventories
     Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.
Property and Equipment
     Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.
Impairment of Long-Lived Assets
     The Company accounts for its long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2009, the Company performed an annual review of its identified intangible asset related to the GeoImmersive license agreement to assess potential impairment. At December 31, 2009, management deemed the intangible asset to be fully impaired, as management has decided to allocate the resources required to map the data elsewhere. As a result, the remaining value was fully amortized as of December 31, 2009 (see Note 5). As of December 31, 2009, the Company does not believe there has been any other impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for its products will continue, which could result in impairment of long-lived assets in the future.
Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash, accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables and related party notes payable. The carrying value for all such instruments except related notes payable approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature and instruments similar to the notes payable could not be found.
Revenue Recognition
     The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.
     For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 12), and has no other post-shipment obligations. The Company assesses collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.
     All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of revenues.
     The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.
     The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.
Share Based Compensation
     The Company maintains a stock option plan (see Note 11) and records expenses attributable to the stock option plan. The Company elected to amortize stock-based compensation for awards granted on or after March 16, 2006 (date of inception) on a straight-line basis over the requisite service (vesting) period for the entire award.
     The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the accounting standards. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.
     In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheet.
Beneficial Conversion Features and Debt Discounts
     The convertible features of convertible notes provides for a rate of conversion that is below market value. Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). The relative fair values of the BCF have been recorded as discounts from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The Company will record the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company’s common stock.
Income Taxes
     The Company accounts for income taxes under the provisions of the accounting standards. Under the accounting standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be realized through future operations.
Loss Per Share
     Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 50.5 million, 13.8 million, and 6.6 million shares of common stock were outstanding at December 31, 2009, 2008 and 2007, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the periods.

	Years Ended December 31,
	2009	2008	2007
Net loss	$(6,698,893)	$(12,297,797)	$(8,577,232)
Deemed preferred stock dividend	(6,116)	—	—

Net loss applicable to common stockholders	$(6,705,009)	$(12,297,797)	$(8,577,232)

Weighted average number of common shares outstanding:
Basic and diluted	44,445,042	42,387,549	35,223,795
Net loss per share:
Basic and diluted	$(0.15)	$(0.29)	$(0.24)

Research and Development
     The Company expenses research and development costs as incurred.
Advertising
     Advertising expenses are charged against operations when incurred. Advertising expenses for the years ended December 31, 2009, 2008 and 2007 were $4,226, $28,539 and $73,839, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.
Business Segments
     The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The CT Micro Car is not included in a separate business segment due to nominal net revenues during the year ended December 31, 2009. The revenue from domestic and international sales are shown below.

	For the Years Ended December 31,
	2009	2008	2007
Net revenues:
T3 Domestic	$3,654,290	$6,987,618	$1,682,492
T3 International	963,911	601,647	139,777
CT Domestic	25,821	—	—

Total net revenues	$4,644,022	$7,589,265	$1,822,269

Recent Accounting Pronouncements
     New Accounting Standards. In the third quarter of 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “Codification”). The Codification is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. All accounting guidance that is not included in the Codification will be considered to be non-authoritative. The FASB will issue Accounting Standard Updates (“ASUs”), which will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on changes in the Codification. ASUs are not authoritative in their own right. The Codification does not change GAAP and did not have an affect on the Company’s financial position or results of operations.
     In January 2010, the FASB issued ASU 2010-6, Fair Value Measurements and Disclosures:Improving Disclosures About Fair Value Measurement (“ASU 2010-6”), which affects the disclosures made about recurring and non-recurring fair value measurements. ASU 2010-6 is effective for the Company’s fiscal year beginning January 1, 2010, and for annual and interim periods thereafter. The Company is currently evaluating the impact that ASU 2010-6 will have on its consolidated financial statements.
NOTE 3 — INVENTORIES
     Inventories consist of the following at December 31:

	2009	2008
Raw materials	$959,909	$1,170,278
Work-in-process	91,013	540,260
Finished goods	118,294	103,931

	$1,169,216	$1,814,469

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS
     Prepaid expenses and other current assets consist of the following at December 31:

	2009	2008
Prepaid inventory	$64,744	$355,720
Prepaid expenses and other current assets	97,253	257,075

	$161,997	$612,795

NOTE 5 — INTANGIBLE ASSET
     On March 31, 2008, the Company paid $1,000,000 to Immersive, one of the Company’s shareholders, to purchase a GeoImmersive License Agreement giving the Company the right to resell data in the Immersive mapping database.
     On March 16, 2009, the Company revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, the Company ceased amortizing the license and will test annually for impairment until the post-production of the data is complete. At December 31, 2009, management performed its annual review to assess potential impairment and deemed the intangible asset to be fully impaired, as management has decided to allocate the resources required to map the data elsewhere. As a result, the remaining value, of $625,000, was fully amortized as of December 31, 2009.

     During 2009 and 2008, the Company recorded $625,000 and $375,000, respectively, of amortization expense which is included in general and administrative expenses in the Company financial statements.
     Intangible asset consisted of the following at December 31:

	Estimated
	Useful Life	2009	2008
Geolmmersive License Agreement	2 Years	$1,000,000	$1,000,000
Less: accumulated amortization		(1,000,000)	(375,000)

		$—	$625,000

NOTE 6 — PROPERTY AND EQUIPMENT
     Property and equipment consist of the following at December 31:

	2009	2008
Office and computer equipment	$291,874	$290,760
Demonstration vehicles	370,456	368,685
Manufacturing equipment	1,015,320	976,735
Leasehold improvements	108,336	113,765

	1,785,986	1,749,945
Less accumulated depreciation and amortization	(917,643)	(552,775)

	$868,343	$1,197,170

     Depreciation and amortization expense consisted of the following:

	For the Years Ended December 31,
	2009	2008	2007
Cost of revenues	$200,151	$176,818	$119,355
General and administrative	164,716	168,388	72,381

	$364,867	$345,206	$191,736

NOTE 7 — INCOME TAXES
     The provision for income taxes consists of the following for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Current:
Federal	$—	$—	$—
State	800	800	800
Foreign	—	—	—

	800	800	800

Deferred:
Federal	(2,580,732)	(3,799,565)	(2,228,726)
State	(702,405)	(1,108,919)	(591,164)
Foreign	(30,563)	(54,227)	(30,529)

	(3,313,700)	(4,962,711)	(2,850,419)

Less change in valuation allowance	3,313,700	4,962,711	2,850,419

	$800	$800	$800

     Income taxes differ from the amounts computed by applying the federal income tax rate of 34.0%. A reconciliation of this difference is as follows:

	2009	2008	2007
Taxes calculated at federal rate	(2,277,629)	$(4,183,747)	(2,915,987)
State tax, net of federal benefit	528	528	528
Exclusion of certain meals and entertainment	4,678	4,033	1,170
Foreign losses — not benefitted	34,638	61,458	34,600
Incentive stock options	572,385	453,197	638,725
Loss on debt conversion	225,686	—	—
Research credits	(36,723)	(135,710)	—
Other, net	35,575	1,496	5,428
Valuation allowance	1,441,662	3,799,545	2,236,336

Net deferred tax asset	$800	$800	800

     The components of the net deferred assets as of December 31 are as follows:

	2009	2008
Accruals and reserves	$240,483	$227,081
Basis difference in fixed assets	(70,771)	(102,525)
Stock options	21,109	21,109
Tax credits	353,808	278,458
Net operating loss carryforward	12,075,249	8,882,039

	12,619,878	9,306,162
Valuation allowance — federal	(12,619,878)	(9,306,162)

Net deferred tax asset	$—	$—

     An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize. As of December 31, 2009, the Company has available net operating loss carry forwards of approximately $27.9 million for federal and $28.1 million for state purposes and $0.4 million for foreign purposes which start to expire beginning in 2026 for federal and 2018 for California purposes and carryforward indefinitely for foreign purposes. The Company’s use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership. The Company also has federal and state research and experimentation tax credits of approximately $0.2 million and $0.2 million, respectively, that begin to expire in 2027 for federal purposes and have an indefinite carryforward for state purposes.
     The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
     The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize deferred income tax assets in the future in excess of net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.
     The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of the accounting standard and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The accounting standard is effective for fiscal years beginning after December 15, 2006.
     The adoption of the accounting standard for uncertainty in income taxes on January 1, 2008, did not require an adjustment to the consolidated financial statements. There were no adjustments required for the year ended December 31, 2009.
     The Company recognizes interest and penalties related to unrecognized tax benefits (if any) within the income tax expense line in the accompanying condensed consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the condensed consolidated balance sheet.

NOTE 8 — RELATED PARTY NOTES PAYABLE
     Related party notes payable, net of discounts consisted of the following at December 31:

	2009	2008
Note payable to Immersive Media Corp., 12% interest rate, net of discount of $41,265 and $0, respectively	$958,735	$1,000,000
Note payable to Vision Opportunity Master Fund, Ltd., 10% interest rate, net of discount of $2,621,898 and $1,213,402, respectively	878,102	986,598

	$1,836,837	$1,986,598

     The aggregate annual maturities for related party notes payable in each of the years after December 31, 2009, are as follows:

Year	Related Party Notes Payable
2010	$4,500,000
Immersive Note
     On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of the Company’s shareholders. On March 31, 2008, the Company repaid $1,000,000 of the principal amount. The note is secured by all of the Company’s assets. All unpaid principal and accrued interest was due on December 31, 2008 (see amendment below).
     In connection with the issuance of the promissory note, the Company issued a warrant to Immersive for the purchase of 697,639 shares of the Company’s common stock at an exercise price of $1.08 per share. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note. Amortization of the debt discount was $485,897 for the year ended December 31, 2008.
     On December 19, 2008, the Company amended the terms of the promissory note with Immersive to, among other things, extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010. The amended terms also provide that in the event the Company receives (i) $10,000,000 or more in a private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the amendment and prior to March 31, 2010, the promissory note shall become immediately due and payable. Pursuant to the terms of the amended promissory note, during the pendency and prior to the closing of an equity offering, Immersive will have the option to convert the outstanding and unpaid principal and accrued interest into units of the Company’s equity at $1.65 per unit, subject to adjustment. Each unit consists of a share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at $2.00 per share. In the event the Company issues common stock or common stock equivalents for cash consideration in a subsequent financing at an effective price per share less than the original conversion price, the conversion price will reset.
     The amended terms of the note resulted in terms that were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt during the year ended December 31, 2008. There was no gain or loss recognized in connection with the extinguishment.
     In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock in connection with an equity offering (see Note 10). As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $1,802 as a debt discount and will amortize such amount to interest expense over the remaining term of the promissory note. Amortization of the debt discount was not significant for the period ended December 31, 2009. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature will be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.

     As consideration for extending the terms of the promissory note in December 2008, the Company agreed to issue warrants to Immersive for the purchase of up to 250,000 shares of the Company’s common stock exercisable at $2.00, subject to adjustment. For every three months that the promissory note is outstanding, the Company will issue Immersive a warrant to purchase 50,000 shares of the Company’s common stock. During the year ended December 31, 2009, the Company issued warrants to Immersive to purchase 200,000 shares of the Company’s common stock. The Company recorded a debt discount of $139,778 related to the estimated fair value of the warrants issued, and amortized approximately $99,043 of the discount to interest expense during the year ended December 31, 2009. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $0.50 per share (see Note 9 for a discussion on derivative liabilities).
     At December 31, 2009 and 2008, the related party note payable balance, net of discount, due Immersive was $958,735 and $1,000,000, respectively.
Vision Opportunity Master Fund, Ltd. Bridge Financing
     On December 30, 2009, the Company sold $3,500,000 in debentures and warrants to Vision Opportunity Master Fund, Ltd. (“Vision”) through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10% Secured Convertible Debentures (“Debentures”), with an aggregate principal value of $3,500,000.
     The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum. The maturity date is December 30, 2010. At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $1.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Series A convertible preferred stock and a warrant to purchase one share of the common stock. The Company may redeem the Debentures in whole or part at any time after September 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum.
     The Purchase Agreement provides that during the 18 months following December 30, 2009, if the Company or its wholly owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issue common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of its common stock.
     The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature)

based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent Financing and other matters are met.
     Also pursuant to the Purchase Agreement, Vision received Series G Common Stock Purchase Warrants (the “Warrants”). Pursuant to the terms of Warrants, Vision is entitled to purchase up to an aggregate of 3,500,000 shares of our common stock at an exercise price of $0.70 per share, subject to adjustment. The Warrants have a term of five years after the issue date of December 30, 2009.
     The Subsidiary entered into a Subsidiary Guarantee (“Subsidiary Guarantee”) for its benefit to guarantee to Vision the obligations due under the Debentures. The Company and the Subsidiary also entered into a Security Agreement (“Security Agreement”) with Vision, under which it and the Subsidiary granted to Vision a security interest in certain of our and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full of all obligations under the Debentures and the Subsidiary Guarantee.

     On December 30, 2009, the Company also entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Vision and Vision Capital Advantage Fund, L.P. (“VCAF” and, together with Vision, the “Vision Parties”). Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in exchange for the delivery and cancellation of 10% Secured Convertible Debentures previously issued by the Company to the Vision Parties in the principal amount of $2,200,000 (issued December 30, 2008) and $600,000 (issued May 28, 2009) plus accrued interest of $255,000 (in conjunction with the issuance of preferred stock, the Company issued Class F warrants to purchase 6,110,000 shares of common stock at $0.70 per share); 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of all Series A, B, C, D, E and F warrants (totalling 10,972,769 shares) previously issued by the Company to the Vision Parties valued at $1,155,390, (the Company recorded a gain of $45,835 related to the exchange of the warrants for preferred stock); and 4,051,948 shares of Preferred Stock were issued to satisfy the Company’s obligation to issue equity to the Vision Parties pursuant to a Securities Purchase Agreement dated on March 24, 2008 and amended on May 28, 2009.
     Under the Exchange Agreement, Ki Nam, Chief Executive Officer and Chairman of the Board of Directors of the Company, also agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company into 976,865 shares of Preferred Stock and Series G Common Stock Purchase Warrants to purchase up to 1,953,730 shares of common stock (which warrants have the same terms as the Warrants issued to Vision pursuant to the Purchase Agreement).
     The Company, Mr. Nam and Vision Parties also entered into a Stockholders Agreement, whereby Mr. Nam agreed to vote, in the election of members of the Company’s board of directors, all of his voting shares of the Company in favor of (i) two nominees of Vision Parties so long as their ownership of common stock of the Company is 22% or more or (ii) or one nominee of Vision Parties so long as their ownership of common stock of the Company is 12% or more.
     On May 28, 2009, the Company issued to Vision, 10% Debentures, with an aggregate principal value of $600,000. As noted above, these 10% Debentures were cancelled in connection with the December 30, 2009 financing with Vision. Additionally, Vision received Series E Common Stock Purchase Warrants to purchase up to an aggregate 300,000 shares of the Company’s common stock at an exercise price of $1.20 per share. Such Series E Common Stock Purchase Warrants were exchanged for shares of Preferred Stock in connection with the December 30, 2009 financing with Vision noted above.
     On December 30, 2008, the Company sold $2.2 million in debentures and warrants through a private placement to Vision pursuant to a Securities Purchase Agreement. On December 30, 2009, pursuant to the Exchange Agreement noted above, the Company issued to the Vision Parties, shares of Preferred Stock in exchange for the delivery and cancellation of these debentures and accrued interest.

     The debt discount was allocated between the warrants and the effective BCF, of $1,278,873 and $1,840,809, respectively, for the year ended December 31, 2009, and $607,819 and $607,819, respectively, for 2008. The discount of $2,621,898 and $1,213,402 as of December 31, 2009 and 2008, respectively, related to the warrants and the BCF, is being amortized over the term of the Debentures. The Company amortized $2,571,141 and $2,236 for the years ended December 31, 2009 and 2008, respectively. The remaining unamortized warrant and beneficial conversion feature values are recorded as a discount on the Debentures on the accompanying balance sheet.
Ki Nam Note
     On March 30, 2009, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, whereby, Mr. Nam agreed to advance the Company up to $1,000,000, including $498,528 that had already been advanced by Mr. Nam for operating capital requirements through December 31, 2008. The line of credit was to remain open until the Company raised $10.0 million in equity. The note bore interest at 10% per annum. In the event the Company received (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note was to become immediately due and payable.
     In connection with the loan agreement, the Company agreed to issue warrants to Mr. Nam for the purchase of up to 303,030 shares of the Company’s common stock, $0.001 par value per share, at $2.00 per share, subject to adjustment. The total number of warrants to be issued was dependent on the final amount of the loan. During the year ended December 31, 2009, the Company was advanced $414,963, including accrued interest, under the loan agreement. During the year ended December 31, 2009, 274,774 warrants were issued to Mr. Nam pursuant to the terms of the loan agreement The Company recorded a debt discount of $246,228 related to the estimated fair value of warrants, which was to be amortized as interest expense over the term of the loan agreement. The loan was convertible during the pendency of any current open equity financing round at $1.65 per share, subject to adjustment. Upon conversion, Mr. Nam was to receive additional warrants for the purchase of up to 606,060 shares of the Company’s common stock at $2.00 per share.
     In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock in connection with an equity offering (see Note 10). As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $443 as a debt discount, which was to be amortized to interest expense over the remaining term of the loan agreement. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was to be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.
     On December 30, 2009, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert the balance of the promissory note, including accrued interest, of $976,865 into 976,865 shares of the Company’s Series A convertible preferred stock and warrants to purchase up to 1,953,730 shares of the Company’s common stock, exercisable at $0.70 per share, subject to adjustment. The ability for Mr. Nam to receive additional warrants for up to 606,060 shares of common stock was cancelled.
     In connection with the Exchange Agreement, the Company agreed to convert Mr. Nam’s outstanding debt balance of $976,865 at $0.50 per share, which was below the adjusted conversion price pursuant to the terms of the loan agreement. Pursuant to the conversion terms of the loan agreement, Mr. Nam would have received only 313,098 shares of stock. As a result, the Company issued Mr. Nam 663,767 additional shares of the Company’s Series A convertible preferred stock in connection with his debt conversion.
     As a result of the Exchange Agreement, the entire debt discount amounting to $246,671 was amortized to interest expense. In addition, as the Company issued shares to Mr. Nam in excess of the number of shares pursuant to the terms of the loan agreement, the Company recorded the fair value of the 663,767 additional shares issued as a loss on debt extinguishment. The amount recorded of $663,767 was included in other expense in the accompanying consolidated statement of operations for the year ended December 31, 2009.
Lock-Up Agreement
     In connection with the Vision financing, Ki Nam, our Chief Executive Officer and Chairman of the Board of Directors of the Company agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of our common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through December 31, 2010.
NOTE 9 — DERIVATIVE LIABILITIES
     Effective January 1, 2009, the Company adopted the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

     As a result of the adoption of the accounting standard, 4,562,769 of the Company’s issued and outstanding common stock purchase warrants and embedded conversion features previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants had exercise prices ranging from $1.08 to $2.00 and expire between December 2012 and December 2014. Effective January 1, 2009, the Company reclassified the fair value of these common stock purchase warrants and embedded conversion features, all of which have exercise price reset features and price protection clauses, from equity to liability status as if these warrants and conversion features were treated as derivative liabilities since their date of original issuance ranging from March 2008 through December 2008.
     On January 1, 2009, the Company reclassified from additional paid-in capital, as a cumulative effect adjustment, approximately $4.0 million to a derivative liability to recognize the fair value of such warrants and embedded conversion features, at the original issuance date and reclassified from retained earnings, as a cumulative effect adjustment, approximately $2.0 million to recognize the change in the fair value from original issuance through December 31, 2008, and recorded additional debt discounts of approximately $0.9 million related to the fair value of warrants issued with related party notes outstanding at December 31, 2008.
     During 2009, the Company issued 9,928,504 of additional warrants related to convertible debt (see Note 8). The Company estimated the fair value of the warrants at the dates of issuance and a debt discount and derivative liability of $3,510,751 was recorded and will be amortized over the remaining life of the related debt.
     During 2009, the Company issued 5,953,730 of additional warrants related to preferred stock (see Note 10). The Company estimated the fair value of the warrants of $1,740,578 at the dates of issuance and recorded a discount on the issuance of the equity and a corresponding derivative liability. The discount will be recorded as a deemed dividend with a reduction to retained earnings. The change in fair value of the derivative will be recorded through earnings at each reporting date.
     During 2009, the Company recorded a discount on the issuance of preferred stock and derivative liability of $7,314,273 related to the anti-dilution provision of the preferred stock issued. The discount will be recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative will be recorded through earnings at each reporting date.
     During 2009, the amortization of the discounts related to the preferred stock anti-dilution provision and warrants issued was $6,116, which was recorded as a deemed dividend.
     The Company has contingent warrants for up to 50,000 shares of common stock, $0.001 par value per share, at $0.70 per share. The warrants are contingent upon a future event. The Company did not recognize the fair value of the total amount of the contingent warrants at the dates of the note agreements as the actual issuance of these warrants is directly contingent upon repayment status of the note to Immersive (see Note 8). The Company will recognize the fair value of the contingent warrants as a debt discount when the contingency is resolved and the related warrants are issued, if any. The debt discount will be amortized to interest expense over the remaining terms of the note agreement.
     The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded conversion features using the Black-Scholes-Merton option pricing model using the following assumptions:

	December 31,	January 1,
	2009	2009
Annual dividend yield	—	—
Expected life (years)	0.25-5	1-5
Risk-free interest rate	0.40%-2.69%	0.57%-1.67%
Expected volatility	84%-159%	104%-159%
     Expected volatility is based primarily on historical volatility of the Company’s peer group. Historical volatility was computed using daily pricing observations for recent periods that correspond to the expected term. The Company believes this method produces an estimate that is representative of its expectations of future volatility over the expected term of these warrants.
     The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities.
     During the year ended December 31, 2009, the Company exchanged 10,972,769 warrants to 2,263,750 shares of Preferred Stock pursuant to the Exchange Agreement (see Note 8). As a result of the exchange, the Company exchanged warrants with a fair value of $1,201,225 for shares of preferred stock valued at $1,155,390, resulting in a gain on the exchange of $45,835.
     During 2009, in connection with the conversion of the Vision Parties and Mr. Nam’s note payable (see Note 8), the Company reclassified the fair value of the derivative liability related to the conversion feature, of $208,857, to additional paid in capital.
     During the year ended December 31, 2009, the Company recorded other income of $6,184,151 related to the change in fair value of the warrants and embedded conversion options and is included in other income in the accompanying statement of operations.
     The Company determines the fair value of its financial instruments based on a three-level hierarchy for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:
     Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities. Currently the Company does not have any items classified as Level 1.
     Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently the Company does not have any items classified as Level 2.
     Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes-Merton option pricing model to determine the fair value of the instruments.
     If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.
     The following table presents the Company’s warrants and embedded conversion options measured at fair value on a recurring basis as of December 31, 2009 and January 1, 2009:

	Level 3	Level 3
	Carrying Value	Carrying Value
	December 31,	January 1,
	2009	2009
Embedded conversion options	$8,853,893	$1,237,435
Warrants	2,970,583	5,615,673

	$11,824,476	$6,853,108

Decrease in fair value	$6,184,151

     The following table provides a reconciliation of the beginning and ending balances for the Company’s liabilities measured at fair value using Level 3 inputs:

Balance at December 31, 2008	$—
Cumulative effect of adoption	6,853,108
Issuance of warrants and conversion option	12,565,601
Conversion of debt	(1,410,082)
Change in fair value	(6,184,151)

Balance at December 31, 2009	$11,824,476

NOTE 10 — EQUITY
Series A convertible preferred stock
     On August 25, 2009, the Company’s Board of Directors authorized 20,000,000 shares of preferred stock. On November 11, 2009, the Company filed a Certificate of Designation of its Series A convertible preferred stock (“Series A Preferred”). Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Series A Preferred shall have no voting rights. As long as any shares of Series A Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.
     Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into two shares of the Company’s common stock (subject to beneficial ownership limitations determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).
     Holders of our Series A Preferred are restricted from converting their shares of Series A Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. There are no redemption rights.
     The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.

     If, at any time while the Series A Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock.

     In September 2009, the Company offered up to 15,000,000 shares of preferred stock, at a purchase price of $1.00 per share, or up to an aggregate purchase price of $15,000,000, on a “best efforts” basis to selected qualified investors (the “Offering”). The minimum offering was $6,000,000. The proceeds of this Offering will be delivered to the Company at multiple closings. As of December 31, 2009, the Company raised approximately $1,978,942 (net of issuance costs) and issued 2,000,000 shares of preferred stock. In connection with the financing, the Company granted warrants to purchase 4,000,000 shares of common stock, exercisable at $0.90 per share. The warrants are exercisable for five years. The Company used the proceeds for working capital requirements.
     On December 30, 2009, the Company entered into a Exchange Agreement with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company into 976,865 shares of Preferred Stock and warrants to purchase up to 1,953,730 shares of common stock (See Note 8).
     On December 30, 2009, the Company entered into a Exchange Agreement with Vision. Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock (See Note 8).
Common Stock
     On November 6, 2009, the Company issued 100,000 shares of its Common Stock in for investor relations services and recorded expense of $50,000.
     Pursuant to the consulting agreement dated September 17, 2008, the Company authorized to issue up to 160,000 shares at $2.00 per share, to Investor Relations Group (“IRG”) for investor relationship services to be rendered from September 17, 2008 through September 17, 2009. The shares vest 1/12th each month. The consulting agreement can be cancelled with a 30 day cancellation notice by either party. On June 6, 2009, the Company terminated the agreement with IRG. As of December 31, 2009 and 2008, 40,000 shares and 40,000 shares, respectively, of common stock were issued under the consulting agreement and the fair value of the shares issued and earned of $80,000 and $80,000 was recorded and expensed for 2009 and 2008, respectively.
     On February 20, 2009, the Company entered into a settlement agreement with Mr. Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., whereby Mr. Lin released the Company from its obligations to issue certain securities upon the occurrence of certain events, under the agreement dated December 30, 2007, in exchange for the Company issuing 931,034 shares of common stock at $1.65 per share totaling $1,536,206 for investor relations services performed. The Company recorded the value of the shares in related party payables at December 31, 2008. The Company issued the shares on February 20, 2009.
     Pursuant to a registration statement filed with the SEC that was declared effective on August 12, 2008, the Company sold 125,000 shares of its common stock at $2.00 per share for net proceeds of $237,500. The offering to the public was a self-filing on a “best efforts” basis. On October 31, 2008, the Company filed a Post-Effective Amendment No. 1 to the Registration Statement to deregister the 4,875,000 shares of common stock of the Company remaining unsold under the Registration Statement issuable directly by the Company, and to terminate the offering under the Registration Statement effective as of October 31, 2008 with respect to such shares.
     The Company offered up to 6,060,606 shares of common stock, at a purchase price of $1.65 per share, or up to an aggregate purchase price of $10,000,000, on a “best efforts” basis to selected qualified investors (the “Offering”). There was no minimum offering. This Offering closed on May 12, 2008, and the Company raised approximately $6,659,000 and issued 4,295,743 shares of common stock, including the $6,000,000 invested by Vision on March 28, 2008 (see below). The Company incurred $227,742 of issuance costs and issued 120,000 warrants at an exercise price of $1.54 per common share for services rendered. The proceeds of this Offering were delivered to the Company at multiple closings. The Company used the proceeds for working capital requirements, repayment of debt and purchased a data license.

     On March 28, 2008, the Company entered into an agreement with Vision to sell 3,896,104 shares of the Company’s common stock for $6,000,000. The proceeds from the sale were used for working capital requirements, purchase of a data license and to pay down debt. The terms of the agreement stipulate that the Company shall use its best efforts to qualify the common stock for quotation on a trading market as soon as practicable, but in no event later than the later of (a) May 30, 2009, or (b) the 90th day after the effectiveness of the registration statement on Form S-1 registering some or all of the common stock. The shares and warrants have purchase price protection granting Vision the right to receive additional shares calculated on a weighted-average basis for any subsequent financing. In addition, Vision was granted three classes of stock purchase warrants as follows: Series A Stock Purchase Warrants, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.08 per share; Series B Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.77 per share; and Series C Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $2.00 per share. All three classes of warrants expire after five years. All Vision warrants were exchanged for preferred stock on December 30, 2009 (see Note 8).
     On December 31, 2007, the Company raised $5.0 million through an equity and debt financing transaction with Immersive. The Company issued and sold 1,851,852 shares of common stock at $1.62 per share to Immersive for a total purchase price of $3,000,000. The Company also issued a 12% secured promissory note in the amount of $2,000,000 due December 31, 2008 (see Note 8). In connection with the promissory note, the Company granted warrants to purchase 697,639 shares of common stock, exercisable at $1.081 per share. The warrants are exercisable for five years. Upon the completion of the $3,000,000 equity financing, the Company agreed to pay a third-party consulting firm $210,000 as a finder’s fee.
     In addition, during 2007, the Company sold 1,059,770 shares of common stock for $598,000.
NOTE 11 — STOCK OPTIONS AND WARRANTS
Common Stock Options
     On August 15, 2007 the Company adopted the Equity Incentive Plan (the “Plan”), under which direct stock awards or options to acquire shares of the Company’s common stock may be granted to employees and nonemployees of the Company. The Plan is administered by the Board of Directors. The Plan permits the issuance of up to 7,450,000 shares of the Company’s common stock. Options granted under the Plan vest 25% per year over four years and expire 10 years from the date of grant.
     The following table sets forth the share-based compensation expense:

	Year Ended December 31,
	2009	2008	2007
Stock compensation expense — cost of revenue	$124,373	124,850	$225,839
Stock compensation expense — sales and marketing	347,556	301,371	419,400
Stock compensation expense — research and development	202,507	140,735	150,737
Stock compensation expense — general and administrative	1,009,048	799,534	1,131,902

Total stock compensation expense	$1,683,484	$1,366,490	$1,927,878

     A summary of common stock option activity under the Plan for the year ended December 31, 2009 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
Options outstanding — January 1, 2009	6,468,167	0.76
Options granted	160,000	1.40
Options exercised	—	—
Options forfeited	(594,979)	0.82
Options cancelled	—	—

Total options outstanding — December 31, 2009	6,033,188	$0.77	8.10	$—

Options exercisable — December 31, 2009	4,543,442	$0.68	7.99	$—

Options vested and expected to vest — December 31, 2009	5,995,877	$0.77	8.10	$—

Options available for grant under the Plan at December 31, 2009	1,416,812

Weighted average fair value of options granted	$1.23

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted
		Remaining	Average
Exercise		Contractual	Exercise		Weighted Average
Prices	Number of Shares	Life	Price	Number of Shares	Exercise Price
	(In years)
$0.60	4,004,188	8.0	$0.60	3,352,360	$0.60
$0.77	1,000,000	7.9	$0.77	937,500	$0.77
$1.40	954,000	8.9	$1.40	229,624	$1.40
$1.70	75,000	8.7	$1.70	23,958	$1.70

	6,033,188	8.1	$0.77	4,543,442	$0.68

Summary of Assumptions and Activity
     The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model for service and performance based awards, and a binomial model for market based awards. The Company has only granted service based awards. In estimating fair value, expected volatilities used by the Company were based on the historical volatility of the underlying common stock of its peer group, and other factors such as implied volatility of traded options of a comparable peer group. The expected life assumptions for all periods were derived from a review of annual historical employee exercise behavior of option grants with similar vesting periods of a comparable peer group. The risk-free rate used to calculate the fair value is based on the expected term of the option. In all cases, the risk-free rate is based on the U.S. Treasury yield bond curve in effect at the time of grant.
     The assumptions used to calculate the fair value of options and warrants granted are evaluated and revised, as necessary, to reflect market conditions and experience. The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options and warrants granted by the Company, along with certain other pertinent information:

	Years Ended December 31,
	2009	2008
Expected term (in years)	5.5	6.1
Expected volatility	94% — 100%	93% — 100%
Risk-free interest rate	2.0%	2.2% — 3.4%
Expected dividends	—	—
Forfeiture rate	2.80%	2.80%
Weighted-average grant date fair value per share	$1.03	$1.33
     Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

     At December 31, 2009, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2010 through 2012 related to unvested common stock options is approximately $1.5 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 1.7 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.
Warrants
     From time to time, the Company issues warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future (See Notes 8 and 13). Such warrants are issued outside of the Plan. A summary of the warrant activity for the year ended December 31, 2009 is presented below:

		Weighted-	Weighted-Average
		Exercise	Contractual	Aggregate Intrinsic
	Number of Shares	Price	Life	Value
	(In years)
Warrants outstanding — January 1, 2009	5,380,408	1.48
Warrants granted (See Notes 8 and 10)	16,338,504	0.80
Warrants exercised	—	—
Warrants cancelled (See Note 8)	(10,972,769)	0.88

Warrants outstanding and exercisable-December 31, 2009	10,746,143	$0.87	4.89	$—

NOTE 12 — COMMITMENTS AND CONTINGENCIES
Operating Leases
     The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expire in 2010 and 2012, respectively. These leases require monthly lease payments of approximately $9,000 and $27,000 per month, respectively.
     Lease expense for the facilities was approximately $448,000, $447,000 and $407,000 for the years ended December 31, 2009, 2008 and 2007.

     Future minimum annual payments under these non-cancelable operating leases as of December 31, 2009 are as follows:

Years
Ending
December 31,	Total
2010	$399,000
2011	305,000
2012	209,000

$913,000

Indemnities and Guarantees
     During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.
Warranties
     The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.
     The T3 Series vehicle is a front wheel drive all electric vehicle and as such the front fork assembly is the main vehicle drive system. In late 2007, the Company made significant improvements to this drive system by implementing into production a new belt drive system. The system offers greater efficiency and minimizes the need for routine maintenance while improving the overall quality of the vehicle. The belt drive system is standard on new 2008 models and is reverse compatible with all older year models. The Company has agreed to retro-fit existing vehicles that are in service with the new system.
     On June 25, 2008, the Company elected to upgrade or replace approximately 500 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company is notifying customers informing them of the need for an upgrade and will begin sending out new and/or upgraded chargers (revision E) in July 2008 to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. The Company did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $78,000. The Company anticipates that all of the chargers will be upgraded or replaced by December 2010.
     The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheets as of and for the years ended December 31:

	2009	2008
Beginning balance, January 1,	$362,469	$296,000
Charged to cost of revenues	129,183	417,857
Usage	(255,754)	(351,388)

Ending balance, December 31	$235,898	$362,469

Legal Contingency
     Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO, (“Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and T3 Motion, Inc. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,598, attorney’s fees, punitive damages, interest and costs. Defendants have disputed Plaintiff’s claims and intend to vigorously defend against them. Indeed, on October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court overruled the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint. The trial in this matter is set for July 30, 2010.

     In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.
NOTE 13 — RELATED PARTY TRANSACTIONS
     The following reflects the activity of the related party transactions as of the respective periods.
Accounts Receivable
     The Company advanced $28,902 to Graphion Technology USA LLC (“Graphion”) to be used for their operating requirements. Graphion was established by the Company’s Chief Executive Officer and is under common ownership. The advance is non-interest bearing and due upon demand.
     As of December 31, 2009 and 2008, there was an outstanding employee receivable of $6,756 and $4,346, respectively which included $5,486 due from Mr. Nam related to rent at the facility as of December 31, 2009.
Prepaid Expenses
     As of December 31, 2009 and 2008, there was $0 and $120,000, respectively, of prepaid inventory from Graphion.
Related Party Payables
     The Company purchases batteries and research and development parts from Graphion. During the years ended December 31, 2009, 2008 and 2007, the Company purchased $622,589, $635,749, and $0, respectively of parts and had an outstanding accounts payable balance of $104,931 and $120,749 at December 31, 2009 and 2008, respectively.
     As of December 31, 2009 and 2008, we had related party payable balances of $0 and $2,034,734, respectively. The 2008 related party payable balance was comprised of $1,536,206 due Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive in addition to $498,528 in advances from Mr. Nam for the Company’s operating capital requirements (see Notes 8 and 10).

Intangible Asset — see Note 5
Notes Payable — see Note 8
NOTE 14 — SUBSEQUENT EVENTS
     Subsequent events have been evaluated through the date that the consolidated financial statements were issued. There are no reportable subsequent events, except as disclosed below.
     On January 25, 2010, the Company engaged PR Financial Marketing LLC, (“PRF”) for investor relations consulting for a period of 36 months. The agreement can be cancelled with a 30 day notice.
     On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their shares into 4,000,000 shares of common stock.
     On March 31, 2010, the Company extended the Immersive note payable for one month to April 30, 2010 and agreed to reprice their outstanding warrants totalling 947,639 exercise price to $0.70 per share.
     As of March 31, 2010, under the terms of the Offering, the Company raised $905,000 through an equity financing transaction. The Company issued and sold 905,000 shares of preferred stock. In connection with the financing, the Company granted warrants to purchase 1,810,000 shares of common stock, exercisable at $0.70 per share. The warrants are exercisable for five years.

T3 MOTION, INC.
          Units
COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

PROSPECTUS

, 2011

PART II
Item 13. Other Expenses of Issuance and Distribution.
     The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC registration fee	$
NYSE Amex fee
FINRA filing fee
Printing fees
Legal fees
Accounting fees and expenses
Miscellaneous

Total		$400,000	*

*	Estimates
Item 14. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
     The registrant’s article of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.
     In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.
     These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
Item 15. Recent Sales of Unregistered Securities.
     In January 2008, we completed an offering of our common stock to Immersive Media Corp.. We issued 1,851,852 shares of our common stock for cash at $1.62 per share for an aggregate price of $3,000,000. We also issued 12% promissory notes in the principal amount of $2,000,000 and warrants to purchase 697,639 shares at $1.081 per share in exchange for $2,000,000. This January 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933 (“Securities Act”), as amended.
     In March 2008, we completed an offering of our common stock to one shareholder. We issued 3,896,103 shares of our common stock and warrants to purchase 1,298,701, 1,298,701, and 1,298,701 shares of common stock at an exercise price of $1.08, $1.77 and $2.00 per share, respectively, for cash at an aggregate price of $3,000,000. This March 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act.
     In May 2008, we completed an offering of an aggregate of 390,640 shares of our common stock at $1.65 per share to 41 accredited investors (the “Offering”) pursuant to subscription agreements for an aggregate price of $644,554. The issuance of the securities describe above were exempt from the registration requirements of the Securities Act under Rule 4(2) and Regulation D and the rules thereunder, including Rule 506 insofar as: (1) the purchasers were each an accredited investor within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no other non-accredited investors involved in the transaction within the meaning of Rule 506(b); and (4) the offer and sale of the securities was not effected through any general solicitation or general advertising within the meaning of Rule 502(c).
     On December 30, 2008, we sold $2.2 million in debentures and warrants through a private placement. We issued to certain purchasers, 10% Secured Convertible Debentures (“December 2008 Debentures”) with an aggregate principal value of $2,200,000. The December 2008 Debentures are currently convertible into shares of $1.54 per share. The conversion price was subject to further adjustment upon certain events. Such purchasers also received Series D Common Stock Purchase Warrants (the “Warrants”). Pursuant to the terms of Warrants, these purchasers are entitled to purchase up to an aggregate 666,666 shares of our common stock at an exercise price of $2.00 per share. The Warrants have a term of five years after the issue date of December 30, 2008. Each of these purchasers represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.
     On May 28, 2009, we issued debentures that are convertible into approximately 600,000 shares of common stock and warrants to purchase 300,000 shares of common stock to certain investors. Each of these investors represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.
     On December 30, 2009, we issued to a certain investor (i) debentures that are convertible into approximately 3,500,000 shares of Series A convertible preferred stock (“Preferred Stock”) and warrants to purchase 3,500,000 shares of common stock and (ii) warrants to purchase up to 3,500,000 shares of common stock in exchange for cash. In addition, we issued to another investor, an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in exchange for the delivery and cancellation of 10% Secured Convertible Debentures we previously issued to such investor in the principal amount of $2,200,000 and $600,000 plus accrued interest of $255,000; 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of Series A, B, C, D, E and F warrants we previously issued to such investor; and 4,051,948 shares of Preferred Stock were issued to satisfy our obligation to issue equity to such investor pursuant to a Securities Purchase Agreement dated on March 24, 2008, as amended on May 28, 2009. The investors represented that each was an “accredited investor” as defined under Rule 501 of the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities.
     During the three months ended March 31, 2010, we raised $905,000 through an equity financing transaction. We issued and sold 905,000 shares of preferred stock. In connection with the financing, we granted warrants to purchase 1,810,000 shares of common stock, exercisable at $0.70 per share. The warrants are exercisable for five years. Each of these investors represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.
     On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, we agreed to exchange Immersive’s Class A warrants to purchase up to 697,639 shares of our common stock at an exercise price of $1.08 per share and its Class D warrants to purchase up to 250,000 shares of our common stock at an exercise price of $2.00 per share, for Class G Warrants to purchase up to 697,639 and 250,000 shares of our common stock, respectively, each with an exercise price of $0.70 per share. The note and accrued interest were not repaid in full by April 30, 2010. Per the agreement, the maturity date was extended to March 31, 2011 we issued Class G Warrants to purchase up to 1,040,000 shares of our common stock at an exercise price of $0.70 per share. The interest rate compounded annually was amended to 15%. The terms of the Class G Warrants are substantially similar to prior Class G warrants we issued. The Immersive note and accrued interest were not repaid in full by April 30, 2010. Per the agreement, the maturity date was extended to March 31, 2011 and we issued Class G Warrants to purchase up to 1,040,000 shares of our common stock at an exercise price of $0.70 per share valued at $728,000. The interest rate compounded annually was amended to 15%. The terms of the Class G Warrants are substantially similar to prior Class G warrants we issued. The terms of the Class G Warrants are substantially similar to prior Class G warrants we previously issued.
     On December 31, 2010, we entered into a Securities Exchange Agreement (the “Exchange Agreement”) with a warrant holder pursuant to which we exchanged 3.5 million Class G Warrants into 2.1 million shares of our common stock. This investor represented that it was an “accredited” investor as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.

Item 16. Exhibits.

1.1	Form of Underwriting Agreement***

3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Bylaws of the registrant(1)

3.3	Amendment to Bylaws, dated January 16, 2009(5)

3.4	Amendment to Certificate of Incorporation(9)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock(9)

4.1	Form of Class H Warrant***

4.2	Form of Class I Warrant***

4.3	Form of Unit Purchase Option***

5.1	Opinion of LKP Global Law, LLP***

10.1	2007 Stock Option/Stock Issuance Plan(1)

10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006(1)

10.7	Form of Distribution Agreement(1)

10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007(1)

10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007(1)

10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*

10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007(1)

10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007(1)

10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007(1)

10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007(1)

10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008(1)

10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008(1)

10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008(2)

10.21	Amendment to Promissory Note dated as of December 19, 2008(3)

10.22	Securities Purchase Agreement, dated December 30, 2008(4)

10.23	Form of 10% Secured Convertible Debenture(4)

10.24	Form of Series D Common Stock Purchase Warrant(4)

10.25	Subsidiary Guarantee, dated December 30, 2008(4)

10.26	Security Agreement, dated December 30, 2008(4)

10.27	Form of Lock-up Agreement, dated December 30, 2008(4)

10.28	Director Offer Letter to Mary S. Schott from Registrant, dated January 16, 2009(5)

10.29	Distribution Agreement, dated November 24, 2008 by and between the Registrant and CT&T(7)

10.30	Settlement Agreement dated as of February 20, 2009 by and between the Registrant on the one hand, and Sooner Cap, Albert Lin and Maddog Executive Services on the other.(7)

10.31	Distribution Agreement dated as of March 20, 2009 by and between the Registrant and Spear International, Ltd.(6)

10.32	Amendment to GeoImmersive Image Data and Software License Agreement by and between the Registrant and Immersive Media dated as of March 16, 2009.(7)

10.33	Securities Purchase Agreement dated as of March 31, 2009 by and between the Registrant and Ki Nam.(7)

10.34	Form of Convertible Promissory Note granted to Ki Nam(7)

10.35	Form of Warrant granted to Ki Nam(7)

10.36	Amendment to Debenture, Warrant and Securities Purchase Agreement(7)

10.37	Securities Purchase Agreement dated as of May 28, 2009(8)

10.38	Form of 10% Secured Convertible Debenture(8)

10.39	Form of Series E Common Stock Purchase Warrant(8)

10.40	Subsidiary Guarantee dated as of May 28, 2009(8)

10.41	Security Agreement dated as of May 28, 2009(8)

10.42	Form of Amendment to Series B Common Stock Purchase Warrant(8)

10.43	Form of Amendment to Series C Common Stock Purchase Warrant(8)

10.44	Securities Purchase Agreement dated as of December 30, 2009, between the Company and Vision Opportunity Master Fund, Ltd.(10)

10.45	Form of 10% Secured Convertible Debenture issued December 30, 2009(10)

10.46	Form of Series G Common Stock Purchase Warrant issued December 30, 2009.(10)

10.47	Subsidiary Guarantee dated as of December 30, 2009, by T3 Motion, Ltd.(10)

10.48	Security Agreement dated as of December 30, 2009, among the Company, T3 Motion, Ltd. and Vision Opportunity Master Fund, Ltd.(10)

10.49	Securities Exchange Agreement dated as of December 30, 2009, among the Company, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P.(10)

10.50	Lock-Up Agreement dated as of December 30, 2009 between the Company and Ki Nam.(10)

10.51	Stockholders Agreement dated as of December 30, 2009, among the Company, Ki Nam, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P.(10)

10.52	Amendment No. 2 to Immersive Media Promissory Note(11)

10.53	Employment Agreement with Kelly Anderson May 17, 2010 (Portions of the exhibit has been omitted pursuant to the request for confidential treatment)(11)

10.54	2010 Stock Option/Stock Incentive Plan(12)

10.55	Settlement Agreement dated as of July 29, 2010 and executed on August 3, 2010 by and among the Registrant and Preproduction Plastics, Inc.(13)

10.56	Employment Agreement by and between the Registrant and Ki Nam dated August 13, 2010(14)

10.57	Amendment No. 1 to 10% Senior Secured Convertible Debenture dated as of December 31, 2010(15)

10.58	Securities Exchange Agreement dated as of December 31, 2010(15)

10.59	10% Unsecured Promissory Note in the principal amount of $1,000,000 issued by the Company(16)

21.1	List of Subsidiaries(1)

23.1	Consent of KMJ Corbin & Company LLP**

23.2	Consent of LKP Global Law, LLP (See Exhibit 5.1)

24.1	Power of Attorney(7)

**	Filed herewith

***	To be filed by amendment

(1)	Filed with the Company’s Registration Statement on Form S-1 filed on May 13, 2008.

(2)	Filed with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on July 14, 2008.

(3)	Filed with the Company’s Current Report on Form 8-K filed on December 31, 2008.

(4)	Filed with the Company’s Current Report on Form 8-K filed on January 12, 2009.

(5)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2009.

(6)	Filed with the Company’s Current Report on Form 8-K filed on March 26, 2009

(7)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008

(8)	Filed with the Company’s Annual Report on Form 10-K filed on March 31, 2009.

(9)	Filed with the Company’s Current Report on Form 8-K filed on June 5, 2009.

(10)	Filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and filed on November 16, 2009.

(11)	Filed with the Company’s Current Report on Form 8-K filed on January 6, 2010.

(12)	Filed with the Company’s Quarterly Report on Form 10-Q filed on May 17, 2010.

(13)	Filed with the Company’s Current Report on Form 8-K filed on July 7, 2010.

(14)	Filed with the Company’s Current Report on Form 8-K filed on August 9, 2010.

(15)	Filed with the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010.

(16)	Filed with the Company’s Current Report on Form 8-K filed on January 6, 2011.

(17)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2011.

(18)	Filed with the Company’s Registration Statement on Form S-1 filed on December 15, 2010.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     iii. Include any additional or changed material information on the plan of distribution.
     2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.
     4. For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     i. Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;
     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;
     iii. The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and
     iv. Any other communication that is an offer in the offering made by the Company to the purchaser.
     5. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on January 31, 2011.

T3 MOTION, INC.
By:	/s/ Ki Nam
Ki Nam
Chief Executive Officer, Chief Financial Officer, and Chairman of the Board

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Ki Nam Ki Nam	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 31, 2011

/s/ Kelly J. Anderson Kelly Anderson	Chief Financial Officer, President and Executive Vice President (Principal Financial and Accounting Officer)	January 31, 2011

* David Snowden	Director	January 31, 2011

* Steven Healy	Director	January 31, 2011

* Mary S. Schott	Director	January 31, 2011

* Robert Thomson	Director	January 31, 2011

*By:	/s/ Kelly J. Anderson
Kelly J. Anderson, Attorney-in-fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement***

3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Bylaws of the registrant(1)

3.3	Amendment to Bylaws, dated January 16, 2009(5)

3.4	Amendment to Certificate of Incorporation(9)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock(9)

4.1	Form of Class H Warrant***

4.2	Form of Class I Warrant***

4.3	Form of Unit Purchase Option***

5.1	Opinion of LKP Global Law, LLP***

10.1	2007 Stock Option/Stock Issuance Plan(1)

10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007(1)

10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006(1)

10.7	Form of Distribution Agreement(1)

10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007(1)

10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007(1)

10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*

10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007(1)

10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007(1)

10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007(1)

10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007(1)

10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008(1)

10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008(1)

10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008(1)

10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008(2)

10.21	Amendment to Promissory Note dated as of December 19, 2008(3)

10.22	Securities Purchase Agreement, dated December 30, 2008(4)

10.23	Form of 10% Secured Convertible Debenture(4)

10.24	Form of Series D Common Stock Purchase Warrant(4)

10.25	Subsidiary Guarantee, dated December 30, 2008(4)

10.26	Security Agreement, dated December 30, 2008(4)

10.27	Form of Lock-up Agreement, dated December 30, 2008(4)

10.28	Director Offer Letter to Mary S. Schott from Registrant, dated January 16, 2009(5)

10.29	Distribution Agreement, dated November 24, 2008 by and between the Registrant and CT&T(7)

10.30	Settlement Agreement dated as of February 20, 2009 by and between the Registrant on the one hand, and Sooner Cap, Albert Lin and Maddog Executive Services on the other.(7)

10.31	Distribution Agreement dated as of March 20, 2009 by and between the Registrant and Spear International, Ltd.(6)

10.32	Amendment to GeoImmersive Image Data and Software License Agreement by and between the Registrant and Immersive Media dated as of March 16, 2009.(7)

10.33	Securities Purchase Agreement dated as of March 31, 2009 by and between the Registrant and Ki Nam.(7)

10.34	Form of Convertible Promissory Note granted to Ki Nam(7)

10.35	Form of Warrant granted to Ki Nam(7)

10.36	Amendment to Debenture, Warrant and Securities Purchase Agreement(7)

10.37	Securities Purchase Agreement dated as of May 28, 2009(8)

10.38	Form of 10% Secured Convertible Debenture(8)

10.39	Form of Series E Common Stock Purchase Warrant(8)

10.40	Subsidiary Guarantee dated as of May 28, 2009(8)

10.41	Security Agreement dated as of May 28, 2009(8)

10.42	Form of Amendment to Series B Common Stock Purchase Warrant(8)

10.43	Form of Amendment to Series C Common Stock Purchase Warrant(8)

10.44	Securities Purchase Agreement dated as of December 30, 2009, between the Company and Vision Opportunity Master Fund, Ltd.(10)

10.45	Form of 10% Secured Convertible Debenture issued December 30, 2009(10)

10.46	Form of Series G Common Stock Purchase Warrant issued December 30, 2009.(10)

10.47	Subsidiary Guarantee dated as of December 30, 2009, by T3 Motion, Ltd.(10)

10.48	Security Agreement dated as of December 30, 2009, among the Company, T3 Motion, Ltd. and Vision Opportunity Master Fund, Ltd.(10)

10.49	Securities Exchange Agreement dated as of December 30, 2009, among the Company, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P.(10)

10.50	Lock-Up Agreement dated as of December 30, 2009 between the Company and Ki Nam.(10)

10.51	Stockholders Agreement dated as of December 30, 2009, among the Company, Ki Nam, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P.(10)

10.52	Amendment No. 2 to Immersive Media Promissory Note(11)

10.53	Employment Agreement with Kelly Anderson May 17, 2010 (Portions of the exhibit has been omitted pursuant to the request for confidential treatment)(11)

10.54	2010 Stock Option/Stock Incentive Plan(12)

10.55	Settlement Agreement dated as of July 29, 2010 and executed on August 3, 2010 by and among the Registrant and Preproduction Plastics, Inc.(13)

10.56	Employment Agreement by and between the Registrant and Ki Nam dated August 13, 2010(14)

10.57	Amendment No. 1 to 10% Senior Secured Convertible Debenture dated as of December 31, 2010(15)

10.58	Securities Exchange Agreement dated as of December 31, 2010(15)

10.59	10% Unsecured Promissory Note in the principal amount of $1,000,000 issued by the Company(16)

21.1	List of Subsidiaries(1)

23.1	Consent of KMJ Corbin & Company LLP**

23.2	Consent of LKP Global Law, LLP (See Exhibit 5.1)

24.1	Power of Attorney(7)

**	Filed herewith

***	To be filed by amendment

(1)	Filed with the Company’s Registration Statement on Form S-1 filed on May 13, 2008.

(2)	Filed with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on July 14, 2008.

(3)	Filed with the Company’s Current Report on Form 8-K filed on December 31, 2008.

(4)	Filed with the Company’s Current Report on Form 8-K filed on January 12, 2009.

(5)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2009.

(6)	Filed with the Company’s Current Report on Form 8-K filed on March 26, 2009

(7)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008

(8)	Filed with the Company’s Annual Report on Form 10-K filed on March 31, 2009.

(9)	Filed with the Company’s Current Report on Form 8-K filed on June 5, 2009.

(10)	Filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and filed on November 16, 2009.

(11)	Filed with the Company’s Current Report on Form 8-K filed on January 6, 2010.

(12)	Filed with the Company’s Quarterly Report on Form 10-Q filed on May 17, 2010.

(13)	Filed with the Company’s Current Report on Form 8-K filed on July 7, 2010.

(14)	Filed with the Company’s Current Report on Form 8-K filed on August 9, 2010.

(15)	Filed with the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010.

(16)	Filed with the Company’s Current Report on Form 8-K filed on January 6, 2011.

(17)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2011.

(18)	Filed with the Company’s Registration Statement on Form S-1 filed on December 15, 2010.